As filed with the Securities and Exchange Commission on February 2, 2006
Registration No. 333-130739

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Issuer of Notes Registered Hereby:
DOANE PET CARE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	2040	43-1350515
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
210 Westwood Place South
Suite 400
Brentwood, Tennessee 37027
(615) 373-7774
(Address, including ZIP Code, and telephone number,
including area code, of registrant’s principal executive offices)
Philip K. Woodlief
Chief Financial Officer
210 Westwood Place South
Suite 400
Brentwood, Tennessee 37027
(615) 373-7774
(Name, address, including ZIP Code, and telephone number,
including area code, of agent for service)
Copies to:
Alan P. Baden
Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, New York 10103
(212) 237-0000
(212) 237-0100 (fax)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

State or Other
	Jurisdiction of	IRS Employer
	Incorporation or	Identification
Exact Name of Registrant Guarantor(1)	Formation	Number

Doane/ Windy Hill Joint Venture L.L.C.	Texas	43-1350515
DPC Investment Corp.	Delaware	74-2885845
Doane Management Corp.	Delaware	20-1736179

(1)	The address for each Registrant Guarantor is 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027 and the telephone number for each Registrant Guarantor is (615) 373-7774. The Primary Industrial Classification Code for each Registrant Guarantor is 2040.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2006
PROSPECTUS
Doane Pet Care Company
Offer to Exchange
Up to $152,000,000 of
10 5/8% Senior Subordinated Notes due 2015
For
Up to $152,000,000 of
10 5/8% Senior Subordinated Notes due 2015
That Have Been Registered Under
The Securities Act of 1933
        Terms of the New 10 5/8% Senior Subordinated Notes Offered in the Exchange Offer:

•	The terms of the new notes are substantially identical to the terms of the outstanding notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	The new notes, like the outstanding notes, will not be listed on any securities exchange.
      Terms of the Exchange Offer:

•	We are offering to exchange up to $152,000,000 aggregate principal amount of our outstanding 10 5/8% Senior Subordinated Notes due 2015 for new notes with substantially identical terms that have been registered under the Securities Act of 1933 and do not contain restrictions on transfer, registration rights or provisions for additional interest.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.
       You should carefully consider the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
The date of this prospectus is                     , 2006.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      Statements contained in this prospectus that are not statements of historical fact may be forward-looking statements within the meaning of U.S. federal securities laws. Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events that may affect us and our financial performance. All statements other than statements of historical facts are forward-looking statements. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “assume,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. These forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance or industry results to be

i

materially different from any future results or performance expressed or implied by us in those statements. These risks, uncertainties and other factors include, among others:

•	reliance on a few customers for a large portion of our sales and our ability to maintain our relationships with these customers;

•	our exposure to, and our ability to manage, our market risks relating to commodity, oil and natural gas prices, interest rates and foreign currency exchange rates;

•	changes in demand for our products;

•	future capital expenditures and our ability to finance these capital expenditures;

•	our ability to make required interest or principal payments on our new senior credit facility and our other indebtedness and to comply with the financial covenants under our debt agreements;

•	our business strategies and other plans and objectives for future operations;

•	general economic and business conditions and changes in market trends;

•	business opportunities that may be presented to and pursued by us from time to time;

•	risks related to our international operations;

•	risks related to product liability claims and product recalls;

•	the outcome of any legal proceedings in which we or any of our subsidiaries may be a party; and

•	the impact of existing or new accounting pronouncements.
      These forward-looking statements are based on our assumptions and analyses and are not guarantees of our future performance. These statements are subject to risks, many of which are beyond our control, that could cause our actual results to differ materially from those contained in our forward-looking statements. Please read “Risk Factors” for a further discussion of these and other factors that could have a material effect on our business.
      We undertake no obligation to update or revise any forward-looking statement for new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.
GENERAL INFORMATION
      Our fiscal years end on the Saturday nearest to the end of December and, therefore, fiscal 2000 through 2004 ended on December 30, 2000, December 29, 2001, December 28, 2002, January 3, 2004 and January 1, 2005, respectively. Fiscal 2000 through 2002 and 2004 were each 52-week fiscal years and fiscal 2003 was a 53-week fiscal year. Each quarter ends on the Saturday nearest to the end of the months of March, June, September and December. The first nine month periods of fiscal 2004 and 2005 ended on October 2, 2004 and October 1, 2005, respectively.
      Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100%, or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

ii

SUMMARY
      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider with respect to the new notes. You should read this entire prospectus carefully, including the historical financial statements and notes to those financial statements. You should read “Risk Factors” beginning on page 11 for more information about important factors that you should consider with respect to the new notes. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”
      In this prospectus, unless otherwise indicated, (i) all references to “Doane,” “the Company,” “we,” “us,” or “our” refer to Doane Pet Care Company, (ii) all references to “Doane Enterprises” or “our parent corporation” refer to Doane Pet Care Enterprises, Inc., (iii) all references to “OTPP” refer to Ontario Teachers’ Pension Plan Board, (iv) all references to “DPC Newco” refer to DPC Newco Inc, a direct, wholly-owned subsidiary of OTPP and (v) all references to the “notes” include both the outstanding notes and the new notes. Unless otherwise indicated, the descriptions in this prospectus give effect to the completion of the transactions described in this prospectus, including the acquisition by OTPP of beneficial ownership of substantially all of the outstanding capital stock of Doane Enterprises and the related financing transactions, as described under the heading “— Recent Developments.” Unless otherwise indicated, information presented on a “pro forma basis” gives effect to the transactions described under the heading “— Recent Developments” as if such transactions had occurred on October 1, 2005 or at the beginning of the applicable pro forma period.
Doane Pet Care Company
Overview
      We are the largest manufacturer of store brand pet food and the second largest manufacturer of dry pet food overall in the United States. We are also a leading manufacturer of store brand pet food in Europe. We sell to approximately 650 customers around the world and serve many of the top pet food retailers in North America and Europe. We offer our customers a full range of pet food products for both dogs and cats, including dry, soft dry, wet, treats and dog biscuits. In 2004, we estimate that we produced over 20% of the total dry pet food in the United States.
      We categorize our sales into three product areas:

•	Store brands. Store brands, also known as private label, are brands owned or licensed by retailers that typically provide a lower cost alternative to nationally branded products while providing comparable quality. We believe store brand programs are continuing to increase in strategic importance to global retailers, with the pet food category emerging as a leader in this trend. We believe pet food is a destination purchase item, and therefore the pet food consumer is valuable to retailers. A strong store brand program provides our retail customers with the opportunity to create customer loyalty by providing better value for their consumers. In addition, we believe store brands typically provide higher profit margin percentages for retailers than nationally advertised brands. Our store brand customer base is broad and includes leading mass merchandisers, grocery chains, farm and fleet companies and pet specialty stores. Globally, we manufacture approximately 200 store brands and for the first nine months of fiscal 2005, store brands represented approximately 84% of our net sales.

•	Co-manufacturing. As nationally advertised branded pet food companies continue to consolidate and focus on the marketing of their branded products, we believe they will continue to outsource a portion of their pet food manufacturing to us and choose our global network to help service their growing needs. Our co-manufacturing customers include the five largest global branded pet food companies by revenue for whom we produce, package and ship a portion of their pet food products. For the first nine months of fiscal 2005, co-manufacturing represented approximately 13% of our net sales.

•	Regional brands that we own. We produce and market regional brands that provide our customers with the opportunity to broaden their pet food product offering. We primarily sell our regional brands to grocery chains and farm and fleet companies. Globally, we manufacture approximately 30 regional brands and for the first nine months of fiscal 2005, regional brands represented approximately 3% of our net sales.
      We have been the primary supplier of store brand pet food to Wal-Mart Stores, Inc., or Wal-Mart, since 1973 and have been a supplier to its Sam’s Club division since 1990. We manufacture a wide variety of products for Wal-Mart and Sam’s Club, including the majority of their top selling store brand pet foods, Ol’ Roy and Special Kitty. Wal-Mart has been selling Ol’ Roy for 25 years, and we believe Ol’ Roy is the number one selling brand of dry pet food in the United States by volume. Special Kitty is the number one selling store brand dry cat food in the United States, and we believe it will become the number one selling dry cat food brand in the United States by volume in 2006. As the primary supplier of store brand dry pet food to Wal-Mart, we jointly developed a cost-effective and innovative North American logistics network designed to facilitate the delivery of our pet food to Wal-Mart. This logistics network benefits us and Wal-Mart by reducing handling costs, minimizing freight and shipping costs and maximizing inventory turns. Our net sales to Wal- Mart and its Sam’s Club division accounted for 44% of our total net sales for fiscal 2002, 42% for fiscal 2003, 43% for fiscal 2004 and 43% for the first nine months of fiscal 2005.
      Our principal executive offices are located at 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027. Our telephone number is (615) 373-7774. Our internet address is www.doanepetcare.com. Information contained on our website or that can be accessed through our website is not part of this prospectus and you should not rely on such information.
Recent Developments

The Acquisition
      On October 24, 2005, pursuant to the Agreement and Plan of Merger dated as of August 28, 2005, OTPP acquired beneficial ownership of substantially all of the outstanding capital stock of our parent corporation. This transaction, referred to as the Acquisition, was effected by the merger of DPC Newco with and into Doane Enterprises with Doane Enterprises surviving the merger. In connection with the Acquisition, OTPP and our senior management have investments in Doane Enterprises of $297.8 million and $4.7 million, respectively. Following the Acquisition, Doane Enterprises continues to beneficially own substantially all of our outstanding capital stock.

The Financing Transactions
      In connection with the Acquisition, we effected or commenced a series of recapitalization transactions, referred to as the Financing Transactions, and, together with the Acquisition, as the Transactions, including, among others:

•	the termination and full settlement of our old $230.0 million senior credit facility and the closing of a new $210.0 million senior credit facility;

•	the closing of the private placement of $152.0 million in aggregate principal amount of the outstanding notes due November 15, 2015;

•	the redemption of our 9 3/4% senior subordinated notes due 2007 at a price of 100% of the aggregate principal amount of $150.0 million, plus accrued and unpaid interest to, but not including, the redemption date of November 22, 2005;

•	the repurchase of our 14.25% senior preferred stock due 2007 at a purchase price equal to 101% of the liquidation value thereof, which included a 1% change of control premium, plus accrued and unpaid dividends to, but not including, the purchase date of November 22, 2005; and

•	the repurchase of $2.8 million aggregate principal amount of our 7.25% Ottawa County Finance Authority industrial development revenue bonds at a purchase price equal to 101% of the principal amount thereof, which includes a 1% change of control premium, plus accrued and unpaid interest to, but not including, the purchase date of December 22, 2005.
      We incurred certain non-recurring charges related to the Acquisition and Financing Transactions that have been recognized in the third and fourth quarters of fiscal 2005. These charges included, among others, expenses and fees associated with the Acquisition incurred by us and compensation expenses associated with the payment of transaction bonuses and the settlement of all outstanding stock options in cash.
The Exchange Offer
      On October 24, 2005, we completed the private offering of $152,000,000 aggregate principal amount of the outstanding notes. We entered into a registration rights agreement with the initial purchasers in the private offering of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer on or prior to 210 days after the date of the original issuance of the outstanding notes, or May 22, 2006. The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange new notes for the outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreement does not require us to accept outstanding notes for exchange if:

• the participation in the exchange offer by the holder of the outstanding notes is prohibited by law or policy of the Securities and Exchange Commission, or

• a holder tendering outstanding notes fails to make the representations to us required by the letter of transmittal or otherwise fails to comply with the procedures contained in the letter of transmittal to tender outstanding notes.

The exchange offer is not conditioned on a minimum aggregate principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

• DTC has received your instructions to exchange your notes, and

• you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your outstanding notes, please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer” and “— Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m. New York City time on the expiration date of the exchange offer. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return to you, without expense as promptly as practicable after the expiration date, any outstanding note that we do not accept for exchange. We will deliver the new notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act of 1933 except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Consequences.”

Exchange Agent	We have appointed Wilmington Trust Company as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: Wilmington Trust Company, Corporate Capital Markets, 1100 N. Market Street, Rodney Square North, Wilmington, Delaware 19890, Attention: Kristin Moore. Eligible institutions may make requests by facsimile at (302) 636-4139.

Terms of the New Notes
      The new notes will be substantially identical to the outstanding notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.
      The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled “Description of the Notes.”

Issuer	Doane Pet Care Company.

Notes Offered	$152,000,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2015.

Maturity Date	November 15, 2015.

Interest Payment Dates	May 15 and November 15, commencing on May 15, 2006.

Guarantees	Our obligations under the new notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis, jointly and severally, by each of our existing and future direct and indirect domestic restricted subsidiaries.

Ranking	The new notes will be our unsecured, senior subordinated obligations. They will rank:

• junior in right of payment to all of our existing and future senior indebtedness including our new senior credit facility;

• pari passu in right of payment with all of our existing and future unsecured, senior subordinated indebtedness; and

• senior to all of our future indebtedness that is expressly subordinated to the notes.

The guarantee of each subsidiary guarantor will be such subsidiary guarantor’s unsecured, senior subordinated obligation. The guarantees of each subsidiary guarantor will rank:

• junior in right of payment to all existing and future senior indebtedness of such guarantor;

• pari passu in right of payment with all existing and future unsecured senior subordinated indebtedness of such guarantor; and

• senior to all existing and future indebtedness of such guarantor that is expressly subordinated to the guarantees.

Because the notes are unsecured, the notes and the guarantees will be effectively subordinated to any of our and the guarantors’ secured indebtedness to the extent of the value of the collateral. The notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries.

As of October 1, 2005, on a pro forma basis, after giving effect to the Transactions:

• we would have had $566.4 million indebtedness outstanding; of this amount, $415.6 million would have been senior in right of payment to the new notes and $183.5 million would have been secured indebtedness and effectively senior to the notes to the extent of the value of the assets securing such indebtedness; and

• our non-guarantor subsidiaries would have had $11.7 million of outstanding indebtedness, excluding intercompany obligations of $149.9 million owed to our guarantor subsidiaries and trade payables and other liabilities of $46.6 million, all of which would have been structurally senior in right of payment to the notes.

Subject to complying with the covenants in our new senior credit facility and the indentures governing our senior notes and the notes, we and our subsidiaries may incur additional indebtedness pursuant to availability under the revolving credit portion of our new senior credit facility. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we would have had $44.9 million of available secured borrowings under our revolving credit facility, net of $5.1 million of issued and undrawn letters of credit.

Optional Redemption	At any time before November 15, 2010, we may redeem at a premium up to 35% of the aggregate principal amount of the notes with net cash proceeds of one or more equity offerings, as long as at least 65% of the notes issued remain outstanding after each such redemption. See “Description of the Notes — Optional Redemption.”

On and after November 15, 2010, we may redeem all or part of the notes at the redemption prices set forth under “Description of the Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices set forth under “Description of the Notes — Change of Control,” plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our and our restricted subsidiaries’ ability to:

• incur or guarantee additional indebtedness and issue preferred stock;

• pay dividends or make certain other distributions;

• create liens;

• sell assets;

• place restrictions on the ability of our restricted subsidiaries to pay dividends or make certain other distributions;

• engage in mergers or consolidations with other entities;

• engage in certain transactions with affiliates; and

• make certain investments.

Each of these covenants is subject to a number of important exceptions and qualifications. See “Description of the Notes — Certain Covenants.”

Transfer Restrictions; Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or for the quotation of the new notes in any automated dealer quotation system.
Risk Factors
      For a discussion of certain risks that should be considered in connection with an investment in the notes, see “Risk Factors” beginning on page 11 of this prospectus.

Summary Historical and Pro Forma Consolidated Financial Information
      The following tables set forth our summary historical consolidated financial information derived from our audited consolidated financial statements as of and for each of the fiscal years 2002, 2003 and 2004, which are included elsewhere in this prospectus, except for the fiscal 2002 audited consolidated balance sheet. The tables also set forth our summary historical consolidated financial information derived from our unaudited condensed consolidated financial statements as of October 1, 2005 and for each of the first nine month periods of fiscal 2004 and 2005, which are included elsewhere in this prospectus, and our summary pro forma condensed consolidated financial information derived from our unaudited pro forma condensed consolidated financial statements as of October 1, 2005 and for the first nine months of fiscal 2005, after giving effect to the Transactions as if they had occurred on October 1, 2005 or as of the beginning of the nine month period then ended. Operating results for the first nine months of fiscal 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year 2005. The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other data as of any future date or for any future period.
      The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal 2002, 2003 and 2004 and the related notes, our unaudited condensed consolidated financial statements for the first nine months of fiscal 2004 and 2005 and the related notes, our “Selected Historical Financial and Other Data” and the related notes, our “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included elsewhere in this prospectus. The figures in the tables below may reflect rounding adjustments.
      Our fiscal years end on the Saturday nearest to the end of December and, therefore, fiscal 2002, 2003 and 2004 ended on December 28, 2002, January 3, 2004 and January 1, 2005, respectively. Fiscal 2002 and 2004 were each 52-week fiscal years and fiscal 2003 was a 53-week fiscal year. Our fiscal quarters end on the Saturday nearest to the end of the months of March, June, September and December. The first nine months of fiscal 2004 and 2005 ended on October 2, 2004 and October 1, 2005, respectively.

				First Nine Months		Pro Forma
	Fiscal			Fiscal		First Nine
						Months
	2002	2003(1)	2004	2004	2005	Fiscal 2005

		(Restated)
	(Dollars in thousands)
Statement of operations data:
Net sales	$887,333	$1,013,865	$1,051,241	$780,195	$742,396	$742,396
Cost of goods sold	701,418	851,578	896,191	673,428	610,466	612,670

Gross profit	185,915	162,287	155,050	106,767	131,930	129,726
Operating expenses:
Promotion and distribution	52,445	57,616	56,805	41,771	42,866	42,866
Selling, general and administrative	48,712	52,015	51,861	38,447	38,369	37,947
Amortization	4,583	4,989	4,313	3,356	3,130	7,335
Other operating expense, net(2)	1,447	7,227	6,978	6,329	6,787	6,787

Income from operations	78,728	40,440	35,093	16,864	40,778	34,791
Interest expense, net(3)	62,395	57,494	72,841	54,595	57,035	37,283
Debt extinguishments(4)	—	4,438	4,137	—	—	—
Other income, net	(724)	(1,156)	(1,417)	(828)	(687)	(687)

Income (loss) before income taxes	17,057	(20,336)	(40,468)	(36,903)	(15,570)	(1,805)
Income tax expense	1,786	25,039	5,124	3,866	3,854	3,854

Net income (loss)(3)	$15,271	$(45,375)	$(45,592)	$(40,769)	$(19,424)	$(5,659)

							First Nine Months				Pro Forma
	Fiscal						Fiscal				First Nine
											Months
	2002		2003(1)		2004		2004		2005		Fiscal 2005

			(Restated)
	(Dollars in thousands)
Other data:
Depreciation and amortization	$32,164		$37,161		$40,356		$29,568		$29,728		$36,137
Capital expenditures	24,348		28,062		18,856		9,934		15,738		15,738
Volume of pet food manufactured and sold (thousands of U.S. tons):
North America	1,656		1,781		1,588		1,185		1,139		1,139
Europe	258		276		289		211		219		219
Ratio of earnings to fixed charges(5)	1.3	x	0.7	x	0.5	x	0.3	x	0.7	x	1.0	x

	End of Fiscal			As of October 1, 2005

	2002	2003(1)	2004	Historical	Pro Forma

		(Restated)
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$7,596	$29,293	$28,847	$30,403	$2,250
Working capital(6)	57,339	25,596	28,830	38,313	52,027
Total assets	870,667	885,914	901,906	830,627	1,098,538
Total debt	554,020	574,046	690,184	699,397	566,449
Senior preferred stock(7)	77,550	91,052	106,421	119,314	—
Redeemable common stock(8)	—	—	—	—	4,720
Total stockholder’s (deficit) equity	58,503	32,549	7,126	(43,145)	297,841

(1)	During the preparation of our 2004 Annual Report on Form 10-K, the Audit Committee of our board of directors determined that, following a review of our accounting practices for realized foreign currency transaction losses and the computation of interest expense, and in consultation with management and our independent registered public accounting firm, the restatement of our previously issued fiscal 2003 consolidated financial statements was necessary. The restatement resulted in a decrease in the fiscal 2003 net loss from $54.4 million to $45.3 million. This $9.1 million reduction resulted from the reversal of previously recognized transaction losses of $7.7 million related to the cumulative translation of our Euro-denominated debt and the correction of a cumulative error in our interest expense calculation of $1.4 million. The adjustments made in fiscal 2003 relating to previously recognized foreign currency translation losses and the computation of interest expense included cumulative errors through fiscal 2002 of $0.8 million and $0.7 million, respectively, which have been recognized in the 2003 restated financial statements as adjustments to the first quarter of fiscal 2003. These adjustments have not been recorded in prior periods due to management’s conclusion that these cumulative errors through fiscal 2002, and the correction of the cumulative errors in fiscal 2003, were not material to any of the periods impacted.

(2)	Other operating expenses, net, of $1.4 million in fiscal 2002 are transaction costs consisting of $0.8 million related to a postponed senior note offering and $0.6 million for an abandoned strategic initiative.

Other operating expenses, net, of $7.2 million in fiscal 2003 are restructuring costs consisting of asset impairments of $5.3 million related to our European restructuring plan and $2.4 million related to the divestiture of our 51% interest in our Crona joint venture, partially offset by $0.5 million of net positive revisions to estimates of previously accrued restructuring costs.

Other operating expenses, net, of $7.0 million in fiscal 2004 include $7.3 million of restructuring costs, $0.6 million of income from litigation settlements and $0.3 million of transaction costs. Restructuring costs associated with our European restructuring plan include $3.2 million of severance, $2.5 million of equipment installation costs and $1.3 million for manufacturing inefficiencies. In addition, we had asset impairments of $0.2 million primarily related to the closure of a U.S. distribution facility and $0.1 million of revisions to estimates of previously accrued restructuring costs.

Other operating expenses, net, of $6.3 million in the first nine months of fiscal 2004 include $6.7 million of restructuring costs related to our fiscal 2004 European restructuring plan, partially offset by $0.8 million of income from a litigation settlement. Restructuring costs associated with our European restructuring plan include $3.0 million of severance, $2.4 million of equipment installation costs and $1.3 million for manufacturing inefficiencies. In addition, we had asset impairments of $0.4 million related to the closure of a U.S. distribution facility.

Other operating expenses, net, of $6.8 million in the first nine months of fiscal 2005 include $8.4 million of restructuring costs and $1.7 million of transaction costs primarily associated with the Acquisition, partially offset by $3.2 million from favorable litigation settlements. Restructuring costs include $6.1 million of asset impairments and $2.3 million of severance costs related to the cost savings initiatives implemented in the second and third quarters of fiscal 2005.

(3)	We adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS 150, as of the beginning of fiscal 2004 and, as a result, began recognizing the accretion and dividends associated with our senior preferred stock as interest expense in our consolidated statements of operations. Prior to the adoption of SFAS 150, we recognized the accretion and dividends as a direct component of our accumulated deficit. Net income (loss) for fiscal 2002 and 2003, as adjusted to give effect to the adoption of SFAS 150 as of the beginning of each such fiscal year, would have been $3.4 million and $(58.9) million, respectively.

(4)	Debt extinguishments of $4.4 million in fiscal 2003 consist of $4.1 million related to the February 2003 refinancing of a previous senior credit facility and $0.3 million related to the write-off of a pro-rata portion of unamortized debt issuance costs for an optional prepayment we made on the February 2003 previous senior credit facility.

Debt extinguishment of $4.1 million in fiscal 2004 relates to the write-off of unamortized debt issuance costs in connection with the November 2004 refinancing of our senior credit facility.

(5)	The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income (loss) before income taxes plus fixed charges) by fixed charges (interest expense, net, plus 33% of rent expense). For fiscal 2003 and 2004 and the first nine months of fiscal 2004 and 2005, in which the ratio of earnings to fixed charges was less than one-to-one, amounts of deficiencies in those periods were $20.3 million, $40.5 million, $40.8 million and $19.4 million, respectively.

(6)	Working capital has been computed as current assets excluding cash and cash equivalents less current liabilities excluding current maturities of long-term debt.

(7)	Senior preferred stock was reclassified to long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

(8)	Redeemable common stock represents an equity investment by senior management in the form of contractual rights to receive shares of Class A common stock in Doane Enterprises. This equity investment is redeemable, under certain conditions, at the option of the holder. See “Certain Relationships and Related Party Transactions.”

RISK FACTORS
      An investment in the notes involves a significant degree of risk, including the risks described below. You should carefully consider and evaluate all of the information and data included in this prospectus, including the risks described below, before you decide to participate in the exchange offer. The risks described below are not the only ones facing us.
      This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including the risks described below and elsewhere in this prospectus.
Risks Related to the Exchange Offer and the Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer the outstanding notes will remain restricted and may be adversely affected.
      We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of outstanding notes.
      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of those notes outstanding.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
      We are highly leveraged. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we would have had $566.4 million of total indebtedness, including the notes.
      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our debt service obligations which, if we fail to comply with the requirements of any of our debt agreements, could result in an event of default;

•	require us to dedicate a substantial portion of cash flows from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow for capital expenditures, working capital, acquisitions and other general business activities;

•	limit our ability to obtain additional financing in the future for capital expenditures, working capital, acquisitions and other general business activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us vulnerable to fluctuations in interest rates because indebtedness under our new senior credit facility is subject to variable interest rates;

•	detract from our ability to successfully withstand a downturn in our business or the general economy; and

•	place us at a competitive disadvantage against other less leveraged pet food companies.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.
      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the terms of our other debt agreements, including those governing our new senior credit facility and our senior notes, do not fully prohibit us or our subsidiaries from doing so. For example, the revolving credit portion of our new senior credit facility permits borrowings of up to $50.0 million and all of those borrowings and any other indebtedness permitted under the indenture, if not excluded from senior debt, would rank senior to the notes and the guarantees. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we and they now face would increase. In addition, the indentures governing the notes and our senior notes and the credit agreement governing our new senior credit facility do not prevent us from incurring obligations that do not constitute indebtedness. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we would have had available borrowings under our revolving credit facility of $44.9 million, net of $5.1 million of issued and undrawn letters of credit.

We may not be able to generate sufficient cash flow to service our indebtedness.
      On a pro forma basis after giving effect to the Transactions, our cash interest expense, net, for the first nine months of fiscal 2005 would have been $38.3 million. Our ability to make scheduled payments of principal and interest with respect to our indebtedness, including the notes, and to fund planned capital expenditures and other general business activities, will depend on our ability to generate future cash and on our future operating results. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      Our business may not generate sufficient cash flows from operations, and future borrowings may not be available to us under our new senior credit facility or otherwise to enable us to pay our indebtedness, including the notes, or fund our other liquidity needs. If we fail to make any required payments under the agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in these agreements, we would be in default, and our lenders would have the ability to require us to immediately repay our outstanding indebtedness. If the lenders required immediate payment from us, we may not have sufficient assets to satisfy the obligations under our indebtedness.
      We also could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Our new senior credit facility and our obligations under the notes and our senior notes limit our ability to sell assets and will also restrict the use of proceeds from any such sale. Furthermore, our new senior credit facility is secured by substantially all of our assets. Therefore, we may not be able to sell our assets quickly enough or generate sufficient proceeds to enable us to meet our debt service obligations.
      In addition, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our new senior credit facility, our senior notes or the notes, on commercially reasonable terms or at all.

The notes and the related guarantees are effectively subordinated to all of our secured debt as a result of liens granted by us, including the debt under our new senior credit facility, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.
      The notes and the related guarantees are not secured by any of our assets and, therefore, are effectively subordinated to all of our and our guarantors’ secured debt to the extent of the value of the assets securing that debt. We have pledged substantially all of our assets as collateral to secure our indebtedness under our new senior credit facility. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, the notes and related guarantees would have been effectively subordinated to $183.5 million of senior secured indebtedness consisting of $160.0 million under our new senior credit facility, $11.8 million under our industrial development revenue bonds and $11.7 million of indebtedness of our foreign subsidiaries. We and our guarantors may also incur additional secured indebtedness in the future. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we would have had $44.9 million of available secured borrowings under our revolving credit facility, net of $5.1 million of issued and undrawn letters of credit.
      In the event of the bankruptcy, liquidation, reorganization or other winding up of our company, our assets that serve as collateral for our secured indebtedness will be available, if at all, to pay obligations on the notes only after all secured indebtedness has been repaid in full from those assets. Likewise, because our obligations under our new senior credit facility are secured obligations, our failure to comply with the terms of our new senior credit facility would entitle those lenders to foreclose on substantially all of our assets that serve as their collateral. In this event, those lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. The notes also rank junior to our senior notes and therefore upon any distribution to our creditors or the creditors of our guarantors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or any of the guarantors of our senior notes, holders of our senior notes are entitled to be paid in full in cash before any payment may be made with respect to the notes or any related guarantees. Holders of the notes will participate in the distribution of our remaining assets, if any, ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors. There may not be sufficient assets remaining to pay amounts due on any or all of the notes. The guarantees of the notes are similarly subordinated to secured indebtedness of our guarantors and the guarantees of the senior notes.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.
      Initially, the notes are guaranteed only by our existing domestic restricted subsidiaries. The notes are not guaranteed by our foreign subsidiaries. You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, and indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against the assets of those subsidiaries. All obligations owed by our non-guarantor subsidiaries would have to be satisfied before any of the assets of those subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a subsidiary that is a guarantor of the notes. Our non-guarantor subsidiaries represented 27.4% of our net sales and 12.3% of our operating income for fiscal 2004 and 29.3% of our net sales and 18.4% of our operating income for the first nine months of fiscal 2005. As of October 1, 2005, our non-guarantor subsidiaries represented 35.9% of our total assets, after intercompany eliminations, and had $11.7 million of outstanding indebtedness. This amount of total liabilities excludes $149.9 million of intercompany obligations owed to our guarantor subsidiaries and $46.6 million of trade payables and other liabilities. Our non-guarantor subsidiaries may incur additional indebtedness in the future.

Noteholders’ right to receive payments on the notes is junior to the borrowings under our new senior credit facility and our senior notes, and all future senior indebtedness. Further, the guarantees of the notes are junior to our guarantors’ senior indebtedness.
      The notes rank behind all of our existing senior indebtedness, including our senior notes and borrowings under our new senior credit facility, and our future senior indebtedness, if any. Additionally, the related guarantees rank behind any of our guarantors’ old and new senior indebtedness, including guarantees of our senior notes and borrowings under our new senior credit facility; except, in each case, for any indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes or the related guarantees, as applicable. As a result, upon any distribution to our creditors or the creditors of any of our guarantors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or any of our guarantors or their respective property or assets, the holders of our senior indebtedness and the senior indebtedness of any of our guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or any related guarantees.
      In addition, all payments on the notes and any related guarantees will be blocked in the event of a payment default on our senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our senior indebtedness.

      In the event of our bankruptcy, liquidation, reorganization or similar proceeding or that of any of our guarantors, holders of the notes will participate with trade creditors and all other holders of our and any of our guarantors’ senior subordinated indebtedness in the assets remaining after we and any of our guarantors have paid all of our or their respective senior indebtedness. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and our guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior indebtedness.
      As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, the notes would have been subordinated in right of payment to $415.6 million of outstanding senior indebtedness and $44.9 million of available borrowings under our revolving credit facility, net of $5.1 million of issued and undrawn letters of credit, which would have been available for borrowing as additional senior indebtedness under the revolving credit portion of our new senior credit facility. We may be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the notes. If new senior indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would increase.
Even if a transaction constitutes a change of control that would obligate us to offer to repurchase the notes, we may not be permitted or have the ability to satisfy our obligation to repurchase the notes.
      Upon the occurrence of certain change of control events, holders of our senior notes, our industrial development revenue bonds and the notes and lenders under the indebtedness of our foreign subsidiaries may require us to offer to repurchase all or part of their securities. Even if a transaction constitutes a change of control, we may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. Additionally, restrictions in our new senior credit facility may not allow such repurchases and certain events that would constitute a change of control as defined in the indentures governing our senior notes, our industrial development revenue bonds and the notes, and the instruments governing the indebtedness of our foreign subsidiaries may constitute an event of default under our new senior credit facility. Such an event of default would, if it should occur, permit the lenders to accelerate the debt outstanding under our new senior credit facility and that, in turn, would cause an event of default under the indentures governing our senior notes, industrial development revenue bonds and the notes.
      The source of funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by third parties. Sufficient funds may not be available at the time of any change of control to make any required repurchases of the notes, our senior notes or our industrial development revenue bonds and to repay debt under our new senior credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions on our ability to repurchase the notes upon a change of control.
Our debt agreements limit certain business activities and could materially affect our operations.
      Our new senior credit facility, the instruments governing the indebtedness of our foreign subsidiaries and the indentures governing our senior notes and the notes limit our ability and the ability of our parent corporation and our restricted subsidiaries to take a number of actions that we or they may otherwise desire to take, including:

•	incurring additional indebtedness or issuing certain types of capital stock;

•	incurring liens;

•	paying dividends or making other restricted payments;

•	selling assets;

•	entering into transactions with affiliates;

•	merging or consolidating with another entity;

•	selling or disposing of our assets;

•	making certain investments; or

•	entering into certain lines of business.
      In addition, our new senior credit facility has financial and operating covenants that require us to, among other things, maintain specified financial ratios and satisfy certain financial condition tests. Our ability to satisfy the requirements of these financial ratios and tests can be affected by events beyond our control, such as prevailing economic, financial or industry conditions, and we may not be in compliance. If we violate the financial covenants in our new senior credit facility and are unable to obtain waivers from our lenders, we could be in default and our lenders may accelerate our debt, and we would not be able to draw upon additional availability under our new senior credit facility to meet our liquidity needs. Additionally, lenders under our new senior credit facility could proceed against the collateral that secures their indebtedness. Our assets may not be sufficient to repay in full this secured indebtedness or any other indebtedness, including the notes.
      If we are unable to generate sufficient operating cash flows in the future to service our indebtedness, to comply with covenants and to meet other commitments, we may be required to take certain actions, such as selling material assets or operations, reducing or delaying capital expenditures or revising or delaying our strategic plans. We may not be able to take any of these actions on a timely basis or with satisfactory terms or take actions that would enable us to continue to satisfy our capital requirements. Certain of these actions may be prohibited by the instruments governing our senior notes, our industrial development revenue bonds, the indebtedness of our foreign subsidiaries and the notes or require the consent of the lenders under our new senior credit facility.
      In addition, an event of default under one of these debt agreements may affect other debt agreements that contain cross-acceleration or cross-default provisions, which may cause obligations under the other agreements to be accelerated and become due and payable. If any of these events occur, we may not be able to make necessary payments to the lenders and may not be able to find alternative financing. Even if we were able to obtain alternative financing, it may not be on terms that are acceptable to us.
Your ability to transfer the new notes may be limited by the absence of an active trading market, and there is no assurance that any active true market will develop for the new notes.
      The new notes are a new issue of securities for which there is no established public market. Although we have registered the new notes under the Securities Act of 1933, we do not intend to apply for listing of the new notes on any securities exchange or for the quotation of the new notes in any automated dealer quotation system. Therefore, a liquid market for the new notes may not develop or, if developed, it may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the new notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.
A guarantee of the notes could be voided or subordinated because of federal bankruptcy law or comparable state law provisions.
      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, one or more of the guarantees of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, indebtedness beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for monetary damages, or had a judgment for monetary damages against it if, in either case, after final judgment, the judgment is unsatisfied.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on existing debts, including contingent liabilities, as they become absolute and mature;

•	the guarantor was a defendant in an action for monetary damages, or had a judgment for monetary damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied; or

•	it could not pay its debts as they become due.
      A court may apply a different standard in making these determinations.
Risks Relating to Our Business Operations
One of our customers accounts for a substantial portion of our revenue and the loss of this customer, or a significant decrease or change in business with this customer, would have a material adverse effect on our results of operations and reduce our ability to service our debt obligations.
      Net sales to Wal-Mart and its Sam’s Club division accounted for 44% of our total net sales for fiscal 2002, 42% for fiscal 2003, 43% for fiscal 2004 and 43% for the first nine months of fiscal 2005. We do not have a long-term contract with either Wal-Mart or its Sam’s Club division. The loss of Wal-Mart or Sam’s Club as customers, or a significant decrease or change in either business from Wal-Mart or Sam’s Club, would have a material adverse effect on our results of operations, financial condition and cash flows. In addition, our results of operations and ability to service our debt obligations would be negatively impacted to the extent that Wal-Mart or Sam’s Club were unable to make payments or did not make timely payments on outstanding accounts receivable with us.
We rely on a small number of customers, certain of which are able to make greater demands of us.
      We rely on a small number of customers to generate a substantial portion of our sales. As a result of the leading market positions of many of our customers, they are able to exert pressure on us with respect to pricing, promotions, new product introductions and other services that may affect our results of operations. For our store brand and co-manufacturing customers, we rely on the strength of brands that we do not own or control and on the willingness of the owners of such brands to promote them to increase sales volume. Our net sales and results of operations may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

Increases in raw materials, packaging, oil and natural gas costs and volatility in the commodity markets has in the past and may in the future adversely affect our results of operations.
      Our financial results depend to a large extent on the costs of raw materials, packaging, oil and natural gas and our ability to pass through increases in these costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand as well as weather conditions during the growing and harvesting seasons. Fluctuations in paper, steel and oil prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic conditions and other factors. In addition, we have exposure to changes in the pricing of oil and natural gas, which affects our manufacturing, transportation and packaging costs.
      In the event of any increases in raw materials, packaging, oil and natural gas costs, we may be required to seek increased selling prices for our products to avoid margin deterioration. We cannot provide any assurances as to the timing or extent of our ability to implement future selling price increases in the event of increased raw materials, packaging, oil and natural gas costs or of whether any price increases implemented by us may affect future sales volumes to our customers.
      Our results of operations have in the past been adversely affected by volatility in the commodity and natural gas markets and our results of operations may be adversely affected in the future by this volatility.
The use of commodity derivative instruments may expose us to increased risk of market fluctuations in commodity prices and may reduce our flexibility in managing fluctuations in the costs of our raw materials, which may adversely affect our results of operations.
      We have sought and may continue to seek to manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. Although we may seek to manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, our results of operations have been adversely affected in the past by these market fluctuations and may be adversely affected by these fluctuations in the future.
      The use of commodity derivative instruments and the related accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, has adversely affected our results of operations in the past due to the volatility of commodity prices and may adversely affect our results of operations in the future.
      The use of certain commodity contracts reduces our ability to take advantage of short-term reductions in raw material costs. If one or more of our competitors are able to reduce their costs by taking advantage of any reductions in raw material costs, we may face pricing pressures from our competitors and may be forced to reduce our selling prices or face a decline in sales volumes, either of which could have a material adverse effect on our business, results of operations and financial condition.
Restrictions imposed in reaction to outbreaks of “mad cow disease,” “foot-and-mouth,” “bird flu” or other animal diseases could adversely impact the cost and availability of our raw materials.
      The cost of our raw materials has been adversely impacted in the past by the publicity surrounding bovine spongiform encephalopathy, or BSE, which is also known as “mad cow disease” and is a terminal brain disease of cattle. Cases of BSE were found in Europe, among other areas, in late 2000 and in Canada and the United States in 2003. As a result of extensive global publicity and trade restrictions imposed to provide safeguards against the disease, the cost of alternative sources for our raw material proteins, such as soybeans, pork meat and bone meal, have increased significantly from time to time in the past and may increase in the future if additional cases of BSE are found in areas where we manufacture or sell our products.

      In fiscal 2001, an outbreak of foot-and-mouth disease, or FMD, was discovered in Europe. FMD affects animals with cloven hooves, such as cattle, swine, sheep, goats and deer. While FMD is not considered a threat to humans, people who come in contact with the virus can spread it to animals.
      In 2004, the first case in 20 years of highly pathogenic Avian Influenza, or HPAI and commonly known as “bird flu,” was detected in the United States. The U.S. HPAI virus was identified as the H5N2 strain and, while classified as highly virulent to birds, has not been shown to affect humans and is not related to the highly publicized H5N1 strain of the Asian HPAI virus. The H5N1 strain of the Asian HPAI virus first emerged in Hong Kong in 1997, re-emerged in 2003 in South Korea, and is known to have spread to China, Vietnam, Thailand, Cambodia, Laos, Indonesia, Turkey, Romania, Russia and Greece. Of the approximately 138 people who are known to have contracted the virus associated with the H5N1 strain purportedly from exposure to infected birds, at least 71 people have died. In an effort to limit the spread of the H5N1 strain, governmental authorities have been ordering the destruction of infected flocks and imposing bans against imports of poultry from countries where the virus is known to exist. These measures may adversely impact the price and availability of our sources of raw material proteins.
      If BSE, FMD, HPAI or any other animal disease impacts the availability of our raw materials, we may be required to locate alternative sources for our raw materials. We can give no assurance that those sources would be available to sustain our sales volumes or that these alternative sources would not be more costly. If outbreaks of BSE, FMD, HPAI or any other animal disease or the resulting regulation or publicity, impacts the cost of our raw materials, or the cost of alternative raw materials compared to current costs, we may be required to increase the selling price of our products to avoid margin deterioration. We can give no assurance of the timing or extent of our ability to implement future selling price increases in the event of higher raw material costs or of whether any such price adjustments implemented by us may affect demand for our products from our customers.
Our acquisition activities, including integration, operation and management of these businesses, may not be successful or may subject us to losses.
      Any acquisition we may pursue could be based on identifying and acquiring businesses engaged in manufacturing and distributing pet food products in markets where we currently do not operate or businesses with products that would complement our product mix. Our lack of experience in new markets we may enter through future acquisitions could have an adverse effect on our results of operations and financial condition. Acquisitions may require investment of additional capital and financial resources and could require integration of dissimilar operations, assimilation of employees, diversion of management time and resources, increases in administrative costs, potential loss of key employees of the acquired company and additional costs associated with debt or equity financing. Our acquisitions have in the past and may in the future result in subsequent losses associated with our discontinued operations.
      We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. We may not have sufficient available capital resources to execute potential acquisitions, and our ability to enter into acquisitions may be limited by our new senior credit facility and agreements governing our other indebtedness. We may not find suitable acquisition candidates at acceptable prices or succeed in integrating any acquired business into our existing business or in retaining key customers of acquired businesses.
      Our operating results and financial condition could be adversely affected by acquisitions if any of the following were to occur:

•	the expected operating efficiencies from the acquisitions do not materialize;

•	we fail to successfully integrate the acquisitions into our existing operations; or

•	the cost of integrating the acquired entity exceeds expectations.

The amount of goodwill and other identifiable intangible assets we have recorded from our acquisitions may not be realized, which could have a material adverse effect on our results of operations.
      As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we would have had $634.9 million of goodwill and other identifiable intangible assets that were recorded from our acquisitions. These assets, which represented 57.8% of our total assets on a pro forma basis as of October 1, 2005, may become impaired in the future. Our results of operations in future periods could be materially adversely affected if our goodwill and other identifiable intangible assets are determined to be impaired.

We face significant competition from national, regional and other store brand manufacturers, many of whom are larger than we are and have significantly greater resources than we do.
      The pet food industry is highly competitive. The companies that produce and market the major nationally advertised brand pet foods are national or international conglomerates that are substantially larger than us and possess significantly greater financial and marketing resources than we do. Our store brand pet food products compete for shelf space with nationally advertised brand pet food products on the basis of quality and price. In addition, certain nationally advertised brand manufacturers also manufacture store brands. Nationally advertised brand products compete principally through advertising to create brand awareness and loyalty. We experience direct and indirect price competition from nationally advertised brand products. To the extent significant price competition from nationally advertised brand products exists or the nationally advertised brand manufacturers significantly increase their store brand presence, our operating results and cash flows could be adversely affected. We also compete with regional brand manufacturers and other store brand manufacturers.

A significant portion of our revenues is derived from our international operations, which subject us to additional business, economic and political risks and could limit our ability to successfully execute our business strategy.
      Our business strategy is based, in part, on the expansion of our international operations and sales. We have manufacturing facilities in Austria, Denmark, Spain and the United Kingdom and a joint venture in Italy. Globally, we sell to customers in approximately 40 countries. In fiscal 2004, our foreign subsidiaries had net sales of $288.0 million, or 27.4% of our net sales, with the majority of these sales in Europe. For the first nine months of fiscal 2005, our foreign subsidiaries had net sales of $217.4 million, or 29.3% of our net sales.
      We have foreign currency exposure relating to our business transactions in currencies other than the U.S. dollar. Our functional currencies other than the U.S. dollar include the Euro, Danish Krona and British Pound Sterling. The timing and extent of fluctuations in foreign currency exchange rates may have a material adverse effect on our operations due to the translations of the financial statements of our foreign subsidiaries. Our efforts to manage our foreign currency exposure may not protect us from fluctuations in foreign currency exchange rates.
      Other risks relating to our international operations include:

•	import and export license requirements;

•	trade restrictions;

•	foreign tax laws, tariffs, and other foreign laws and regulations;

•	limitation on repatriating earnings back to the United States;

•	difficulties in staffing and managing our international operations, including potential labor interruptions;

•	nationalization;

•	expropriation;

•	restrictive actions by local governments;

•	acts of terrorism;

•	war and civil disturbance; and

•	disruptions or delays in shipments.
      Any of these events could have a material adverse effect on our operations in foreign countries and an interruption of our international operations could have a material adverse effect on our results of operations and financial condition.

If we lose certain key personnel or are unable to hire additional qualified personnel, we may not be successful.
      Our success depends, in part, upon the continued services of our employees in management, sales, manufacturing and distribution, and, in particular, upon the efforts and abilities of our senior management team. If we lose the service of any of the members of our senior management team, the loss could have a material adverse effect on our business, financial condition and results of operations. We do not have key person life insurance covering any of our employees. Our success also depends upon our ability to attract and retain highly qualified employees.

We are subject to extensive environmental regulation and our compliance with existing or future laws and regulations or making any product recalls pursuant thereto could cause us to incur substantial expenditures.
      We are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect public health, natural resources and the environment, including those governing discharges into the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes and the remediation of contamination associated with releases of wastes or hazardous substances. Our U.S. operations are also subject to regulation by the Occupational Safety and Health Administration, the Food and Drug Administration, the Department of Agriculture and by various state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Our foreign operations are subject to similar environmental, safety and public health laws and regulations that are enforced by governmental agencies, such as the European Commissioner of Foods, which is the controlling body for public health of the European Union. The European Union regulates the use of raw materials for manufacturing and the labeling of pet food.
      Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal penalties being levied against us, permit revocation or modification, performance of environmental investigatory or remedial activities, voluntary or involuntary product recalls, or a cease and desist order against operations that are not in compliance. These laws and regulations may change in the future and we may incur material costs in our efforts to comply with current or future laws and regulations or to effect any product recalls. These matters may have a material adverse effect on our business.

If we or our customers are the subject of product liability claims, we may incur significant and unexpected costs and our business reputation could be adversely affected.
      We and our customers for whom we manufacture products may be exposed to product liability claims and adverse public relations if consumption or use of our products is alleged to cause injury or illness. Our insurance may not be adequate to cover all liabilities we incur in connection with product liability claims. We may not be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against us or against one of our customers for whom we manufacture products, or our or their agreement to settle a product liability claim, could also result in substantial and unexpected expenditures, which would reduce operating income and cash flow. In addition, even if product liability claims against us or our customers for whom we manufacture products are not successful or are not fully pursued, defending these claims would likely be costly and time-consuming and may require management to spend time defending the claims rather than operating our business. Product liability claims, or any other events that cause consumers to no longer associate our brands or those of our customers for whom we manufacture products with high quality and safety, may hurt the value of our and their brands and lead to decreased demand for our products. In addition, as a result of any such claims against us, we may be exposed to claims by our customers for damage to their reputations and brands. Product liability claims may also lead to increased scrutiny by federal and state regulatory agencies of our operations and could have a material adverse effect on our brands, business, results of operations and financial condition.
If we experience product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.
      We and our customers for whom we manufacture products may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce our operating income and cash flows. In addition, a product recall may require significant management attention. Product recalls may hurt the value of our and our customers’ brands and lead to decreased demand for our products. Product recalls may also lead to increased scrutiny by federal, state and foreign regulatory agencies of our operations and could have a material adverse effect on our brands, business, results of operations and financial condition.
The board of directors of Doane Enterprises, our parent corporation, and our board of directors is controlled by certain stockholders and their interests may be different than those of our noteholders.
      Doane Enterprises, our parent corporation, is a holding company with no operations. We are its sole operating subsidiary and Doane Enterprises controls the designation of our board of directors. OTPP has contractual rights to designate a majority of Doane Enterprises’ board of directors. Accordingly, OTPP controls our policies, management and affairs and may effectively prevent or cause a change in our control. OTPP, together with its affiliates, has other business interests and activities in addition to its ownership interest in us. It is possible that OTPP may exercise its control in ways that serve its interest but do not serve the best interests of our noteholders.
We may be subject to work stoppages at our facilities or those of our principal customers or transportation companies with whom we do business, which could have a material adverse effect on the profitability of our business.
      A portion of our global work force is unionized. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption in our operations, which could have a material adverse effect on us. Furthermore, our principal customers or transportation companies responsible for shipping our products may be impacted by strikes, work stoppages or other slowdowns staged by the unions representing employees of such customers or transportation companies. Any interruption in the delivery of our products could have a material adverse effect on us.
If the investments in our pension plans do not perform as expected, we may have to contribute additional amounts to the plans.
      We maintain a non-contributory inactive pension plan that was frozen in 1998 and an active pension plan that covers approximately 40 union employees at one of our facilities. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, the assets of our pension plans were $3.4 million less than the accumulated benefit obligations due to an overall decline since fiscal 2000 in the market value of these plans’ assets and interest rates used in discounting benefit liabilities. Under federal law, we were not required to make any cash contributions to our inactive plan in fiscal 2002 through 2004 and do not expect to make any cash contributions in fiscal 2005. We were required to make contributions to our active plan in fiscal 2002 through 2004 of approximately $0.1 million each year and we expect to contribute approximately $0.1 million in fiscal 2005. However, if underperformance of the plans’ investments continues, we may be required in the future to contribute additional funds to ensure that the pension plans will be able to pay out benefits as scheduled. An increase in funding could result in a decrease in our available cash flow, which could limit our ability to fund our business activities or pay principal or interest on our debt.
EXCHANGE OFFER
General
      We are offering to exchange up to $152,000,000 in aggregate principal amount of new notes for the same aggregate principal amount of outstanding notes. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.
Purpose and Effect of the Exchange Offer
      In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. The following description of the registration rights agreement is a summary of the material provisions of the registration rights agreement. It is not complete and does not describe all of the provisions of the registration rights agreement. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.
      Under the registration rights agreement, we have agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding notes who are not prohibited by any law or policy of the Securities and Exchange Commission from participating in the exchange offer, the opportunity to exchange their outstanding notes for a new series of notes, which we refer to as the new notes, that are identical in all material respects to the outstanding notes, except that these new notes will not contain restrictions on transfer, or contain registration rights or provisions for additional interest. We have agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.
      If:

•	we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer as contemplated in this prospectus because the exchange offer is not permitted by applicable law or the policy of the Securities and Exchange Commission; or

•	any initial purchaser of the outstanding notes notifies us prior to the 30th day following the consummation of the exchange offer that (i) as a result of change of law or Securities and Exchange Commission policy since the date on which the initial purchasers purchased the outstanding notes, it is prohibited from participating in the exchange offer, (ii) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by the initial purchaser or (iii) it is a broker-dealer and owns outstanding notes acquired directly from us or one of our affiliates, then we have agreed to use commercially reasonable efforts to file with the Securities and Exchange Commission a shelf registration statement on an appropriate form under the Securities Act of 1933 relating to the offer and sale of the outstanding notes by the initial purchasers thereof from time to time in accordance with the methods of distribution set forth in the shelf registration statement and Rule 415 under the Securities Act of 1933 on or prior to 30 days after the date on which any of the conditions described above occurs, which is referred to as the shelf filing date, and thereafter use commercially reasonable efforts to have the shelf registration statement declared effective by the Securities and Exchange Commission no later than 120 days after the date on which any such condition occurs, which we refer to as the shelf effectiveness deadline. We have agreed to use our commercially reasonable efforts to keep the shelf registration statement continuously effective until the expiration of the period referred to in Rule 144(k) under the Securities Act of

1933 or such shorter period that will terminate when all of the outstanding notes covered by the shelf registration statement have been sold pursuant thereto, are not longer restricted securities or cease to be outstanding.
      If any of the following events occur, each of which is referred to as a registration default:

•	the exchange offer is not consummated on or before 180 days after the date of issuance of the outstanding notes;

•	the shelf registration statement, if applicable, is not declared effective on or prior to the shelf effectiveness deadline; or

•	subject to certain exceptions, the registration statement of which this prospectus is a part or the shelf registration statement, if applicable, is filed and declared effective but thereafter ceases to be effective or it or the related prospectus becomes unusable, in either case for more than 30 days in any 12-month period, then we will be obligated to pay additional interest on the outstanding notes, during the period of one or more registration defaults, in an amount equal to $0.05 per week per $1,000 principal amount of the outstanding notes for the first 90-day period immediately following the occurrence of the registration default. The amount of additional interest will increase by an additional $0.05 per week per $1,000 principal amount of the outstanding notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of $0.20 per week per $1,000 principal amount of the notes. All additional interest will be payable in cash on the regular interest payment dates with respect to the outstanding notes. Additional interest only accrues during a registration default.
      The registration rights agreement also provides that we are obligated to:

•	make available a prospectus meeting the requirements of the Securities Act of 1933 to any broker-dealer, and other persons, if any, subject to similar prospectus delivery requirements, for use in connection with any resale of any new notes; and

•	pay all expenses incident to our performance of or compliance with the registration rights agreement, and indemnify holders of the outstanding notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act of 1933.
      Each holder of outstanding notes who wishes to exchange its outstanding notes for new notes in the exchange offer will be required to make representations, including representations that at the time of the consummation of the exchange offer:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution, as defined by the Securities Act of 1933, of the new notes; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act of 1933, or if it is, it will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable; and

•	it is not a broker-dealer and that it is not engaged in, and does not intend to engage in, the distribution of the new notes.
      If the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of its new notes. A broker-dealer that delivers a prospectus to purchasers in connection with resales of the new notes will be subject to certain of the civil liability provisions under the Securities Act of 1933 and will be bound by the provisions of the registration rights agreement that are applicable to it, including indemnification obligations.

      Holders of the outstanding notes will also be required to deliver information to be used in connection with any shelf registration statement to have their outstanding notes included in the shelf registration statement. A holder who sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.
Resales of the New Notes
      Based on existing interpretations of the Securities and Exchange Commission staff in several no-action letters issued to third parties, we believe that new notes issued under the exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act of 1933 or a broker dealer that acquired outstanding notes directly from us for its own account;

•	those new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.
      The Securities and Exchange Commission, however, has not considered the exchange offer for the new notes in the context of a no-action letter, and the Securities and Exchange Commission may not make a similar determination as in the no-action letters issued to these third parties.
      If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes or otherwise do not satisfy the foregoing criteria, you:

•	cannot rely on such interpretations by the Securities and Exchange Commission staff;

•	will not be able to exchange your outstanding notes for new notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction, unless the resale is made pursuant to an exemption from, or is otherwise not subject to, those requirements.
      Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act of 1933. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Under our registration rights agreement, we are required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new notes and we have agreed, for a period not to exceed 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act of 1933 to any participating broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Suspension of Resales
      If a broker-dealer participating in this exchange offer receives notice from us of:

•	any request by the Securities and Exchange Commission or any state securities authority for amendments or supplements to the registration statement or prospectus or for additional information;

•	the issuance by the Securities and Exchange Commission or any state securities authority of any stop order suspending the effectiveness of the registration statement or the qualification of the new notes to be offered or sold by any participating broker-dealer of the initiation of proceedings for that purpose;

•	our receipt of any notification with respect to the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of nay proceeding for such purpose;

•	the happening of any event that requires us to make changes to the registration statement or the prospectus in order that the registration statement and prospectus do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; or

•	our reasonable determination that a post-effective amendment to the registration statement would be appropriate, the participating broker-dealer will suspend the sale of the notes pursuant to that prospectus until we have either,

•	amended or supplemented the prospectus to correct the misstatement or omission and furnished copies of the amended or supplemented prospectus to the holder, or participating broker-dealer, as the case may be; or

•	given notice that the sale of the notes may be resumed.
Terms of the Exchange Offer
      Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only for new notes and only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $152,000,000 in aggregate principal amount of the outstanding notes is outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.
      We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
Expiration Date
      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2006 unless, in our sole discretion, we extend it.
Extensions, Delays in Acceptance, Termination or Amendment
      We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.
      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 am., New York City time, on the business day after the previously scheduled expiration date.
      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer; or

•	to terminate the exchange offer,
by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.
      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer.
Conditions to the Exchange Offer
      We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or policy of the Securities and Exchange Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.
      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures For Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act of 1933, or if a holder tendering outstanding notes fails to comply with the procedures contained in the letter of transmittal to tender outstanding notes.
      We expressly reserve the right to extend, amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified herein or in the letter of transmittal. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.
      These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.
Procedures for Tendering
      In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.
      If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary — The Exchange Offer — Exchange Agent.”
      All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.
      By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.
      There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer
      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes
      In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged
      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us
      By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act of 1933.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting and legal fees, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
Consequences of Failure to Exchange
      If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless the offer or sale is either registered under the Securities Act of 1933 or exempt from the registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act of 1933.
Accounting Treatment
      We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

USE OF PROCEEDS
      The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income (loss) before income taxes plus fixed charges) by fixed charges (interest expense, net, plus 33% of rent expense).

First Nine
						Months		Pro Forma
	Fiscal					Fiscal		First Nine
Months
	2000	2001	2002	2003	2004	2004	2005	Fiscal 2005

(Restated)
Ratio of earnings to fixed charges	0.9x	0.4x	1.3x	0.7x	0.5x	0.3x	0.7x	1.0x
      For fiscal 2000, 2001, 2003 and 2004 and the first nine months of fiscal 2004 and 2005, in which the ratio of earnings to fixed charges was less than one-to-one, amounts of deficiencies in those periods were $5.7 million, $38.1 million, $20.3 million, $40.5 million, $40.8 million and $19.4 million, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      The unaudited pro forma condensed consolidated financial statements of Doane Pet Care Company are presented to show how we might have looked if the Transactions had occurred on the dates and for the periods indicated below. We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to our historical condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet as of October 1, 2005 gives effect to the Transactions as if they had occurred on October 1, 2005. The unaudited pro forma condensed consolidated statements of operations for fiscal 2004 and the first nine months of fiscal 2005 give effect to the Transactions as if they had occurred at the beginning of the respective period. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.
      The pro forma adjustments related to the Transactions are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements. Revisions to the pro forma adjustments which may be required by the final purchase price allocations and/or pre-closing or post-closing purchase price adjustments, if any, may have a significant impact on our financial statements.
      The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or statement of operations data or other financial data as of any future date or for any future period.
      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.
      The Acquisition, which closed on October 24, 2005, was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, or SFAS 141, pursuant to which the total purchase price of the Acquisition, including related fees and expenses, was allocated to our net assets based upon our estimates of fair value. The unaudited pro forma condensed consolidated financial statements have been prepared based on our preliminary estimates of the fair value of our net assets using information available to us as of the date of this prospectus, which are subject to change. The final allocation of the total purchase price to our net assets will be based on a formal valuation of the fair value of our net assets and the resolution of any pre-closing or post-closing purchase price adjustments pursuant to the agreements relating to the Acquisition. Consequently, the final calculation of the purchase price and the final allocation could vary from the purchase price and allocation presented herein, and the variations could be material.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of October 1, 2005

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
ASSETS
Current assets:
Cash	$30,403	$(28,153	)(a)	$2,250
Accounts receivable, net	92,068	—		92,068
Inventories, net	64,144	1,320	(b)	65,464
Deferred tax assets	1,867	3,163	(b)	5,030
Prepaid expenses and other current assets	8,397	—		8,397

Total current assets	196,879	(23,670)		173,209
Property, plant and equipment, net	228,257	37,133	(b)	265,390
Goodwill and other intangible assets, net	376,027	258,908	(b)	634,935
Other assets	29,464	(4,460	)(c)	25,004

Total assets	$830,627	$267,911		$1,098,538

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$3,533	$(400	)(b)(d)	$3,133
Accounts payable	72,222	—		72,222
Accrued liabilities	55,941	(9,231	)(a)	46,710

Total current liabilities	131,696	(9,631)		122,065

Long-term debt:
Long-term debt, excluding current maturities	576,550	(13,234	)(b)(d)	563,316
Senior preferred stock	119,314	(119,314	)(d)	—

Total long-term debt	695,864	(132,548)		563,316
Deferred tax liabilities	36,005	60,594	(b)	96,599
Other long-term liabilities	10,207	3,790	(b)	13,997

Total liabilities	873,772	(77,795)		795,977

Redeemable common stock	—	4,720	(e)	4,720

Stockholders’ (deficit) equity:
Common stock	—	—		—
Additional paid-in-capital	115,674	182,167		297,841
Accumulated other comprehensive income (loss)	31,803	(31,803)		—
Retained earnings (accumulated deficit)	(190,622)	190,622		—

Total stockholders’ (deficit) equity	(43,145)	340,986		297,841

Total liabilities and stockholders’ (deficit) equity	$830,627	$267,911		$1,098,538

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated balance sheet.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	A summary of the adjustments related to cash, including the repayment of our old senior credit facility, old senior subordinated notes and senior preferred stock, with the proceeds from the new notes and the new senior credit facility follows:

(In thousands)

Net cash proceeds from the Transactions(1)	$16,815
Payment of seller’s transaction fees and expenses	(14,171)
Payment of accrued, but unpaid interest on existing indebtedness	(9,231)
Payment of buyer’s debt issuance costs	(13,407)
Payment of buyer’s transaction fees and expenses	(8,159)

$(28,153)

(1)	A summary of net cash proceeds from the Transactions follows:

(In thousands)

New term loan facilities	$160,000
Notes	150,824
Sponsor equity	306,000
Repayment of existing long-term debt, other than senior preferred stock	(345,800)
Repayment of senior preferred stock, including change of control premium	(122,710)
Purchase equity, excluding seller’s fees and expenses	(131,499)

$16,815

(b)	Records the adjustment of assets and liabilities to their preliminary estimated fair market value as a part of allocating the excess of the purchase price over net book value. The excess of purchase price over the net book value of our assets has been allocated to the historical amounts of the respective assets and liabilities as follows:

(In thousands)

Inventory	$1,320
Current deferred tax assets	3,163
Property, plant and equipment	37,133
Contractual customer relationships	207,562
Goodwill	42,928
Other assets	(9,449)
Long-term debt	(20,758)
Other long-term liabilities	(3,790)
Non-current deferred tax liabilities	(60,594)

$197,515

The above asset amounts, other than goodwill and contractual customer relationships which are deemed to have indefinite lives, will be amortized over their respective estimated useful lives. The write-up of inventory to estimated fair value will be expensed in the statement of operations as the related inventory is sold. This expense has not been reflected in the pro forma condensed consolidated financial statements as it represents a non-recurring charge related to the Transactions.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET — (Continued)

(c)	Records the fair value adjustment and reclass of existing other identifiable intangible assets to goodwill and other intangible assets, the write-off of debt issuance costs related to the repayment of existing indebtedness, the capitalization of debt issuance costs related to the new senior credit facility and notes and the write-off of certain assets associated with our pension plan as follows:

(In thousands)

Fair value adjustment and reclass of identifiable intangible assets	$(8,418)
Write-off existing debt issuance costs	(9,223)
Record new debt issuance costs	13,407
Pension plan unrecognized prior service cost	(226)

$(4,460)

(d)	A summary of adjustments to long-term debt follows:

(In thousands)

Payment of old term loan facility	$(193,050)
Payment of old senior subordinated notes	(149,416)
Payment of a portion of industrial development revenue bonds	(2,750)
Payment of senior preferred stock	(119,314)
New term loan facilities	160,000
Notes	150,824
Adjustment of senior notes to fair value(1)	20,758

$(132,948)

(1)	As of October 1, 2005, our senior notes were trading above par, and have been adjusted to their fair value of $232.2 million in accordance with SFAS 141.

(e)	Redeemable common stock represents an equity investment by senior management in the form of contractual rights to receive shares of Class A common stock in Doane Enterprises. This equity investment is redeemable, under certain conditions, at the option of the holder. See “Certain Relationships and Related Party Transactions.”

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
Net sales	$1,051,241	$—		$1,051,241
Cost of goods sold	896,191	3,264	(a)	899,455

Gross profit	155,050	(3,264)		151,786
Operating expenses:
Promotion and distribution	56,805	—		56,805
Selling, general and administrative	51,861	(639	)(b)	51,222
Amortization	4,313	5,615	(c)	9,928
Other operating expense, net	6,978	—		6,978

Income (loss) from operations	35,093	(8,240)		26,853
Interest expense, net	72,841	(22,576	)(d)	50,265
Debt extinguishment	4,137	(4,137	)(e)	—
Other expense, net	(1,417)	—		(1,417)

Income (loss) before income taxes	(40,468)	18,473		(21,995)
Income taxes expense	5,124	—		5,124

Net income (loss)	$(45,592)	$18,473	(f)	$(27,119)

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	First Nine Months Fiscal 2005

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
Net sales	$742,396	$—		$742,396
Cost of goods sold	610,466	2,204	(a)	612,670

Gross profit	131,930	(2,204)		129,726
Operating expenses:
Promotion and distribution	42,866	—		42,866
Selling, general and administrative	38,369	(422	)(b)	37,947
Amortization	3,130	4,205	(c)	7,335
Other operating income, net	6,787	—		6,787

Income (loss) from operations	40,778	(5,987)		34,791
Interest expense, net	57,035	(19,752	)(d)	37,283
Other expense, net	(687)	—		(687)

Income before income taxes	(15,570)	13,765		(1,805)
Income taxes expense	3,854	—		3,854

Net income (loss)	$(19,424)	$13,765	(f)	$(5,659)

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

(a)	Recognizes depreciation related to the property, plant and equipment fair value adjustment over net book value at the acquisition date. We are in the process of having an appraisal performed of our property, plant and equipment. At this time, our management has estimated the fair value of property, plant and equipment assets to be approximately $37.1 million higher than the current net book value recorded in our historical consolidated financial statements as of October 1, 2005. We estimate the remaining useful lives of buildings to be between approximately 10 and 15 years and the remaining lives of other depreciable assets, including machinery and equipment, to be approximately 5 years. The differences between the estimated fair market values of these assets and their final fair market values could be material. Assuming the weighted average remaining useful life of these depreciable assets is 6.2 years, pro forma annual depreciation expense would increase $1.6 million for a $10.0 million increase in the fair market value of these assets.

(b)	Reflects net decrease in pension expense for the amortization of actuarial losses and prior service costs.

(c)	Recognizes annual amortization related to identifiable intangible assets at the acquisition date. We are in the process of having an appraisal performed on our identifiable intangible assets. Our identifiable intangible assets include contractual customer relationships. At this time, our management has estimated the fair value of our identifiable intangible assets with finite lives to be approximately $89.0 million higher than the current net book value recorded in our historical consolidated financial statements as of October 1, 2005 and those assets to have remaining useful lives of 14 years. The differences between the estimated fair market values of these assets and their final fair market values could be material. Assuming the weighted average remaining useful life of these assets is 14 years, pro forma annual amortization would increase by $0.7 million for a $10.0 million increase in the fair market values of the assets.

(d)	Reflects adjustments to interest expense as a result of (1) repayment of the old term loan facility, 9 3/4% senior subordinated notes and senior preferred stock, (2) interest on the notes, (3) interest on the new senior credit facility, (4) amortization of debt issuance costs related to the notes, amortized over an estimated term of 10 years, (5) amortization of discount on the notes, (6) amortization of debt issuance costs related to the new senior credit facility, amortized over an estimated term of 5 to 7 years and (7) amortization of the premium on our senior notes.

(e)	Debt extinguishments of $4.1 million in fiscal 2004 relates to the write-off of unamortized debt issuance costs in connection with the November 2004 refinancing of our senior credit facility. On a pro forma basis, after giving effect to the Transactions as if they had occurred at the beginning of the period, this charge would not have been incurred in fiscal 2004.

(f)	Non-recurring charges related to the Transactions are not reflected in the pro forma adjustments. These charges are recognized in the unaudited pro forma condensed consolidated balance sheet as an adjustment to accumulated deficit. These charges include certain fees and expenses associated with the Transactions incurred by us and compensation expenses associated with the payment of transaction bonuses and the settlement of all outstanding stock options in cash.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA
      The following tables set forth our selected historical consolidated financial information derived from our audited consolidated financial statements as of and for each of the fiscal years 2000 through 2004, of which the audited consolidated financial statements for fiscal 2002 through 2004 are included elsewhere in this prospectus, except for the fiscal 2002 audited consolidated balance sheet. The table also sets forth our selected historical consolidated financial information derived from our unaudited condensed consolidated financial statements as of October 1, 2005 and for each of the first nine month periods of fiscal 2004 and 2005, which are included elsewhere in this prospectus. Operating results for the first nine months of fiscal 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year 2005.
      The information in the tables below is only a summary and should be read together with our audited consolidated financial statements for fiscal 2002, 2003 and 2004 and the related notes, our unaudited condensed consolidated financial statements for the first nine months of fiscal 2004 and 2005 and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included elsewhere in this prospectus. The figures in the tables below may reflect rounding adjustments.
      Our fiscal years end on the Saturday nearest to the end of December; and therefore, fiscal 2000 through 2004 ended on December 30, 2000, December 29, 2001, December 28, 2002, January 3, 2004 and January 1, 2005, respectively. Fiscal 2000 through 2002 and fiscal 2004 were each 52-week fiscal years and fiscal 2003 was a 53-week fiscal year. Our fiscal quarters end on the Saturday nearest to the end of the months of March, June, September and December. The first nine months of fiscal 2004 and 2005 ended on October 2, 2004 and October 1, 2005, respectively.

						First Nine Months
	Fiscal					Fiscal

	2000(1)	2001(2)(3)	2002	2003(4)	2004	2004	2005

				(Restated)
	(Dollars in thousands)
Statement of operations data:
Net sales	$875,761	$895,830	$887,333	$1,013,865	$1,051,241	$780,195	$742,396
Cost of goods sold	687,799	749,092	701,418	851,578	896,191	673,428	610,466

Gross profit	187,962	146,738	185,915	162,287	155,050	106,767	131,930
Operating expenses:
Promotion and distribution	51,929	58,241	52,445	57,616	56,805	41,771	42,866
Selling, general and administrative	50,863	47,945	48,712	52,015	51,861	38,447	38,369
Amortization(5)	12,779	13,743	4,583	4,989	4,313	3,356	3,130
Other operating expense (income), net(6)	28,639	8,655	1,447	7,227	6,978	6,329	6,787

Income from operations	43,752	18,154	78,728	40,440	35,093	16,864	40,778
Interest expense, net(7)	51,223	57,020	62,395	57,494	72,841	54,595	57,035
Debt extinguishments(8)	—	—	—	4,438	4,137	—	—
Other income, net	(1,732)	(757)	(724)	(1,156)	(1,417)	(828)	(687)

Income (loss) before income taxes	(5,739)	(38,109)	17,057	(20,336)	(40,468)	(36,903)	(15,570)
Income tax expense (benefit)	(854)	(16,171)	1,786	25,039	5,124	3,866	3,854

Net income (loss)(5)(7)	$(4,885)	$(21,938)	$15,271	$(45,375)	$(45,592)	$(40,769)	$(19,424)

Cash flow data:
Cash flows from operating activities	$45,388	$(23,936)	$78,773	$55,663	$21,287	$(6,663)	$23,175
Cash flows from investing activities	(181,316)	1,466	(25,902)	(30,185)	(20,054)	(10,572)	(16,879)
Cash flows from financing activities	131,972	25,433	(51,731)	(4,572)	(1,829)	(10,136)	(4,271)

											First Nine Months
	Fiscal										Fiscal

	2000(1)		2001(2)(3)		2002		2003(4)		2004		2004		2005

							(Restated)
	(Dollars in thousands)
Other data:
Depreciation and amortization	$36,334		$41,430		$32,164		$37,161		$40,356		$29,568		$29,728
Capital expenditures(9)	35,347		17,316		24,348		28,062		18,856		9,934		15,738
Volume of pet food manufactured and sold (thousands of U.S. tons):
North America	1,701		1,626		1,656		1,781		1,588		1,185		1,139
Europe	207		282		258		276		289		211		219
Ratio of earnings to fixed charges(10)	0.9	x	0.4	x	1.3	x	0.7	x	0.5	x	0.3	x	0.7	x

	End of Fiscal					As of
						October 1,
	2000	2001	2002	2003(4)	2004	2005

				(Restated)
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$3,158	$6,032	$7,596	$29,293	$28,847	$30,403
Working capital(11)	52,480	69,451	57,339	25,596	28,830	38,313
Total assets	907,062	836,545	870,667	885,914	901,906	830,627
Total debt(12)	573,165	587,823	554,020	574,046	690,184	699,397
Senior preferred stock(12)	55,205	65,672	77,550	91,052	106,421	119,314
Total stockholder’s equity (deficit)	70,881	37,926	58,503	32,549	7,126	(43,145)

(1)	Results for fiscal 2000 include the results of our acquisition on May 10, 2000 of A/ S Arovit Petfood, headquartered in Esbjerg, Denmark, for approximately $144.4 million and assumed indebtedness, net of cash, of approximately $11.8 million. Arovit manufactures and sells throughout Europe a full range of pet food products for dogs and cats, including wet, dry and treats, primarily through store brand programs.

(2)	Results for fiscal 2001 include the results of operations of two divestitures until the dates of sale. We sold our Perham, Minnesota facility, including the Tuffy’s brand, on April 27, 2001 and our Deep Run domestic wet pet food business on May 3, 2001.

(3)	Results for fiscal 2001 include $16.9 million of expenses associated with strategic initiatives that commenced in fiscal 2001 consisting of $6.7 million of other operating expenses related to the divestitures described above and $10.2 million of expenses associated with cost reduction initiatives. The expenses were classified as follows: (1) $0.3 million as a reduction in net sales; (2) $6.6 million as cost of goods sold; (3) $0.9 million as promotion and distribution expenses; (4) $0.4 million as selling, general and administrative expenses; and (5) $2.0 million as other operating expenses.

(4)	During the preparation of our 2004 Annual Report on Form 10-K, the Audit Committee of our board of directors determined that, following a review of our accounting practices for realized foreign currency transaction losses and the computation of interest expense, and in consultation with management and our independent registered public accounting firm, the restatement of our previously issued fiscal 2003 consolidated financial statements was necessary. The restatement resulted in a decrease in the fiscal 2003 net loss from $54.4 million to $45.3 million. This $9.1 million reduction resulted from the reversal of previously recognized transaction losses of $7.7 million related to the cumulative translation of our Euro-denominated debt and the correction of a cumulative error in our interest expense calculation of $1.4 million. The adjustments made in fiscal 2003 relating to previously recognized foreign currency translation losses and the computation of interest expense included cumulative errors through fiscal 2002 of $0.8 million and $0.7 million, respectively, which have been recognized in the fiscal 2003 restated

financial statements as adjustments to the first quarter of fiscal 2003. These adjustments have not been recorded in prior periods due to management’s conclusion that these cumulative errors through fiscal 2002, and the correction of the cumulative errors in fiscal 2003, were not material to any of the periods impacted.

(5)	As of the beginning of fiscal 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS 142 and ceased amortization of goodwill and other intangible assets. Net income (loss) for fiscal 2000 and 2001, as adjusted to give effect to the adoption of SFAS 142 as of the beginning of each such fiscal year, would have been $2.3 million and ($14.3) million, respectively.

(6)	Other operating expenses, net, of $28.6 million in fiscal 2000 include $22.3 million of restructuring costs and $6.3 million of transaction costs. The restructuring costs consist of $15.3 million of asset impairments, $3.5 million of severance and $3.5 million of other plant closing costs. The transaction costs consist of a $4.6 million loss on a foreign currency forward contract associated with the Arovit acquisition, $1.5 million of expenses for unconsummated strategic initiatives and $0.2 million of miscellaneous transaction costs.

Other operating expenses, net, of $8.7 million in fiscal 2001 include a $4.7 million net loss from the divestitures described above and $4.0 million of restructuring costs. The restructuring costs consist of $2.0 million of severance for the elimination of corporate positions following the divestitures, $1.0 million of additional severance for the elimination of corporate positions in the fourth quarter of fiscal 2001 and $1.0 million of asset impairments associated with cost reduction initiatives and a U.S. plant closure.

Other operating expenses, net, of $1.4 million in fiscal 2002 are transaction costs consisting of $0.8 million related to our postponed senior note offering and $0.6 million for an abandoned strategic initiative.

Other operating expenses, net, of $7.2 million in fiscal 2003 are restructuring costs consisting of asset impairments of $5.3 million related to our European restructuring plan and $2.4 million related to the divestiture of our 51% interest in our Crona joint venture, partially offset by $0.5 million of net positive revisions to estimates of previously accrued restructuring costs.

Other operating expenses, net, of $7.0 million in fiscal 2004 include $7.3 million of restructuring costs, $0.6 million of income from litigation settlements and $0.3 million of transaction costs. Restructuring costs associated with our European restructuring plan include $3.2 million of severance, $2.5 million of equipment installation costs and $1.3 million for manufacturing inefficiencies. In addition, we had asset impairments of $0.2 million primarily related to the closure of a U.S. distribution facility and $0.1 million of revisions to estimates of previously accrued restructuring costs.

Other operating expenses, net, of $6.3 million in the first nine months of fiscal 2004 include $6.7 million of restructuring costs related to our fiscal 2004 European restructuring plan, partially offset by $0.8 million of income from a litigation settlement. Restructuring costs associated with our European restructuring plan include $3.0 million of severance, $2.4 million of equipment installation costs and $1.3 million for manufacturing inefficiencies. In addition, we had asset impairments of $0.4 million related to the closure of a U.S. distribution facility.

Other operating expenses, net, of $6.8 million in the first nine months of fiscal 2005 includes $8.4 million of restructuring costs and $1.7 million of transaction costs primarily associated with the Acquisition, partially offset by $3.2 million from favorable litigation settlements. Restructuring costs include $6.1 million of asset impairments and $2.3 million of severance costs related to the cost savings initiatives implemented in the second and third quarters of fiscal 2005.

(7)	We adopted SFAS 150 as of the beginning of fiscal 2004 and, as a result, began recognizing the accretion and dividends associated with our senior preferred stock as interest expense in our consolidated statements of operations. Prior to the adoption of SFAS 150, we recognized the accretion and dividends as a direct component of accumulated deficit. Net income (loss) for fiscal 2000 through 2003, as adjusted to give effect to the adoption of SFAS 150 as of the beginning of each such fiscal year, would have been $(14.1) million, $(32.4) million, $3.4 million and $(58.9) million, respectively.

(8)	Debt extinguishments of $4.4 million in fiscal 2003 consist of $4.1 million related to the February 2003 refinancing of our previous credit facility and $0.3 million related to the write-off of a pro-rata portion of unamortized debt issuance costs for an optional prepayment we made on our previous senior credit facility.

Debt extinguishment of $4.1 million in fiscal 2004 relates to the write-off of unamortized debt issuance costs in connection with the November 2004 refinancing of our senior credit facility.

(9)	Capital expenditures exclude payments for acquisitions.

(10)	The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income (loss) before income taxes plus fixed charges) by fixed charges (interest expense, net, plus 33% of rent expense). For fiscal 2000, 2001, 2003 and 2004 and the first nine months of fiscal 2004 and 2005 in which the ratio of earnings to fixed charges was less than one-to-one, amounts of deficiencies in those periods were $5.7 million, $38.1 million, $20.3 million, $40.5 million, $40.8 million and $19.4 million, respectively.

(11)	Working capital has been computed as current assets excluding cash and cash equivalents less current liabilities excluding current maturities of long-term debt.

(12)	Senior preferred stock was reclassified to long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

BUSINESS
Overview
      We are the largest manufacturer of store brand pet food and the second largest manufacturer of dry pet food overall in the United States. We are also a leading manufacturer of store brand pet food in Europe. We sell to approximately 650 customers around the world and serve many of the top pet food retailers in North America and Europe. We offer our customers a full range of pet food products for both dogs and cats, including dry, soft dry, wet, treats and dog biscuits. In 2004, we estimate that we produced over 20% of the total dry pet food in the United States.
      We categorize our sales into three product areas:

•	Store brands. Store brands, also known as private label, are brands owned or licensed by retailers that typically provide a lower cost alternative to nationally branded products while providing comparable quality. We believe store brand programs are continuing to increase in strategic importance to global retailers, with the pet food category emerging as a leader in this trend. We believe pet food is a destination purchase item, and therefore the pet food consumer is valuable to retailers. A strong store brand program provides our retail customers with the opportunity to create customer loyalty by providing better value for their consumers. In addition, we believe store brands typically provide higher profit margin percentages for retailers than nationally advertised brands. Our store brand customer base is broad and includes leading mass merchandisers, grocery chains, farm and fleet companies and pet specialty stores. Globally, we manufacture approximately 200 store brands and for the first nine months of fiscal 2005, store brands represented approximately 84% of our net sales.

•	Co-manufacturing. As nationally advertised branded pet food companies continue to consolidate and focus on the marketing of their branded products, we believe they will continue to outsource a portion of their pet food manufacturing to us and choose our global network to help service their growing needs. Our co-manufacturing customers include the five largest global branded pet food companies by revenue for whom we produce, package and ship a portion of their pet food products. For the first nine months of fiscal 2005, co-manufacturing represented approximately 13% of our net sales.

•	Regional brands that we own. We produce and market regional brands that provide our customers with the opportunity to broaden their pet food product offering. We primarily sell our regional brands to grocery chains and farm and fleet companies. Globally, we manufacture approximately 30 regional brands and for the first nine months of fiscal 2005, regional brands represented approximately 3% of our net sales.
      We have been the primary supplier of store brand pet food to Wal-Mart, since 1973 and have been a supplier to its Sam’s Club division since 1990. We manufacture a wide variety of products for Wal-Mart and Sam’s Club, including the majority of their top selling store brand pet foods, Ol’ Roy and Special Kitty. Wal-Mart has been selling Ol’ Roy for 25 years, and we believe Ol’ Roy is the number one selling brand of dry pet food in the United States by volume. Special Kitty is the number one selling store brand dry cat food in the United States, and we believe it will become the number one selling dry cat food brand in the United States by volume in 2006. As the primary supplier of store brand dry pet food to Wal-Mart, we jointly developed a cost-effective and innovative North American logistics network designed to facilitate the delivery of our pet food to Wal-Mart. This logistics network benefits us and Wal-Mart by reducing handling costs, minimizing freight and shipping costs and maximizing inventory turns. Our net sales to Wal-Mart and its Sam’s Club division accounted for 44% of our total net sales for fiscal 2002, 42% for fiscal 2003, 43% for fiscal 2004 and 43% for the first nine months of fiscal 2005.

Products and Services
      We provide our customers with comprehensive pet food category management services designed to expand each customer’s pet food product lines and to improve the category’s profitability. Category management services include:

•	product development services;

•	packaging design services; and

•	pricing and marketing strategy services in connection with our customers’ store brand programs.
      Our store brand programs involve the formulation and supply of a wide variety of high quality pet food products, including dry, soft dry, soft treats and dog biscuits in the United States, as well as dry and wet products in Europe. We believe that these products are comparable in quality to, and sold at a lower price than, competing nationally advertised brand pet food products. For our nationally advertised brand customers, we manufacture pet food products to meet those customers’ specifications and quality standards. Our regional brands are generally economically priced and marketed by our customers as a complement to their other pet food offerings.
      Globally, we manufacture dry pet food under approximately 200 store brands, including Dura Life, Maxximum Nutrition, NutriCare, Ol’ Roy, Pet Pride, PMI-Nutrition, Retriever, Special Kitty and Sportsmans Choice. Our regional brands, which include Country Prime, Kozy Kitten and TrailBlazer, allow our customers to broaden their product offerings. We also offer our Bonkers and Pet Lovers brand treats to retailers. In Europe, we manufacture pet food under a variety of store brands.
      A description of each of our product lines is set forth below:

•	Dry pet food (71% of our net sales for the first nine months of fiscal 2005). We are the second largest manufacturer of dry pet food in the United States. We produce, market and distribute a wide selection of high quality dry pet food products, predominately for dogs and cats. Our dry pet food product lines include high protein, premium-blended, puppy food, gravy style and super premium meat inclusion products for dogs, and regular and blended products for cats.

•	Wet, semi-moist and all other (21% of our net sales for the first nine months of fiscal 2005). These products are distinguishable from dry pet food based on their higher moisture level content, the technology used to manufacture such products and their higher packaging costs. Europe has a much stronger market for wet products than the United States. To meet this demand, we manufacture and sell wet products throughout Europe, including chunks and gravy, pâté and loaf, and packages, such as cans, alucups and pouches.

•	Biscuits and treats (8% of our net sales for the first nine months of fiscal 2005). We are a leading global manufacturer of dog biscuits and a manufacturer of soft treats. The manufacturing process for dog biscuits primarily involves baking, whereas, manufacturing of dry pet food involves extrusion.
      In addition to manufacturing pet food products, we maintain an in-house engineering, machining and fabrication services group. This group designs and builds extruders, conveyors, dryers and other parts and equipment, including replacement parts, for our pet food manufacturing facilities and for third parties. The engineering services group maintains repair staff that service and repair machinery and equipment at our manufacturing facilities, giving us the ability to make timely repairs and reduce downtime. Our in-house engineers generally design and supervise plant construction, thereby reducing plant construction costs and resulting in consistency in manufacturing processes and quality control. We believe our engineering services group provides us with services at a lower cost and more timely and efficiently than we could obtain from third parties.

Seasonality
      Our sales are moderately seasonal. We normally experience an increase in sales volume during the first and fourth quarters of each year, which is typical in the pet food industry. Generally, cooler weather results in increased dog food consumption.
Marketing
      We believe our success depends upon our ability to partner with our customers and create brands and products that their consumers’ believe their pets will love. It also depends on the ability of our people, together with our customers, to find new and appealing ways to deliver those brands to pet-owning consumers everywhere. Our marketing approach emphasizes fundamental consumer, pet, brand and category research, which we leverage to build successful brand programs. Our team of experienced marketing professionals provides consumer and category trend analysis, category and shelf management expertise, product development direction, packaging design and promotional planning to drive profitable growth for our customers’ brands and our company.
Sales and Distribution
      Our sales team works directly with current and prospective customers, including mass merchandisers, membership clubs, farm and fleet stores, pet specialty stores and grocery chains. We also use independent food brokers to sell our products. We generate new business, in part, through the expansion of our product lines and the development of new marketing programs to existing customers.
      We jointly developed a cost effective and innovative logistic network with Wal-Mart to facilitate the delivery of our pet food to Wal-Mart seven days a week on Wal-Mart’s trailers. In addition, we distribute a substantial amount of our products to other customers utilizing their transportation networks. We are a just-in-time supplier to several of our largest customers who choose to maintain trailers at our manufacturing and distribution facilities. Proximity to certain of our customers’ distribution centers and retail locations is a key consideration in deciding the location of our manufacturing and distribution facilities and, we believe, is a significant competitive advantage. Our customers’ trailers can be loaded for shipment either directly to individual stores or to their own distribution centers. Those customers that have products shipped directly from our manufacturing and distribution facilities to their retail stores are able to reduce their inventory, freight and handling costs by avoiding shipment to their own distribution centers. Like Wal-Mart, those customers that use their own transportation fleet are able to utilize their trucks that would otherwise be empty to backhaul a load of pet food on return to their distribution center or directly to another retail store.
      For customers that do not utilize their own transportation fleet, we provide transportation on a contract basis through common carriers. We do not own or operate any transportation equipment.
      We provide vendor-managed inventory fulfillment services for our customers. We offer the ability to communicate on-line with our customers’ inventory management systems, evaluate their inventory levels and place orders on their behalf. We believe these services provide our customers with significant competitive advantages, which include shorter lead-time requirements, higher inventory turns, reduced out-of-stock positions and fresh product for their customers.
Customers
      We manufacture pet food products for approximately 650 customers globally. Our store brand customers in the United States include mass merchandisers such as Wal-Mart and Sam’s Club, pet specialty stores such as PETsMART, grocery chains such as Food Lion, Kroger, Royal Ahold and Safeway, and farm and fleet stores such as Tractor Supply, Mid-States and Land O’Lakes Purina Feeds. Net sales to Wal-Mart and its Sam’s Club division accounted for 44% of our total net sales for fiscal 2002, 42% for fiscal 2003, 43% for fiscal 2004 and 43% of net sales in the first nine months of fiscal 2005. In addition, we manufacture products for many of the largest nationally advertised brand pet food companies in the United States. Our European customer base is similar to the United States. We sell to many of the leading retailers and farm and fleet outlets, and to a lesser extent, pet specialty stores. In addition, we manufacture products in Europe for several global brand pet food companies. Globally, we sell to customers in approximately 40 countries.
Competition
      The pet food industry is highly competitive. The companies that produce and market the major nationally advertised brand pet foods are national or international conglomerates that are substantially larger than us and possess significantly greater financial and marketing resources than we do. Our store brand pet food products compete for shelf space with nationally advertised brand pet food products on the basis of quality and price. In addition, certain nationally advertised brand manufacturers also manufacture store brands. Nationally advertised brand products compete principally through advertising to create brand awareness and loyalty. We experience direct and indirect price competition from nationally advertised brand products. To the extent significant price competition from nationally advertised brand products exists or manufacturers of nationally advertised brands significantly increase their store brand presence, our operating results and cash flows could be adversely affected. We also compete with manufacturers of regional brands and other store brand manufacturers.
      We believe we differentiate our company from the nationally advertised brand pet food manufacturers by offering comparable, lower-priced products tailored to each retailer’s needs. This provides retailers with the opportunity to increase pet food category profitability and provides a destination purchase item in this important consumer category. In addition, we believe we differentiate our company from other store brand pet food manufacturers by offering higher quality products and national production and distribution capabilities.
Raw Materials and Packaging
      The principal ingredients required for our dry manufacturing operations in the United States and Europe are bulk commodity grains and food stocks, including corn, soybean meal, wheat, rice flour, wheat middling, poultry meal, meat and bone meal, corn gluten meal, tallow and poultry fat. We purchase ingredients from large national commodity companies and local grain cooperatives. The ingredient requirements of each of our manufacturing facilities are purchased locally when available and economically feasible due to the high freight costs of transporting bulk commodity products. As a result, ingredient costs may vary substantially among our manufacturing facilities due to the impact of local supply and demand and varying freight costs. Manufacturing of our wet pet food in Europe requires fresh or frozen pork, beef and poultry products which are purchased either from suppliers that aggregate and process meat by-products or directly from suppliers of meat by-products. Packaging, which includes bags, cartons, pouches, cans and alucups, is also a significant component of our material costs. We have several packaging suppliers in the United States and Europe. We generally do not maintain long-term contracts or agreements with any of our suppliers, except in our operations in Denmark where we utilize certain sole source suppliers for raw materials and packaging. We believe alternative suppliers of raw materials and packaging are readily available.
      Our pricing strategy is based on the costs of raw materials, packaging and certain other manufacturing costs plus a conversion charge, which includes a profit factor. We periodically adjust our selling prices based on fluctuations in raw material, packaging and other manufacturing costs. Future selling price increases may not be acceptable to our customers in the event of increased material costs.
      We have cost-sharing arrangements with certain of our domestic customers to reduce the impact of volatile commodity costs on our domestic business. If these arrangements continue, we expect to effectively pass through approximately half of future commodity price fluctuations to our domestic customers. Because we generally do not have long-term contracts with our customers, our cost-sharing arrangements could change.
      We are exposed to market risk related to changes in commodity prices. We may seek to manage commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal alternative proteins, oil and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year.

Research and Development
      We continuously strive to develop new and improved pet food products and manufacturing processes. Our research and development department includes a full-time staff of food technologists, chemists and companion animal nutritionists, a central laboratory with chemists and microbiologists for research and development, and quality control laboratories at each of our manufacturing facilities. Our research and development team formulates new recipes comprised of ingredients fortified with vitamins and minerals, and tests the nutritional content of new products. We exclusively use USDA licensed and inspected independent commercial kennels and catteries meeting our strict animal care and welfare standards for comparison feeding tests with nationally advertised brand products to assure comparable digestibility and palatability and to substantiate the nutritional claims of new products.
Quality Assurance
      We maintain a comprehensive program for qualifying new vendors, testing raw materials for nutritional adequacy and screening to detect the presence of mycotoxins and other harmful substances. We continuously test pet food production at each of our manufacturing facilities by analyzing finished pet food product against specifications, formula and regulatory requirements. Packaging is inspected for print quality, proper dimensions, construction and compliance with labeling regulations.
Environmental and Safety Matters
      We are subject to a broad range of federal, state, local and foreign environmental laws and regulations intended to protect public health and the environment, including those governing discharges into the air, soil and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes, and the remediation of contamination associated with releases of wastes or hazardous substances. Violations of or liability under these laws and regulations may result in administrative, civil or criminal penalties being levied against us, permit revocation or modification, performance of environmental investigatory or remedial activities, as well as, in certain instances, the issuance of injunctions that may limit or prohibit our operations. Environmental laws and regulations have changed substantially over the years and we believe the trend of more strict and expansive environmental laws and regulations will continue. While we believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us, we cannot provide any assurance that our environmental compliance expenditures will not have a material adverse impact on us in the future.
      Our U.S. operations involve the use of storage tanks and sumps. Under applicable laws and regulations, we are responsible for the proper use, maintenance and abandonment of regulated storage tanks that we own or operate and for remediation of soils, groundwater and surface water impacted by releases from such existing or abandoned aboveground or underground storage tanks and below ground sumps.
      Our U.S. operations are also subject to laws and regulations governing remediation, recycling and disposal. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as CERCLA or the “Superfund” law, and analogous state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of a facility where a hazardous substance release occurred and companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, such persons may be subject to strict, joint and several liability for the costs of environmental response measures and natural resource damages, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We also generate wastes that are subject to the federal Resource Conservation and Recovery Act, also known as RCRA, and comparable state statutes. The U.S. Environmental Protection Agency, or EPA, and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes and any future changes to such methods that are more rigorous or restrictive can increase the operating and disposal requirements incurred by us as well as by the industry in general. In the past, nearby industries have suffered releases of hazardous substances to the environment that are the subject of investigations under CERCLA or analogous state laws. It is possible that these neighboring environmental activities may have impacted some of our properties. We have not been advised by any environmental agency that we are currently considered a potentially responsible party for the neighboring or any other offsite environmental conditions, and we have no reason to believe that such neighboring or offsite conditions would have a material adverse effect on our company. In connection with area wide groundwater contamination underlying portions of the City of San Bernardino, California, the EPA issued to us an information request on August 17, 2004 regarding the use of any tetrachloroethylene, trichloroethylene, or Freon 11 or 12 at our San Bernardino facility. We responded to the EPA in November 2004 and have not received any follow-up correspondence from the agency on this matter since that time.
      We currently own or lease properties and through acquisitions in the future could own or lease additional properties that, in some instances, have been used for pet food manufacturing or feed mill operations for many years. In some locations environmentally sensitive materials were spilled or released on or under the properties owned or leased by us or on or under other locations where such materials were taken for disposal. In addition, many of these properties have been operated by third parties whose use, handling and disposal of such environmentally sensitive materials or similar wastes were not under our control. These properties and the waste materials spilled, released or otherwise found thereon may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we can be required to remove or remediate previously spilled or released waste materials (including such materials spilled or released by prior owners or operators) or property contamination (including groundwater contamination caused by prior owners or operators), or to perform monitoring or remedial activities to prevent future contamination (including releases from previously operated underground storage tanks or existing aboveground bulk petroleum storage facilities). While we do not believe any pending remedial activities will have a material adverse effect on our financial condition, there is no assurance that we will not incur additional environmental response costs in the future at existing manufacturing facilities or at other sites where waste material impacts resulting from historical or ongoing operations may be identified or that such future costs will not be material.
      Our U.S. operations are also subject to the federal Clean Water Act and analogous state laws relating to the discharge of pollutants into state and federal waters. These laws also regulate the discharge of stormwater in process areas. Local sewerage authorities have established regulations governing connections to and discharges into their sewer systems and treatment plants. Pursuant to these laws and regulations, we are required to obtain and maintain approvals or permits at a number of our facilities for the discharge of our wastewater and stormwater and develop and implement spill prevention control and countermeasure plans, also referred to as SPCC plans, in connection with on-site storage of greater than threshold quantities of oil. We are currently reviewing our SPCC plans and, where necessary, are amending such plans to comply with applicable regulations adopted by the EPA in 2002. Current EPA deadlines require us to complete amendment of these SPCC plans by February 17, 2006, and as applicable, implement these amendments by August 18, 2006. The EPA has recently proposed new rules, however, that could extend these amendment and implementation deadlines to October 31, 2007. In addition, as part of the regular overall evaluation of our ongoing operations, we are re-evaluating and, as necessary, updating the stormwater discharge permitting coverage at certain of our facilities. Also, from time to time, we are required to make capital improvements or make certain operational upgrades at certain of our facilities to assure compliance with regulatory and permit conditions relating to our wastewaters discharged offsite as well as our other operating activities. Failure to comply with these laws, regulations and permit conditions may result in the imposition of administrative, civil and criminal penalties. We believe that our operations are in substantial compliance with the Clean Water Act and analogous state and local requirements, and that the implementation of amended SPCC plans and the installation of any wastewater discharge capital improvements will not have a material adverse effect on our operations or financial condition.
      Our U.S. operations are subject to federal, state and local requirements pertaining to air emissions. We have been required from time to time to install air emission control or odor control devices to satisfy applicable air requirements. It is possible that in the future, additional air emission or odor control devices may be required to be installed at facilities of ours as deemed necessary to satisfy existing or future requirements.
      The manufacturing and marketing of our products in the United States are subject to regulation by federal regulatory agencies, including the Occupational Safety and Health Administration, the Food and Drug Administration and the Department of Agriculture, and by various state and local authorities. The Food and Drug Administration also regulates the labeling of our products. Substantial administrative, civil and criminal penalties may be imposed for violations of Occupational Safety and Health Administration, Food and Drug Administration and Department of Agriculture regulations, and violations may be restrained through injunction proceedings. We procure and maintain the necessary permits and licenses to operate our U.S. facilities and consider our company to be in material compliance with applicable Occupational Safety and Health Administration, Food and Drug Administration and Department of Agriculture requirements.
      Our facilities outside of the United States are potentially subject to similar foreign governmental controls and restrictions pertaining to the environment, safety, and public health. Among the controls and restrictions imposed on our facilities outside of the United States are requirements for obtaining necessary environmental permits, cleanup of subsurface conditions beneath our facilities arising from primarily historical operations, control of odors resulting from our operations, limitation of pollutants that are contained in wastewater effluent discharged or otherwise transported from our facilities, and development and implementation or upgrading of environmental management systems at our facilities to assure compliance with applicable laws and regulations.
      We believe our U.S. and foreign operations are in compliance in all material respects with applicable current environmental, safety and public health laws and regulations; however, those laws and regulations may change in the future and we may incur significant costs in the future to comply with those laws and regulations or in connection with the effect of these matters on our business.
Trademarks
      Certain of our brands are protected by trademark registrations in the United States and in certain foreign markets. We believe our registered trademarks are adequate to protect such brand names.
Employees
      As of December 9, 2005, our global workforce consisted of 2,226 employees. We had 1,439 employees in the United States and 787 employees in Europe, comprised of 652 management and administrative employees and 1,574 manufacturing employees. We have 336 employees represented by labor unions at six of our U.S. facilities. A collective bargaining agreement with our Joplin, Missouri facility covered 95 employees as of December 9, 2005 and expires on February 4, 2006. A collective bargaining agreement with our Muscatine, Iowa facility covered 39 employees as of December 9, 2005 and expires on June 30, 2006. A collective bargaining agreement with our Portland, Indiana facility covered 44 employees as of December 9, 2005 and expires on July 22, 2007. A collective bargaining agreement with our Allentown, Pennsylvania facility covered 33 employees as of December 9, 2005 and expires on July 16, 2008. A collective bargaining agreement with our Birmingham, Alabama facility covered 64 employees as of December 9, 2005 and expires on July 20, 2008. The employees at our Miami, Oklahoma facility have voted to be represented by a union, however no collective bargaining agreement has been entered into. We had 61 employees at our Miami facility as of December 9, 2005. We consider relations with our employees to be satisfactory.
Properties
      Our corporate headquarters are located in Brentwood, Tennessee. Our manufacturing and distribution facilities are generally located in rural areas in close proximity to our customers, raw materials and transportation networks, including rail transportation. We believe our broad number of strategically located facilities enhances our position as a low cost provider of pet food by reducing freight costs for raw materials and finished goods. Our rural locations also reduce land and labor costs. We believe we can construct new manufacturing facilities at a lower cost than competitors by using our in-house engineering, machinery and fabrication services group to design and construct most of the necessary manufacturing equipment.
      The following table shows our U.S. and European manufacturing and distribution facilities:

Location	Principal Products	Square Footage

Domestic manufacturing and warehouse facilities:
Allentown, PA	Dry dog/cat food	70,000
Birmingham, AL	Dry dog/cat food	115,000
Butler, MO	Dry dog/cat food	57,000
Clinton, OK	Dry dog/cat food	197,000
Dexter, MO	Dry dog/cat food	70,000
Everson, PA	Dry dog/cat food	74,000
Joplin, MO	Dry dog/cat food; dog biscuits	308,000
LeSueur, MN	Dry dog/cat food; dog biscuits	160,000
Manassas, VA	Dry dog/cat food	80,000
McKenzie, TN	Dry dog/cat food	90,000
Miami, OK	Dog and cat treats	76,000
Muscatine, IA	Dry dog/cat food	100,000
Orangeburg, SC	Dry dog/cat food	139,000
Portland, IN	Dog biscuits	120,000
Pueblo, CO	Dry dog/cat food	125,000
San Bernardino, CA	Dry dog/cat food	169,000
Temple, TX	Dry dog/cat food	110,000
Tomah, WI	Dry dog/cat food	98,000
Tracy, CA	Dry dog/cat food	110,000
Washington Courthouse, OH	Dry dog/cat food; dog biscuits	190,000
Domestic distribution warehouses:
Johnstown, NY(1)	N/A	41,000
Ocala, FL	N/A	76,000
European manufacturing and warehouse facilities:
Carat, Austria(1)	Wet dog/cat food	38,000
Esbjerg, Denmark	Wet dog/cat food; treats	487,000
Norwich, England(1)	Dry dog/cat food	81,000
Valladolid, Spain	Dry dog/cat food	112,000
Vejen, Denmark	Dry dog/cat food	151,000
Joint venture facility:
Milano, Italy	Dry dog/cat food	67,000

(1)	These facilities are leased. All other facilities are owned by us other than the joint venture facility.
Legal Proceedings
      In the ordinary course of business, we are party to litigation from time to time; however, we are not a party to any material pending legal proceedings that, if adversely determined, we believe would have a material adverse effect on our results of operations or financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited consolidated financial statements and notes thereto which appear elsewhere in this prospectus. It contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve risks, uncertainties and assumptions. Please see “Cautionary Statement Regarding Forward-Looking Statements” for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
      We manufacture pet food, primarily store brands, in the United States and Europe using 25 combined manufacturing and distribution facilities. We manufacture pet food products predominately for dogs and cats, including dry, semi-moist, soft dry, wet treats and dog biscuits. We sell our products to a variety of types of retailers. Our net sales to Wal-Mart and its Sam’s Club division accounted for 44% of our total net sales for fiscal 2002, 42% for fiscal 2003, 43% for fiscal 2004 and 43% for the first nine months of fiscal 2005.
      Historically, approximately 75% of our cost of goods sold has been comprised of raw material and packaging costs with the remainder primarily comprised of salaries, wages and related fringe benefits, utilities and depreciation. Our operating expenses consist of promotion and distribution expenses, selling, general and administrative expenses, amortization and other operating expenses. Promotion and distribution expenses are primarily comprised of promotions, freight, brokerage fees and warehousing expenses. Selling, general and administrative expenses primarily include salaries and related fringe benefits, depreciation and other corporate overhead costs, which typically do not increase proportionately with increases in net sales and sales volumes.
      Our financial results depend to a large extent on the costs of raw materials, packaging, oil and natural gas and our ability to pass through increases in these costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand, changes in international demand, trading activity in the commodity markets, as well as weather conditions during the growing and harvesting seasons. Fluctuations in paper prices, which affect our costs for packaging materials, have resulted from changes in supply and demand, general economic conditions and other factors. In addition, we have exposure to changes in pricing of oil and natural gas, which affects our manufacturing, transportation and packaging costs. Our results of operations have been exposed to volatility in the commodity, oil and natural gas markets in the past and may be exposed to such volatility in the future.
      In the event of any increases in raw materials, packaging, oil or natural gas costs, we may be required to seek increased selling prices for our products to avoid margin deterioration. We cannot provide assurances regarding the timing or extent of our ability to implement such price increases or whether any price increases implemented by us may affect future sales volumes to our customers.
      Our sales are moderately seasonal. We normally experience an increase in sales volume during the first and fourth quarters of each year, which is typical in the pet food industry. Generally, cooler weather results in increased dog food consumption.
Recent Developments

The Acquisition
      On October 24, 2005, pursuant to the Agreement and Plan of Merger dated as of August 28, 2005, OTPP acquired beneficial ownership of substantially all of the outstanding capital stock of our parent corporation. This transaction, referred to as the Acquisition, was effected by the merger of DPC Newco with and into Doane Enterprises with Doane Enterprises surviving the merger. In connection with the Acquisition, OTPP and our senior management have investments in Doane Enterprises of $297.8 million and $4.7 million, respectively. Following the Acquisition, Doane Enterprises continues to beneficially own substantially all of our outstanding capital stock.

The Financing Transactions
      In connection with the Acquisition, we effected or commenced a series of recapitalization transactions, referred to as the Financing Transactions, and, together with the Acquisition, as the Transactions, including, among others:

•	the termination and full settlement of our old $230.0 million senior credit facility and the closing of a new $210.0 million new senior credit facility;

•	the closing of the private placement of $152.0 million in aggregate principal amount of the outstanding notes due November 15, 2015;

•	the redemption of our 9 3/4% senior subordinated notes due 2007 at a price of 100% of the aggregate principal amount of $150.0 million, plus accrued and unpaid interest to, but not including, the redemption date of November 22, 2005;

•	the repurchase of our 14.25% senior preferred stock due 2007 at a purchase price equal to 101% of the liquidation value thereof, which included a 1% change of control premium, plus accrued and unpaid dividends to, but not including, the purchase date of November 22, 2005; and

•	the repurchase of $2.8 million aggregate principal amount of our 7.25% Ottawa County Finance Authority industrial development revenue bonds at a purchase price equal to 101% of the principal amount thereof, which includes a 1% change of control premium, plus accrued and unpaid interest to, but not including, the purchase date of December 22, 2005.
      We incurred certain non-recurring charges related to the Acquisition and Financing Transactions that are being recognized in the third and fourth quarters of fiscal 2005. These charges included, among others, fees and expenses associated with the Acquisition incurred by us and compensation expenses associated with the payment of transaction bonuses and the settlement of all outstanding stock options in cash.

Stock Incentive Plan
      In connection with the closing of the Acquisition on October 24, 2005, our parent corporation terminated its existing stock option plans and established a new stock option plan, the Doane Pet Care Enterprises, Inc. Stock Incentive Plan. The termination of the existing plans was effected by settling all of the outstanding options in cash. Under the new plan, a total of 9.5%, or 326,175 shares, of the fully-diluted Class A common stock of our parent corporation is available for option grants. On October 24, 2005, our parent corporation granted 223,171 stock options to the senior management of our company, which have a 10-year life and vest ratably in five equal installments on each of the first five anniversaries of the effective date of the new plan with the potential for accelerated vesting upon a change of control of our parent corporation.
First Nine Months of Fiscal 2005 in Review
      In the first nine months of fiscal 2005, our net sales decreased 4.8% to $742.4 million from $780.2 million in the first nine months of fiscal 2004. This decrease was primarily due to our domestic cost-sharing arrangements, and the related impact of passing through a portion of our lower commodity costs, and lower domestic sales volume, partially offset by higher European sales volume. Our gross profit increased 23.6%, or $25.1 million, from the first nine months of fiscal 2004 primarily as a result of lower global commodity costs, partially offset by the above factors affecting net sales. Net loss for the first nine months of fiscal 2005 was further affected by the restructuring activities and related asset impairments discussed below.
      In the third quarter of fiscal 2005, we announced several initiatives to further reduce our cost structure and to increase operating efficiencies. These initiatives are in addition to the closure of our Cartersville, Georgia dry pet food manufacturing facility in the second quarter of fiscal 2005. The 2005 third quarter initiatives include the closure of two additional U.S. manufacturing facilities, our Hillburn, New York biscuit facility and our Delavan, Wisconsin semi-moist facility, as well as the permanent shutdown of our dry dog and cat food production lines at our Portland, Indiana manufacturing facility. We also announced the reduction of our U.S. corporate salaried workforce by approximately 7% as part of these initiatives. Our fiscal 2005 cost savings initiatives are based upon a number of factors including manufacturing and supply chain costs, as well as our ongoing efforts to optimize operating efficiencies. We expect these initiatives to be completed during the fourth quarter of fiscal 2005 and do not anticipate any disruption in service to customers currently being served by these closed facilities.
      In connection with the cost savings initiatives, we incurred non-cash asset impairment charges of $6.1 million and severance costs of $2.3 million for the first nine months of fiscal 2005, and expect to incur additional costs in the future of approximately $0.4 million primarily related to the carrying costs of the Hillburn and Delavan closed facilities. We expect our future annualized savings associated with the cost savings initiatives to be in the range of $2.5 million to $3.0 million.
      As part of an ongoing strategy to focus on manufactured products, we announced in the third quarter of fiscal 2005 that we will discontinue providing distribution services for our non-manufactured products in the United States, which we expect will reduce our future annualized revenues by approximately $50.0 million. This action will allow for more efficient distribution of our manufactured products and an increased focus on higher margin, value-added business such that we do not expect the impact on income from operations to be material. We expect to complete this transition by the end of the first quarter of fiscal 2006.
Fiscal 2004 Year in Review
      In fiscal 2004, net sales increased 3.7% to $1,051.2 million from $1,013.9 million in fiscal 2003. Excluding the impact of foreign currency exchange rate fluctuations and the 53rd week in fiscal 2003, net sales increased 2.6%. The favorable impact of our 2004 domestic price increases, as described below, and sales volume growth in our European business was partially offset by lower domestic sales volume. Our fiscal 2004 gross profit decreased 4.5% to $155.1 million from $162.3 million in fiscal 2003. The $7.2 million decrease in our gross profit was a result of higher global commodity costs, partially offset by the positive net impact of the above factors affecting sales. Our net loss of $45.6 million was further impacted by (1) other operating expense, net, of $7.0 million primarily related to our European restructuring plan; (2) $4.1 million of debt extinguishment associated with refinancing a previous senior credit facility and (3) $15.4 million of non-cash interest expense related to our senior preferred stock upon adoption of SFAS 150, as described below.
      In fiscal 2003 and 2004, our domestic dry pet food commodity costs were significantly higher than in previous years. In this two-year run, we experienced unprecedented volatility and an increase in these costs exceeding $90 million compared to our fiscal 2002 costs. As a result, we reached cost-sharing arrangements with certain of our domestic customers such that, by the end of the first quarter of fiscal 2004, approximately 80% of our domestic volume was under some form of cost-sharing arrangement. That compares to cost-sharing arrangements covering approximately 20% of our domestic volume at the end of fiscal 2003. If these arrangements continue in their present form, we will effectively pass through approximately half of future commodity price fluctuations to our domestic customers. In addition, we implemented a broad price increase in January 2004 of approximately 7.5% to 9.5% followed by additional price increases in the second quarter of fiscal 2004 of approximately 6.0% to 8.0% for most of our domestic products. As a result of the new pricing and the cost-sharing strategy, the negative impact of commodities on our results of operations in fiscal 2004 was not as dramatic as it was in fiscal 2003, despite the continued increase in commodity costs. In late fiscal 2004, certain commodity costs began to recede. As commodity costs declined, our prices adjusted downward for our customers on a cost-sharing arrangement.
      We completed our European restructuring plan in the fourth quarter of fiscal 2004. We recognized $7.0 million of other operating expenses related to this plan during fiscal 2004 consisting of $3.2 million for severance, $2.5 million for installation of transferred equipment and $1.3 million for manufacturing inefficiencies during the transition period. Our European restructuring plan was comprised of two major components: (1) the consolidation of our wet pet food operation in Vrä, Denmark into our facility in Esbjerg, Denmark and our recently expanded facility in Carat, Austria, and (2) the reorganization of certain of our European subsidiaries to more efficiently manage our foreign operations and reduce selling, general and administrative expenses.
      In November 2004, we refinanced our previous senior credit facility by entering into the existing senior credit facility, which provides for total commitments of $230.0 million, consisting of a $195.0 million term loan facility and a $35.0 million revolving credit facility, with a $20.0 million sub-limit for issuance of letters of credit. We used $180.5 million of the proceeds to fully repay our previous senior credit facility and $5.9 million to pay related fees and expenses of the November 2004 senior credit facility. The refinancing replaced our previous senior credit facility, portions of which were scheduled to mature in fiscal 2005, lowered our debt service costs and increased our liquidity.
      As of the beginning of fiscal 2004, we adopted SFAS 150. SFAS 150 required us to reclassify our senior preferred stock to long-term debt and to recognize the related accretion and dividends of $15.4 million in fiscal 2004 as interest expense. SFAS 150 explicitly prohibits restatement of prior periods.
Restatement of Fiscal 2003
      During the preparation of our 2004 Annual Report on Form 10-K, the Audit Committee of our board of directors determined that, following a review of our accounting practices for realized foreign currency transaction losses and the computation of interest expense, and in consultation with management and our independent registered public accounting firm, the restatement of our previously issued fiscal 2003 consolidated financial statements was necessary. The restatement resulted in a decrease in the fiscal 2003 net loss from $54.4 million to $45.3 million. This $9.1 million reduction resulted from the reversal of previously recognized transaction losses of $7.7 million related to the cumulative translation of our Euro-denominated debt and the correction of a cumulative error in our interest expense calculation of $1.4 million. The restatement did not affect our compliance with any covenants under our existing senior credit facility or other debt instruments.
Results of Operations
      Our fiscal year ends on the Saturday nearest to the end of December and, therefore, fiscal 2002, 2003 and 2004 ended on December 28, 2002, January 3, 2004 and January 1, 2005, respectively. Fiscal 2002 and 2004 were each 52-week fiscal years and fiscal 2003 was a 53-week fiscal year. Each quarter ends on the Saturday nearest to the end of the months of March, June, September and December with the first nine month periods of fiscal 2004 and 2005 ending on October 2, 2004 and October 1, 2005, respectively.
      We have foreign currency exposure relating to our business transactions in currencies other than the U.S. dollar. In addition, the timing and extent of foreign currency exchange rate fluctuations may have a material impact on our operations due to the translations of the financial statements of our foreign subsidiaries into U.S. dollars. Although our functional currencies other than the U.S. dollar include the Euro, Danish Krona and British Pound Sterling, the Euro to U.S. dollar exchange rate approximates the impact of movements in our individual functional foreign currency exchange rates. For the purpose of analyzing our results of operations, the average Euro to U.S. dollar exchange rates for fiscal 2002, 2003 and 2004 were 0.94, 1.13 and 1.24, respectively, and for each of the first nine months of fiscal 2004 and 2005 were approximately 1.22 and 1.26, respectively. For the purpose of analyzing our financial position, the Euro to U.S. dollar exchange rates as of the end of fiscal 2003, fiscal 2004 and as of October 1, 2005 were 1.25, 1.36 and 1.20, respectively.

Statement of Operations Data
      The following table sets forth our statement of operations derived from our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus and expressed as a percentage of net sales for the respective periods as indicated:

	First Nine Months				Fiscal

	2004		2005		2002		2003		2004

							(Restated)
	(Dollars in thousands)
Net sales	$780,195	100.0%	$742,396	100.0%	$887,333	100.0%	$1,013,865	100.0%	$1,051,241	100.0%

Cost of goods sold:
Commodity costs	399,903	51.2	346,548	46.7	390,899	44.1	494,302	48.8	531,980	50.6
Other	273,525	35.1	263,918	35.5	310,519	34.9	357,276	35.2	364,211	34.7

Total cost of goods sold	673,428	86.3	610,466	82.2	701,418	79.0	851,578	84.0	896,191	85.3

Gross profit	106,767	13.7	131,930	17.8	185,915	21.0	162,287	16.0	155,050	14.7
Operating expenses:
Promotion and distribution	41,771	5.4	42,866	5.8	52,445	5.9	57,616	5.7	56,805	5.4
Selling, general and administrative	38,447	4.9	38,369	5.2	48,712	5.5	52,015	5.1	51,861	4.9
Amortization	3,356	0.4	3,130	0.4	4,583	0.5	4,989	0.5	4,313	0.4
Other operating expense (income), net	6,329	0.8	6,787	0.9	1,447	0.2	7,227	0.7	6,978	0.7

Income from operations	16,864	2.2	40,778	5.5	78,728	8.9	40,440	4.0	35,093	3.3
Interest expense, net	54,595	7.0	57,035	7.7	62,395	7.0	57,494	5.7	72,841	6.8
Debt extinguishments	—	—	—	—	—	—	4,438	0.4	4,137	0.4
Other income, net	(828)	(0.1)	(687)	(0.1)	(724)	—	(1,156)	(0.1)	(1,417)	(0.1)

Income (loss) before income taxes	(36,903)	(4.7)	(15,570)	(2.1)	17,057	1.9	(20,336)	(2.0)	(40,468)	(3.8)
Income tax expense	3,866	0.5	3,854	0.5	1,786	0.2	25,039	2.5	5,124	0.5

Net income (loss)	$(40,769)	(5.2)%	$(19,424)	(2.6)%	$15,271	1.7%	$(45,375)	(4.5)%	$(45,592)	(4.3)%

First Nine Months of Fiscal 2005 Compared to First Nine Months of Fiscal 2004
      Net sales. Net sales for the first nine months of fiscal 2005 decreased 4.8%, or $37.8 million, to $742.4 million from $780.2 million for the first nine months of fiscal 2004. The decrease in our net sales was primarily due to our cost-sharing arrangements, and the related impact of passing through a portion of our lower U.S. commodity costs to certain customers. In addition, net sales decreased due to lower domestic sales volume, partially offset by higher European sales volume and favorable foreign currency exchange rate fluctuations.
      Gross profit. Gross profit for the first nine months of fiscal 2005 increased 23.6%, or $25.1 million, to $131.9 million from $106.8 million for the first nine months of fiscal 2004. This increase was primarily due to lower global commodity costs, which decreased as a percentage of net sales to 46.7% in the first nine months of fiscal 2005 from 51.2% in the first nine months of fiscal 2004, partially offset by the above factors affecting our net sales. Other cost of goods sold as a percentage of net sales for the first nine months of fiscal 2005 was consistent compared to the first nine months of fiscal 2004, but consisted of offsetting factors. These factors included an $8.5 million favorable period-over-period change related to the volatility of commodity prices combined with the fair value accounting for our commodity derivative instruments under SFAS 133, and increased manufacturing efficiencies primarily related to our fiscal 2004 European restructuring. These favorable changes in our other cost of goods sold were partially offset by increased global packaging costs due to higher oil and steel prices.

      Promotion and distribution. Promotion and distribution expenses for the first nine months of fiscal 2005 increased 2.6%, or $1.1 million, to $42.9 million from $41.8 million for the first nine months of fiscal 2004. This increase was primarily due to higher global freight costs resulting from both rising gasoline prices and resumed shipments to Mexico.
      Other operating expenses, net. Other operating expense, net, of $6.8 million in the first nine months of fiscal 2005 included $6.1 million of asset impairments and $2.3 million of severance costs related to the cost savings initiatives implemented in the second and third quarters of fiscal 2005. In addition, we had $1.7 million of transaction costs primarily related to the Acquisition. These other operating expenses were partially offset by $3.2 million of favorable litigation settlements in the first quarter of fiscal 2005. Other operating expense, net, in the first nine months of fiscal 2004 consisted of $6.7 million of restructuring costs related to our fiscal 2004 European restructuring plan and $0.4 million of asset impairments related to the closure of our distribution center in Alexandria, Louisiana, partially offset by $0.8 million of income from an arbitration award. The European restructuring costs of $6.7 million included severance costs of $3.0 million, equipment installation costs of $2.4 million and manufacturing inefficiencies of $1.3 million.
      Interest expense, net. Interest expense, net, for the first nine months of fiscal 2005 increased 4.5%, or $2.4 million, to $57.0 million from $54.6 million for the first nine months of fiscal 2004, primarily due to the increase in our senior preferred stock dividends.
      Income tax expense. We recognized income tax expense of $3.9 million for each of the first nine month periods of both fiscal 2005 and fiscal 2004. The overall effective tax rate for both periods differs from the expected combined federal and state rate of 38.9% due to the changes in the valuation allowances against our deferred tax assets that are not considered recoverable through known reversals of deferred tax liabilities.
Fiscal 2004 Compared to Fiscal 2003, as Restated
      Net sales. Net sales in fiscal 2004 increased 3.7% to $1,051.2 million from $1,013.9 million in fiscal 2003. The increase was due to the domestic price increases implemented in the first half of fiscal 2004, sales volume growth in our European business and the positive impact of foreign currency exchange rate fluctuations. These items were partially offset by a decrease in domestic sales volume and the extra week in fiscal 2003. Excluding both the impact of the foreign currency exchange rate and the 53rd week, net sales increased 2.6% in fiscal 2004.
      Gross profit. Gross profit in fiscal 2004 decreased 4.5%, or $7.2 million, to $155.1 million from $162.3 million in fiscal 2003. Excluding the impact of foreign currency exchange rate fluctuations and the 53rd week, gross profit in fiscal 2004 decreased 6.7% or $10.7 million from fiscal 2003. Of this decrease in gross profit, $7.3 million is due to the fair value accounting of our commodity derivative instruments under SFAS 133 combined with the volatility of commodity prices, which resulted in a $2.1 million increase in cost of goods sold in fiscal 2004 compared to a $5.2 million reduction in cost of goods sold in fiscal 2003. In addition, depreciation expense increased $3.9 million. Excluding the impact of these factors, higher global commodity costs and lower domestic sales volume were offset by our pricing strategy and manufacturing efficiencies in both the United States and Europe.
      Promotion and distribution. Promotion and distribution expenses in fiscal 2004 decreased 1.4% to $56.8 million from $57.6 million in fiscal 2003. As a percentage of net sales, promotion and distribution expenses decreased to 5.4% in fiscal 2004 from 5.7% in fiscal 2003 primarily due to lower distribution expenses associated with the closure of a U.S. distribution facility.
      Selling, general and administrative. Selling, general and administrative expenses in fiscal 2004 decreased 0.3%, or $0.2 million. Excluding the foreign currency exchange rate impact and the 53rd week, selling, general and administrative expenses increased 2.4%, or $1.3 million from fiscal 2003. This increase is primarily due to variable compensation incentives paid to employees that are tied to our business performance, partially offset by lower sales and marketing expenses.

      Other operating expense (income), net. Other operating expenses, net, of $7.0 million in fiscal 2004 include $7.3 million of restructuring costs, $0.6 million of income from litigation settlements and $0.3 million of transaction costs.
      Interest expense, net. Interest expense, net, in fiscal 2004 increased 26.7% to $72.8 million from $57.5 million in fiscal 2003. Excluding the foreign currency exchange rate impact and the 53rd week, interest expense increased 28.8%, or $16.2 million primarily due to $15.4 million of accretion and dividends in fiscal 2004 relating to our senior preferred stock.
      Debt extinguishment. Debt extinguishment of $4.1 million in fiscal 2004 related to the write-off of unamortized debt issuance costs in connection with the November 2004 refinancing of our previous senior credit facility.
      Income tax expense. We recognized income tax expense of $5.1 million in fiscal 2004 compared to $25.0 million in fiscal 2003. We recognized increases in the valuation allowance against deferred tax assets of $15.8 million in fiscal 2004 and $39.0 million in fiscal 2003. The overall effective tax rate in these periods differs from the expected combined U.S. federal and state rate of 38.9% due to the increases in the valuation allowance recognized during these periods and foreign taxes.
Fiscal 2003, as Restated, Compared to Fiscal 2002
      Net sales. Net sales in fiscal 2003 increased 14.3% to $1,013.9 million from $887.3 million in fiscal 2002. The fiscal 2003 sales increase was primarily due to sales volume growth and favorable currency exchange rate, primarily between the U.S. dollar and Euro. Fiscal 2003 sales volume growth also benefited from an extra week in fiscal 2003 compared to fiscal 2002. Excluding only the foreign currency exchange rate impact, net sales increased 9.5%; whereas, excluding only the benefit of the extra week of sales in fiscal 2003, net sales increased 12.6%. Excluding both the positive impact of the foreign currency exchange rate and the extra week, net sales increased 7.8%. The increase in sales volume is primarily attributable to the impact of a full year of Meow Mix and Ol’ Roy Meaty Chunks ’N Gravy volume in fiscal 2003 compared to a partial year of this volume for fiscal 2002.
      Gross profit. Gross profit in fiscal 2003 decreased 12.7%, or $23.6 million, to $162.3 million from $185.9 million in fiscal 2002. Excluding the foreign currency exchange rate impact and the 53rd week in fiscal 2003, gross profit decreased $35.0 million, or 18.8%, from fiscal 2002 to fiscal 2003. This decrease was primarily due to higher commodity costs, which increased as a percentage of net sales to 48.8% in fiscal 2003 from 44.1% in fiscal 2002. In addition, other cost of goods sold increased as a percentage of net sales to 35.2% in fiscal 2003 from 34.9% in fiscal 2002 primarily due to higher natural gas costs. The impact of these higher costs on gross profit was partially offset by the increase in our sales volume in fiscal 2003. Due to the volatility of commodity prices, gross profit increased $0.3 million under SFAS 133 fair value accounting of our commodity derivative instruments, which resulted in a $5.2 million reduction in our cost of goods sold in fiscal 2003 compared to a $4.9 million reduction in our cost of goods sold in fiscal 2002.
      Promotion and distribution. Promotion and distribution expenses in fiscal 2003 increased 9.9% to $57.6 million from $52.4 million in fiscal 2002. As a percentage of net sales, promotion and distribution expenses decreased to 5.7% in fiscal 2003 from 5.9% in fiscal 2002 primarily due to the product mix of our new business.
      Selling, general and administrative. Selling, general and administrative expenses in fiscal 2003 increased 6.8% to $52.0 million from $48.7 million in fiscal 2002. Excluding the foreign currency exchange rate impact in fiscal 2003, selling, general and administrative expenses were consistent with fiscal 2002.
      Other operating expense (income), net. Other operating expenses, net, of $7.2 million in fiscal 2003 include asset impairments of $5.3 million related to the building and certain equipment of our manufacturing facility in Vrä, Denmark and $2.4 million related to the divestiture of our 51% interest in our Crona joint venture, partially offset by net positive revisions to estimates of previously accrued restructuring costs of $0.5 million. Other operating expenses of $1.4 million in fiscal 2002 are transaction costs consisting of

$0.8 million related to our postponed senior note offering that was subsequently completed in February 2003 and $0.6 million for an abandoned strategic initiative.
      Interest expense, net. Interest expense, net, in fiscal 2003 decreased 7.9% to $57.5 million from $62.4 million in fiscal 2002. This decrease was primarily due to the elimination of the excess leverage fee accrual under our previous senior credit facility and a decrease in interest rates associated with our floating rate debt, partially offset by a higher interest rate on the portion of our long-term debt refinanced in February 2003.
      Debt extinguishments. Debt extinguishments of $4.4 million in fiscal 2003 consisted of $4.1 million related to our refinancing in February 2003 and $0.3 million related to the write-off of a pro-rata portion of unamortized debt issuance costs for an optional prepayment on the February 2003 senior credit facility in the third quarter of fiscal 2003.
      Income tax expense. We recognized income tax expense of $25.0 million in fiscal 2003 compared to $1.8 million in fiscal 2002. We recognized increases in the valuation allowance against deferred tax assets during these periods of $39.0 million in fiscal 2003 and $0.6 million in fiscal 2002. Due to the magnitude of our operating losses in fiscal 2003, coupled with the variability of our historical earnings, we determined that we no longer met the “more likely than not” recoverability criteria necessary to recognize our deferred tax assets, except for those assets which will be recovered through known reversals of deferred tax liabilities. The overall effective tax rate for both periods differs from the expected combined federal and state rate of 38.9% due to the increases in the valuation allowance described above and foreign taxes.
Liquidity and Capital Resources
      We have historically funded our operations, capital expenditures and working capital requirements with cash flows from operations, bank borrowings and the issuance of other indebtedness.

Cash and Cash Flows
      Net cash provided by our operating activities was $23.2 million for the first nine months of fiscal 2005 compared to net cash used in operating activities of $6.7 million for the first nine months of fiscal 2004. The $29.9 million period-over-period favorable change was primarily due to our improved earnings.
      Net cash used in our investing activities was $16.9 million for the first nine months of fiscal 2005 compared to $10.6 million for the first nine months of fiscal 2004. The change resulted primarily from increased capital expenditures, which were $15.7 million for the first nine months of fiscal 2005 compared to $9.9 million for the first nine months of fiscal 2004. The increase in capital expenditures in the first nine months of fiscal 2005 was primarily due to increased spending on process improvements and cost savings projects.
      Net cash used in our financing activities was $4.3 million for the first nine months of fiscal 2005 compared to $10.1 million for the first nine months of fiscal 2004. In the first nine months of fiscal 2005, we made scheduled principal payments on our existing senior credit facility and debt of our foreign subsidiaries and incurred a portion of the fees and expenses related to the Financing Transactions. In the first nine months of fiscal 2004, we refinanced certain of our European loans, made scheduled principal payments on a previous senior credit facility and paid fees and expenses associated with a first quarter amendment to the previous senior credit facility.

Liquidity
      We are highly leveraged and have significant cash requirements for debt service relating to our new senior credit facility, the notes, senior notes, industrial development revenue bonds and debt of our foreign subsidiaries.
      As of October 1, 2005, our principal sources of liquidity consisted of working capital of $38.3 million, net of cash and cash equivalents of $30.4 million and current maturities of long-term debt of $3.5 million.

We also had $30.2 million of availability out of a total availability of $35.0 million under our old revolving credit facility, net of $4.8 million of issued and undrawn letters of credit.
      In connection with the Acquisition, which closed on October 24, 2005, we effected or commenced the Financing Transactions that included, among others, closing a new $210.0 million senior credit facility and the $152.0 million private placement of the outstanding notes. For a further description of the Financing Transactions, see “Recent Developments” above. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we had $44.9 million of availability out of a total availability of $50.0 million under our new revolving credit facility, net of $5.1 million of issued and undrawn letters of credit. As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we had $566.4 million of outstanding indebtedness.
      Our ability to incur additional indebtedness upon consummation of the Financing Transactions is limited by our new senior credit facility, including compliance with the financial covenants therein, and by the indentures governing our existing senior notes and the notes. Upon consummation of the Financing Transactions, our principal sources of liquidity are cash flows from our business and future borrowings under our new $50.0 million multi-currency revolving credit facility. We believe that these sources of liquidity will be sufficient in the near term to enable us to make required principal and interest payments on our debt and to provide us with the necessary liquidity for operational and capital requirements in our current operating environment.
      We believe the capital expenditures permitted under our new senior credit facility are sufficient to provide us with the necessary flexibility to meet our maintenance capital expenditure requirements and at the same time fund any facility expansions, cost reduction initiatives and customer requirements for the remainder of fiscal 2005 and 2006. We anticipate that our capital expenditures for fiscal 2005 and 2006 will each approximate $27 million to $30 million, with approximately $10 million to $12 million required to maintain our current business and the remainder available for any facility expansions, cost reduction initiatives and customer requirements. Our capital expenditures were $15.7 million in the first nine months of fiscal 2005.
      Any future acquisitions, joint ventures or similar transactions will likely require additional capital and we may not have such capital available to us on commercially reasonable terms, on terms acceptable to us, or at all. Our business may not generate sufficient cash flows or future borrowings may not be available in an amount sufficient to enable us to make required principal and interest payments on our debt, including our new senior credit facility and the notes, and our senior notes or to fund our other liquidity needs. In addition, our business may not generate sufficient operating results and cash flows to allow us to comply with the financial covenants in our new senior credit facility. In the event of default under our new senior credit facility, absent an amendment or a waiver from the lenders, a majority of our lenders could accelerate outstanding debt under the new senior credit facility, terminate our revolving credit facility and seize the cash in our operating accounts. In that event, we may not have sufficient liquidity to make required principal and interest payments on our debt or to fund operational and capital requirements.

Debt
      On a pro forma basis after giving effect to the Transactions, our long-term debt as of October 1, 2005 compared to our historical long-term debt as of October 1, 2005 follows:

	As of October 1, 2005

	Historical	Pro Forma

	(In thousands)
Revolving credit facility	$—	$—
Euro term loan facility	—	55,000
U.S. dollar term loan facility	—	105,000
Old term loan facility	193,050	—
10 3/4% senior notes	211,412	232,170
10 5/8% senior subordinated notes	—	150,824
9 3/4% senior subordinated notes	149,416	—
Industrial development revenue bonds	14,502	11,752
Debt of foreign subsidiaries	11,703	11,703

	580,083	566,449
Less: Current maturities	(3,533)	(3,133)

	576,550	563,316
Senior preferred stock	119,314	—

Total	$695,864	$563,316

New Senior Credit Facility
      In conjunction with the closing of the Acquisition on October 24, 2005, we entered into a new senior credit facility with a syndicate of banks and other institutional investors, as lenders, and Lehman Commercial Paper Inc., as administrative agent.
      The following is a summary of certain of the provisions of our new senior credit facility:

The facilities. The new senior credit facility provides for total commitments of $210.0 million, including a $55.0 million U.S. dollar equivalent term loan facility denominated in Euros, a $105.0 million term loan facility and a $50.0 million multi-currency revolving credit facility with a $15.0 million sub-limit for Euro-denominated revolving credit loans.

As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, we would have had no borrowings outstanding under the new revolving credit facility and $5.1 million of letters of credit issued and undrawn, resulting in $44.9 million of availability under the new revolving credit facility.

Interest. All borrowings denominated in U.S. dollars under the new senior credit facility bear interest, at our option, at a rate per annum equal to an applicable margin, plus (i) the higher of (x) the prime rate and (y) the federal funds effective rate, plus one half percent (0.50%) per annum or (ii) the Eurodollar rate. All borrowings denominated in Euros bear interest at a rate per annum equal to the EURIBOR rate plus an applicable margin. In addition to paying interest on outstanding principal under the new senior credit facility, we are required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum.

Maturities. The new revolving credit facility matures on October 24, 2010 and the new term loan facilities mature on October 24, 2012, except that all facilities terminate 91 days prior to the maturity of the senior notes, unless the senior notes are redeemed or refinanced.

Prepayments. We are required to repay amounts borrowed under the new term loan facilities in quarterly installments of 0.25% of the aggregate principal amount borrowed on October 24, 2005 for the first six years and nine months with the remainder payable at maturity. The loans under our new senior credit facility may be prepaid and commitments may be reduced. Optional prepayments of the term loan facilities may not be reborrowed.

Subject to certain exceptions, the new senior credit facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, 50% of the net proceeds from equity offerings and 75% of excess cash flow for each fiscal year (reducing to 50% based on performance levels agreed upon) must be used to pay down outstanding borrowings.

Guarantees; collateral. The obligations under the new senior credit facility are guaranteed by our parent corporation and by each of our domestic restricted subsidiaries. In addition, the new senior credit facility is secured by first priority perfected security interest in substantially all of our existing and future material assets and the existing and future material assets of our subsidiary guarantors, except that only up to 65% of the capital stock of our first-tier foreign subsidiaries is pledged in favor of the lenders under the new senior credit facility.

Covenants. The new senior credit facility contains customary covenants, including maximum consolidated senior secured leverage and maximum capital expenditure requirements and certain other limitations on our and certain of our subsidiaries’ ability to engage in certain activities.

Outstanding Notes
      On October 24, 2005, we closed a private placement of $152,000,000 in aggregate principal amount of the outstanding notes, which are being exchanged for the new notes. The terms of the new notes are identical to the terms of the outstanding notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. The new notes were issued at a discount of 99.226% of par, resulting in gross proceeds of $150.8 million. Please see “Description of the Notes.”

Use of Proceeds From The Transactions
      In connection with the Transactions, OTPP and our senior management have investments in Doane Enterprises of $297.8 million and $4.7 million, respectively. In addition, we received cash proceeds from the new senior credit facility and the outstanding notes of $160.0 million and $150.8 million, respectively. The equity investments and cash proceeds were allocated to purchase the outstanding common stock of our parent, repay our old senior credit facility, redeem our 9 3/4% senior subordinated notes and senior preferred stock, pay all accrued interest associated with all of our indebtedness through the closing of the Acquisition on October 24, 2005, and pay fees and expenses associated with the Transactions. We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Long-Term Debt Maturities
      A summary of the annual maturities of our long-term debt as of October 1, 2005, on a pro forma basis after giving effect to the Transactions, compared to our historical long-term debt as of October 1, 2005 follows:

	As of October 1, 2005

	Historical	Pro Forma

	(In thousands)
2005	$877	$790
2006	3,519	3,169
2007	461,345	3,433
2008	2,138	3,545
2009	2,280	3,663
2010 and thereafter	229,238	551,849

Total	$699,397	$566,449

Commitments and Contingencies
      We believe our operations are in compliance in all material respects with environmental, safety and other regulatory requirements; however, these requirements may change in the future, which may cause us to incur material costs to comply with these requirements or in connection with the effect of these matters on our business.
Off Balance Sheet Arrangements
      We have no off balance sheet arrangements.
Inflation and Changes in Prices
      Our financial results depend to a large extent on the costs of raw materials, packaging, oil and natural gas, and our ability to pass through increases in these costs to our customers using price increases or our cost-sharing arrangements. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs, changes in international agricultural trading policies, impacts of disease outbreaks on protein sources and the potential effect on supply and demand, changes in international demand, trading activity in commodity markets, as well as weather conditions during the growing and harvesting seasons. Our costs for packaging materials are affected by fluctuations in paper, steel and oil prices resulting from changes in supply and demand, general economic conditions and other factors. In addition, our manufacturing costs are impacted by changes in natural gas prices and our freight costs are affected by changes in gasoline prices. Our results of operations have been exposed to volatility in the commodity and natural gas markets in the past. We have cost-sharing arrangements with certain of our domestic customers to reduce the impact of volatile commodity costs; however, these arrangements only reduce our exposure to such volatility and are subject to change.
      In the event of any increases in raw materials, packaging, natural gas and freight costs, we may be required to seek increased selling prices for our products to avoid margin deterioration. We cannot provide any assurances as to the timing or extent of our ability to implement future selling price increases in the event of increased raw materials, packaging, natural gas or freight costs or whether any selling price increases implemented by us may affect future sales volumes to our customers.
Seasonality
      Our sales are moderately seasonal. We normally experience an increase in sales volume during the first and fourth quarters of each year, which is typical in the pet food industry. Generally, cooler weather results in increased dog food consumption.

Recently Issued Accounting Pronouncements
      See the related notes to the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies
      Accounts receivable allowances. As of October 1, 2005 and the end of fiscal 2004, our gross accounts receivable were $94.7 million and $116.3 million, respectively. We had allowances for doubtful accounts and outstanding deductions with customers of $1.8 million and $2.7 million as of October 1, 2005 and the end of fiscal 2004, respectively. We estimate the allowances by applying a recovery percentage based on historical collection experience. We accrue additional allowances based on a specific identification review for amounts deemed to be at risk. Receivables are written off against the allowances at the point in which an amount is deemed uncollectible by us. We may revise our allowances against accounts receivable as we receive more information or as we assess other factors impacting the realizability of our accounts receivable.
      Inventories allowances. As of October 1, 2005 and the end of fiscal 2004, our gross inventories were $66.4 million and $71.2 million, respectively. We had allowances, primarily for obsolescence of packaging inventories, of $2.3 million and $2.9 million as of October 1, 2005 and the end of fiscal 2004, respectively. We estimate our allowances against inventories based on a specific identification review of obsolete stock keeping units, or SKUs, or probable SKUs to be rationalized. We may revise our allowance against inventories as we receive more information or as we assess other factors impacting the realizability of our inventories.
      Deferred tax assets. As of October 1, 2005 and the end of fiscal 2004, our federal net operating loss, or NOL, carryforwards were $180.3 million and $142.2 million, respectively, and our foreign NOL carryforwards were $0.2 million and $0.9 million, respectively. Our gross deferred tax assets, including federal, foreign, state and local NOL carryforwards, were $95.2 million and $79.0 million as of October 1, 2005 and the end of fiscal 2004, respectively, and our gross deferred tax liabilities were $57.8 million and $54.8 million, respectively.
      We have concluded that it is more likely than not that we will not generate sufficient future taxable income to realize our deferred tax assets and that a valuation allowance is necessary. Our consolidated valuation allowance was $71.6 million and $55.4 million as of October 1, 2005 and the end of fiscal 2004, respectively. During the first nine months of fiscal 2005, we increased the valuation allowance against our U.S. federal and state deferred tax assets and foreign deferred tax assets by $14.0 million and $2.2 million, respectively. We currently expect that future years’ deferred income tax expense (benefit) will include deferred tax expense approximating the growth in our deferred tax liabilities related to the amortization of goodwill for tax purposes.
      Goodwill and other intangible assets. As of October 1, 2005 and the end of fiscal 2004, our goodwill and other intangible assets were $376.0 million and $390.5 million, respectively. The $14.5 million decrease is due to the impact of foreign currency exchange rate fluctuations. We test the carrying value of our goodwill and other intangible assets for impairment annually in the fourth quarter of each fiscal year and upon the occurrence of certain events. Our impairment test includes quantitative analyses of discounted future cash flows, market multiples of earnings and comparable transactions, if available. If the estimated fair value of goodwill and other intangible assets of either our domestic or European reporting unit is less than the carrying value, an impairment loss will be recognized. In the fourth quarter of fiscal 2004, we performed our annual assessment of impairment and determined no impairment was evident at that date.
Quantitative and Qualitative Disclosures About Market Risk
      We are exposed to market risks, which may give rise to losses from adverse changes in market prices and rates. Our market risks could arise from changes in commodity prices, interest rates and foreign currency exchange rates.
      Commodity price risk. We are exposed to market risk related to changes in commodity prices. We may seek to manage our commodity price risk associated with market fluctuations by using derivative instruments for portions of our corn, soybean meal, alternative proteins, oil and natural gas purchases, principally through exchange traded futures and options contracts. The terms of such contracts are generally less than one year. During the term of a contract, we balance positions daily with cash payments to or from the exchanges. At the termination of a contract, we have the ability to settle financially or by exchange for the physical commodity, in which case, we would deliver the contract against the acquisition of the physical commodity. Our policy does not permit speculative commodity trading.
      Although we may seek to manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, our results of operations have been adversely affected in the past by these fluctuations and may in the future. Moreover, the use of certain hedging instruments also reduces our ability to take advantage of short-term reductions in raw material prices. If one or more of our competitors is able to reduce their manufacturing costs by taking advantage of any reductions in raw material prices, we may face pricing pressures from these competitors and may be forced to reduce our selling prices or face a decline in sales volume, either of which could have a material adverse effect on our business, results of operations and financial condition.
      Our commodity derivative instruments are measured at fair value under SFAS 133 in our financial statements. Our results of operations for certain periods have been adversely affected in the past under SFAS 133 fair value accounting of our commodity derivative instruments due to the volatility in commodity prices and, similarly, our results of operations may be adversely affected in the future by SFAS 133 accounting.
      As of October 1, 2005, we had open commodity contracts with a fair value gain of $2.4 million. Based upon an analysis we completed as of October 1, 2005 in which we utilized our actual derivative contractual volumes and assumed a 5% adverse movement in commodity prices, we determined the potential decrease in the fair value of our commodity derivative instruments would be approximately $0.5 million.
      Interest rate risk. We are exposed to market risk related to changes in interest rates. We have in the past and may in the future enter into interest rate swap and cap contracts to limit our exposure to the interest rate risk associated with our floating rate debt, which was $193.1 million as of October 1, 2005. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contract. As of October 1, 2005, we had no outstanding interest rate swap or cap contracts.
      Our results of operations may be adversely affected by changes in interest rates. Assuming a 100 basis point increase in the interest rates on our floating rate debt as of October 1, 2005, interest expense would have increased by approximately $1.4 million for the first nine months of fiscal 2005. Such a change would have also resulted in a decrease of approximately $11.2 million in the fair value of our fixed rate debt as of October 1, 2005. In the event of an adverse change in interest rates, we could take action to mitigate our exposure; however, due to the uncertainty of these potential actions and the possible adverse effects, our analysis assumes no such actions. Furthermore, our analysis does not consider the effect of any changes in the level of overall economic activity that may exist in such an environment.
      Foreign currency exchange risk. We have foreign currency exposure relating to the translation of the financial statements of our foreign operations into U.S. dollars. Our functional currencies, other than the U.S. dollar, include the Euro, Danish Krona and British Pound Sterling. The cumulative translation adjustment for the net investment in our European operations is recognized in accumulated other comprehensive income in our financial statements. As of October 1, 2005, we had a cumulative translation gain of $36.9 million, which included a $19.2 million cumulative loss for the translation of our previously extinguished Euro-denominated debt to U.S. dollars through the final repayment date.
      We also have foreign currency exposure, to a lesser extent, relating to transacting business in countries with foreign currencies other than our functional currencies. From time to time, we may enter into foreign currency options or forward contracts for the purchase or sale of a foreign currency to mitigate the risk from foreign currency exchange rate fluctuations in those transactions and translations. As of October 1, 2005, we had open foreign currency contracts with a fair value gain of $0.4 million.

MANAGEMENT
      The following table identifies the names, ages and titles of the directors and executive officers of Doane Enterprises. Except as indicated below, each of the members of the board of directors of Doane Enterprises named below also serves on the board of directors of Doane. Officers serve at the discretion of the boards of directors.

Name	Age	Position

Douglas J. Cahill(1)	45	Chief Executive Officer, President and Director
Philip K. Woodlief(1)	52	Vice President, Finance and Chief Financial Officer
David L. Horton	44	Vice President and General Manager, North American Operations
Joseph J. Meyers	44	Vice President, Supply Chain, Quality and Chief Information Officer
Richard A. Hannasch	52	Vice President, Co-Manufacturing and Specialty
Kenneth H. Koch	50	Vice President, Doane Europe
Dean G. Metcalf	50	Director
Glen Silvestri	34	Director
Terry R. Peets	61	Director

(1)	These executive officers hold the same positions at Doane and Doane Enterprises.
      Set forth below is a brief description of the business experience of the directors and executive officers of Doane and Doane Enterprises. Each of the directors of Doane Enterprises will be elected to serve a three-year term. The directors of Doane are elected at each annual meeting to serve for the ensuing year.
      Douglas J. Cahill became Chief Executive Officer of Doane and Doane Enterprises in July 1998 and served as President of Doane and Doane Enterprises from January 1998 to July 1998 and Chief Operating Officer of Doane and Doane Enterprises from September 1997 to January 1998. He has been a director of Doane and Doane Enterprises since December 1998 and currently serves as the Chairman of the Pet Food Institute. Prior to joining us, Mr. Cahill served as President of Olin Corporation’s Winchester Division, Corporate Vice President of Olin Corporation and held various other positions with Olin Corporation from July 1984 through September 1997.
      Philip K. Woodlief became Vice President, Finance and Chief Financial Officer of Doane and Doane Enterprises in June 2000 and served as Vice President, Finance for Doane from February 1999 to June 2000. From April 1997 to May 1998, Mr. Woodlief was Vice President and Corporate Controller of Insilco Corporation, a diversified consumer and industrial products manufacturing company, and served as Corporate Controller of Insilco from January 1989 to April 1997.
      David L. Horton became Vice President and General Manager of North American Operations in June 2001 and served as served as Vice President, Manufacturing, Engineering, and Quality from August 1999 to June 2001, Vice President Manufacturing and Engineering from January 1999 to August 1999 and Vice President, Fulfillment from December 1997 to January 1999. Mr. Horton joined Doane in December 1997. Prior to joining us, Mr. Horton served as Vice President of Manufacturing and Engineering for Olin Corporation’s Winchester Division and held various other positions with Olin Corporation from January 1984 to November 1997.
      Joseph J. Meyers began serving as Vice President Supply Chain, Quality in June 2001 and previously served as Vice President, Fulfillment from August 1999 to June 2001. Mr. Meyers joined Doane as our Chief Information Officer in August 1998 and has continued in such role to the present. Prior to joining us, Mr. Meyers held various information technology positions at Realtime Consulting, PricewaterhouseCoopers LLP and Olin Corporation from 1992 to 1998.

      Richard A. Hannasch began serving as Vice President, Co-Manufacturing and Specialty in March 2000 and previously served as Vice President, Business Integration from August 1999 to March 2000, Vice President, Fulfillment from January 1999 to August 1999, Vice President, Strategic Planning from June 1998 to January 1999 and Vice President, Marketing from November 1997 to January 1999. Mr. Hannasch joined Doane in October 1996. Prior to joining us, Mr. Hannasch served as Director, Business Development for Ralston Purina Company’s International Division and held various other positions at Ralston Purina Company from December 1978 to October 1996.
      Kenneth H. Koch joined Doane in November 2003 as Vice President, Doane Europe and in July 2004 was made an executive officer. Prior to joining us, Mr. Koch was the President and Chief Executive Officer, and a director of Inrange Technologies Corporation, a Nasdaq listed manufacturer of high speed switching optical networking and data extension and connectivity products, from July 2002 through the company’s sale in May 2003. He previously served as Vice President and General Counsel of Inrange Technologies from July 2000 until becoming its President. Before joining Inrange Technologies, Mr. Koch was Vice President and General Counsel of Insilco Corporation, a diversified consumer and industrial products manufacturing company, from 1993 through 1999.
      Dean G. Metcalf began serving as a director of Doane and Doane Enterprises in October 2004. Mr. Metcalf is a Vice President at Teachers’ Private Capital, the private equity arm of OTPP, which manages over $4 billion in private equity capital. Mr. Metcalf joined OTPP in 1991. Previously, he worked in commercial and corporate lending for several years and, in particular, provided acquisition financing for mid-market buyouts. Mr. Metcalf received a BA and MBA from York University. He is a director of Shoppers Drug Mart Corporation, Worldspan, L.P., Maple Leaf Sports and Entertainment and Yellow Pages Group.
      Glen Silvestri began serving as a director of Doane and Doane Enterprises in October 2004. Mr. Silvestri is a Portfolio Manager for Teachers’ Private Capital, the private equity arm of OTPP, which manages over $4 billion in private equity capital. Mr. Silvestri began his career with Price Waterhouse in audit and consulting, and then subsequently served as director of finance and then treasurer of MDC Corporation, a mid-sized public company traded on The Toronto Stock Exchange. Mr. Silvestri has been with Teachers’ Private Capital since January of 2001 and serves on the board of CFM Corporation and Young America Corporation. Mr. Silvestri has a BA in English Literature from the University of Western Ontario and is a Chartered Accountant.
      Terry R. Peets became a director of Doane and Doane Enterprises in October 2001 and served until the closing of the Acquisition on October 24, 2005. He again became a director of Doane and Doane Enterprises on February 1, 2006. Mr. Peets is a consultant to JPMorgan Partners, LLC. Over the past 25 years, Mr. Peets has served as Executive Vice President of Vons Grocery Company, Executive Vice President of Ralph’s Grocery Company, and President and CEO of PIA Merchandising, Inc. He has an M.B.A. with distinction from the Graduate School of Management at Pepperdine University. He currently serves as the Chairman of the Board and a director of World Kitchens, Inc., Vice Chairman of the City of Hope and is a director of Pinnacle Food Corporation, Ruiz Foods Inc. and Berry Plastics Corporation.
Board Committees
      Our audit and compensation committees are both comprised of Messrs. Metcalf, Silvestri and Peets. Our audit committee recommends the annual appointment of auditors with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles we will use in financial reporting, internal auditing procedures and the testing for adequacy of our internal control procedures. The compensation committee reviews and recommends to our board the compensation and benefits of our executive officers, stock option grants and other incentive arrangements, and employment and related agreements, and administers our employee benefit plan.

Executive Compensation
     Summary Table
      The following table sets forth information with respect to the Chief Executive Officer of Doane and the other four most highly compensated individuals serving as executive officers in fiscal 2004 who earned $100,000 or more in combined salary and bonus during such year (collectively, the Named Executive Officers):

						Long-term
						compensation
						awards of
		Annual compensation(1)				securities
						underlying
Name and principal	Fiscal			Other annual		options/SARS
position at Doane	year	Salary	Bonus(2)	compensation		(#)	All other compensation

Douglas J. Cahill	2004	$437,500	$742,500	$—		—	$347,255	(3)(4)(5)(6)(7)
President and Chief	2003	400,000	—	—		100,000	206,350	(3)(4)(5)(6)(7)
Executive Officer	2002	400,000	479,982	—		—	207,506	(3)(4)(5)(6)
Philip K. Woodlief	2004	268,750	226,875	—		—	114,649	(3)(4)(5)(6)(7)
Vice President, Finance and	2003	250,000	—	—		70,000	66,112	(3)(4)(5)(6)(7)
Chief Financial Officer	2002	225,000	134,995	—		—	61,139	(3)(4)(5)(6)
David L. Horton	2004	268,750	226,875	—		—	112,657	(3)(4)(5)(6)(7)
Vice President and General	2003	250,000	—	—		70,000	61,569	(3)(4)(5)(6)(7)
Manager, North American Operations	2002	225,000	134,995	—		—	62,973	(3)(4)(5)(6)
Joseph J. Meyers	2004	242,500	137,500	—		20,000	70,450	(3)(4)(5)(6)
Vice President, Supply Chain,	2003	220,000	—	—		50,000	54,251	(3)(4)(5)(6)
Quality and Chief Information Officer	2002	200,000	119,995	—		—	57,052	(3)(4)(5)(6)
Kenneth H. Koch(8)	2004	250,000	137,500	102,510	(9)	100,000	1,349	(3)(4)(5)
Vice President, Doane Europe	2003	24,000	—	4,723	(9)	—	—

(1)	Amounts exclude perquisites and other personal benefits that did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.

(2)	Annual bonus for the Named Executive Officers is calculated by multiplying their respective target bonus amounts times a factor that is determined according to the achievement of a company performance incentive target and the achievement of individual performance incentive targets. The company performance target and the individual performance targets are weighted 60% and 40%, respectively. Actual company and individual performance can result in the actual bonus being less than or greater than the target bonus. The target bonus for Mr. Cahill is 150% of his annual base salary amount, which is currently $450,000, and the target bonuses for each of Messrs. Woodlief and Horton are 75% and Messrs. Meyers and Koch are 50% of their annual base salary amounts, which are $275,000, $275,000, $250,000 and $250,000, respectively. Bonus payments for fiscal 2004 and 2002 were 110% and 120%, respectively, of the incentive target. The bonus payments for fiscal 2004 were paid contemporaneously with the filing of the Company’s 2004 10-K. No bonus payments were made in 2003.

(3)	Amounts include a company match under the Doane Pet Care Retirement Savings Plan as follows: Mr. Cahill — $5,500 in 2002, $2,769 in 2003 and $6,150 in 2004; Mr. Woodlief — $2,969 in 2002, $6,000 in 2003 and $7,650 in 2004; Mr. Horton — $4,803 in 2002, $1,950 in 2003 and $6,150 in 2004; Mr. Meyers — $5,144 in 2002, $2,331 in 2002 and $6,016 in 2004; and Mr. Koch — $865 in 2004.

(4)	Amounts include term life insurance premiums as follows: Mr. Cahill — $192 in 2002 and 2003, and $216 in 2004; Mr. Woodlief — $106 in 2002, $120 in 2003 and $132 in 2004; Mr. Horton — $106 in 2002, $120 in 2003 and $132 in 2004; Mr. Meyers — $94 in 2002, $106 in 2003 and $120 in 2004; and Mr. Koch — $30 in 2004.

(5)	Amounts include disability insurance premiums in 2002, 2003 and 2004 of $1,814, except for Mr. Koch which includes $454 in 2004.

(6)	Amounts include retention bonuses paid as follows: Mr. Cahill — $200,000 in 2002 and 2003 and $337,500 in 2004; Mr. Woodlief — $56,250 in 2002 and 2003 and $103,125 in 2004; Mr. Horton — $56,250 in 2002 and 2003 and $103,125 in 2004; and Mr. Meyers — $50,000 in 2002 and 2003 and $62,500 in 2004. Amounts exclude retention bonuses paid in fiscal 2005 as follows: Mr. Cahill — $337,500, Mr. Woodlief — $103,125, Mr. Horton — $103,125, and Mr. Myers — $62,500.

(7)	Amounts include supplemental long-term disability premiums as follows: Mr. Cahill — $1,575 in 2003 and 2004; Mr. Woodlief — $1,928 in 2003 and 2004; and Mr. Horton — $1,435 in 2003 and 2004.

(8)	Mr. Koch was hired in November 2003 as Vice President, Doane Europe, and in July 2004, was made an executive officer.

(9)	Amounts include reimbursement for the following: the payment of taxes of $58,517 in 2004 and $4,723 in 2003, a housing allowance of $33,356 in 2004 and a car allowance of $10,687 in 2004.
Employment Agreements
      In connection with the Acquisition, we and Doane Enterprises entered into new employment agreements with Messrs. Cahill, Woodlief, Horton, Meyers and Koch, each of which has one-year terms that will renew annually absent notice of termination. The terms of their employment agreements are substantially similar except for salary and annual bonus amounts. The agreements are subject to early termination for cause (as defined in the employment agreements) without severance. The employment agreements for Messrs. Woodlief, Horton, Meyers and Koch provide that a termination without cause, an involuntary termination (as defined in the employment agreements) and a non-renewal of any agreement by us will entitle the executive to receive the following severance benefits: (1) a payment equal to two times the executive’s then current base salary and target annual bonus, (2) payment of a pro-rata portion of any annual bonus actually earned in the year of termination, (3) continued payment of employee health and welfare benefits until the earlier of two years after termination of employment and the date the executive receives similar coverage from a new employer and (4) up to $25,000 in outplacement services. The employment agreement for Mr. Cahill contains similar provisions for severance; however, his severance payment is equal to three times his then current base salary and target annual bonus, and he is eligible to receive continued payment of health and welfare benefits for up to three-years after termination of employment. Additionally, all executives will be entitled to receive a full tax gross-up payment for any golden parachute taxes imposed under the Internal Revenue Code of 1986, as amended, as a result of the Acquisition (but not for any subsequent change in control transactions). Under these employment agreements, each executive is subject to a two-year non-competition restriction commencing upon termination for any reason (three years for Mr. Cahill).
      Under the terms of his new employment agreement, Mr. Cahill continues to receive a base salary of $450,000 and his annual bonus target remains at an amount equal to 150% of his base salary. Under the terms of their new employment agreements, Messrs. Woodlief and Horton each continues to receive a base salary of $275,000 and their annual bonus targets remain at an amount equal to 75% of their base salaries. Under the terms of their new employment agreements, Messrs. Meyers and Koch each continues to receive a base salary of $250,000 and their annual bonus targets remain at an amount equal to 50% of their base salaries. The annual bonuses will be calculated by multiplying their respective target bonus amounts times a factor that is determined according to the achievement of a company performance incentive target. Actual company performance can result in the actual bonus being less than or greater than the target bonus.
Compensation of Directors
      During Mr. Peets prior service as an independent director of Doane and Doane Enterprises, he was paid a $1,500 per month retainer fee and $2,000 for each board of directors meeting he attended. In addition, Mr. Peets was granted stock options covering 20,000 shares under the 1999 Stock Incentive Plan in each of fiscal years 2001 and 2003. These options had a time-vesting schedule pursuant to which one-third of the stock options would vest after each of the first three years following the grant date. In connection with the Transactions, all of Mr Peets unvested options were immediately vested and all of his outstanding options were then cashed out. Edward H. D’Alelio and Paul E. Suckow served as independent directors of Doane until the closing of the Acquisition. Mr. D’Alelio and Mr. Suckow were paid $2,000 for each board of directors meeting they attended. In fiscal 2004, Messrs. Peets, D’Alelio and Suckow earned $26,000, $6,000 and $6,000, respectively. We also paid $16,000 to Lawrence S. Benjamin, who served as an independent director of Doane and Doane Enterprises in fiscal 2004. He resigned from this position effective February 1, 2005. Prior to his resignation, Mr. Benjamin had been granted stock options covering 20,000 shares under the 1999 Stock Incentive Plan. The terms of these options were the same as those granted to Mr. Peets. In connection with the Transactions, all of Mr. Benjamin’s unvested options were immediately vested and all of his outstanding options were then cashed out. No compensation was paid by us to our other directors.
      Mr. Peets will receive annual compensation of $35,000 for his service as an independent director, and $15,000 for his service on the audit committee. Currently, Messrs. Metcalf and Silvestri receive no compensation for their services on the board of directors and related committees.
Transaction Bonuses
      In connection with the Acquisition, Doane Enterprises awarded one-time transaction bonuses to members of our global management of $15.5 million for their prior service. These bonuses were paid, at the discretion of Doane Enterprises’ board of directors, in cash and contractual rights to receive shares of Doane Enterprises’ Class A common stock that will remain outstanding following the Acquisition. Cash bonuses were awarded to each of the Named Executive Officers as follows: Douglas J. Cahill — $5,102,047; Philip K. Woodlief — $1,796,500; David L. Horton — $1,407,000; Joseph J. Meyers — $1,478,000; and Kenneth H. Koch — $994,000. In addition, contractual rights to receive shares of Class A common stock of Doane Enterprises were awarded to each of the Named Executive Officers as follows: Douglas J. Cahill — 16,480 shares, or $1,648,000; Philip K. Woodlief — 7,035 shares, or $703,500; David L. Horton — 5,930 shares, or $593,000; Joseph J. Meyers — 5,220 shares, or $522,000; and Kenneth H. Koch — 5,060 shares or $506,000.
Stock Option Plans
      Certain employees of Doane were covered under two stock-based employee compensation plans of Doane Enterprises, the 1996 Stock Option Plan and the 1999 Stock Incentive Plan. Under these plans, each stock option granted allowed for the purchase of one share of our parent corporation’s Class A Common Stock upon vesting and expired ten years from the date of grant. In connection with the adoption of the 1999 Stock Incentive Plan, no new grants could be made under the 1996 Stock Option Plan. In fiscal 2001, our parent corporation approved the repricing of certain vested and unvested stock options under the 1996 Stock Option Plan and the 1999 Stock Incentive Plan. All eligible stock options with an exercise price exceeding $2.50 per share were given a new exercise price of $2.50 per share and the vesting period was restarted. The repricing involved a surrender of 1,516,300 eligible stock options in exchange for the granting of new stock options covering an equivalent number of shares at $2.50 per share. All of the repriced stock options were accounted for as fixed plan awards.
      Substantially all of the grants had a time-vesting schedule pursuant to which 50% of an individual’s stock options would vest two years after the grant date, 25% would vest after the third year, and the remaining 25% would vest after the fourth year. Generally, all stock options vested upon a change of control of our parent. Under the 1996 Stock Option Plan, options covering 242,200 shares had been granted and were outstanding at the end of fiscal 2004. All options under this plan were exercisable at the end of fiscal 2004. Under the 1999 Stock Incentive Plan, 4,200,000 shares were authorized for issuance. Options granted during fiscal 2002, 2003 and 2004 were 20,000, 725,000 and 135,000, respectively, under this plan. At the end of fiscal 2004, options covering 3,496,950 shares had been granted and were outstanding, and 2,061,684 shares were exercisable, under the 1999 Stock Incentive Plan.
      In connection with the closing of the Acquisition on October 24, 2005, our parent corporation terminated its previous stock option plans and established a new stock option plan, the Doane Pet Care Enterprises, Inc. Stock Incentive Plan. The termination of the previous plans was effected by immediately vesting all outstanding unvested options and cashing out all outstanding options. As a result of the payout, the Named Executive Officers received the following amounts on October 24, 2005: Mr. Cahill — $537,339, Mr. Woodlief — $164,464, Mr. Horton — $186,234, Mr. Myers — $153,580, and Mr. Koch — $47,423. Canceled options that were previously awarded to the Named Executive Officers were as follows: Mr. Cahill — 1,000,200 options, Mr. Woodlief — 311,200, Mr. Horton — 351,200, Mr. Meyers — 291,200, and Mr. Koch — 100,000. The

Named Executive Officers may be paid additional amounts related to the options payout pending the settlement of amounts held in escrow in accordance with the Agreement and Plan of Merger.
      Under the new plan, a total of 9.5%, or 326,175 shares, of the fully-diluted Class A common stock of our parent corporation is available for option grants. On October 24, 2005, our parent corporation granted 223,171 stock options to the Named Executive Officers of our Company with an exercise price of $100 per share, which was equal to the fair value of the options on the date of the grants. These stock option grants have a 10-year life and vest ratably in five equal installments on each of the first five anniversaries of the effective date of such grants with the potential for accelerated vesting upon a change of control of our parent corporation. The stock option grants to Named Executive Officers were as follows: Mr. Cahill — 71,415, Mr. Woodlief — 37,939, Mr. Horton — 37,939, Mr. Meyers — 37,939, and Mr. Koch — 37,939.
Stock Option Grants
      The following table sets forth certain information on options granted in fiscal 2004 under the 1999 Stock Incentive Plan to the Named Executive Officers:

					Potential	Potential
	Individual grants				realizable	realizable
					value at	value at
	Number				assumed 5%	assumed 10%
	of	% of total			annual rate	annual rate of
	securities	options			of stock price	stock price
	underlying	granted to	Exercise		appreciation	appreciation
	options	employees in	price per	Expiration	for option	for option
Name	granted	fiscal 2004	share	date	term	term

Joseph J. Meyers	20,000	14.8%	$2.57	2014	$—	$11,887
Kenneth H. Koch	100,000	74.1%	$2.57	2014	—	59,437
Stock Option Exercises
      The following table sets forth certain information on exercises of stock options in fiscal 2004 by the Named Executive Officers and the number of shares underlying unexercised stock options held by such officers as of the end of fiscal 2004:

	Number of		Number of shares underlying		Value of shares underlying in-
	shares		unexercised options		the-money unexercised options
	acquired on	Value
Name	exercise	realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas J. Cahill	—	$—	675,150	325,050	$—	$—
Philip K. Woodlief	—	—	180,900	130,300	—	—
David L. Horton	—	—	210,900	140,300	—	—
Joseph J. Meyers	—	—	165,900	125,300	—	—
Kenneth H. Koch	—	—	—	100,000	—	—
      Since the fair value of our parent’s Class A Common Stock was less than $2.50 per share as of the end of fiscal 2004, no in-the-money unexercised options existed at that date.
Compensation Committee Interlocks and Insider Participation
      George B. Kelly, Jeffrey C. Walker and Lawrence S. Benjamin, members of our previous board of directors, served on our Compensation Committee in fiscal 2004. Mr. Benjamin resigned from the board of directors and compensation committee as of February 1, 2005.
Other Compensatory Arrangements
      401(k) plans. We currently have two active 401(k) plans. On January 1, 2000, we adopted the Doane Pet Care Retirement Savings Plan, which was formed through the merger of two predecessor plans. The merged plan was amended and restated and is intended to be a qualified plan under the Internal Revenue

Code. The plan provides coverage for eligible employees and permits employee contributions from 1% to 60% of pre-tax earnings, subject to annual dollar limits set by the IRS. We match 50% of the first 6% of the participant’s contribution with a provision for other contributions at the board of directors’ discretion. Employer contributions are vested 25% per year for each of the first four years of an employee’s service. Thereafter, all employer contributions are fully vested.
      The Doane Pet Care Savings and Investment Plan — Union Plan covers eligible union employees at the Joplin, Missouri and Muscatine, Iowa plants. This plan is intended to be a qualified plan under the Internal Revenue Code and permits employee contributions between 1% and 60% of pre-tax earnings, subject to annual dollar limits set by the IRS.
      Non-qualified salary continuation agreements. The Company has entered into agreements with all of the Named Executive Officers to provide benefits to those employees or their beneficiaries upon retirement at age 65, or on or after age 55 and with 10 years of service with the Company. If the employee remains employed until age 65, the employee or the employee’s beneficiary will receive an annual retirement benefit payable for 10 years as set forth in the agreement. The annual benefit is calculated at four times the employee’s annual base salary at the time the agreement is entered into divided by ten. If the employee terminates employment before age 65 but after age 55 and with 10 years of service with the Company, the employee’s retirement benefit will be reduced in accordance with percentages specified in the agreement, depending upon the employee’s age at retirement ranging from 100% at age 65 to 55.8% at age 55. Assuming the Named Executive Officers remain employed with the Company until age 65, they will receive the following annual amounts for ten years: Mr. Cahill — $160,000; Mr. Woodlief — $90,000; Mr. Horton — $90,000; Mr. Meyers — $80,000 and Mr. Koch — $100,000. Under the terms of the agreements, each employee may, with the consent of the Company, elect to receive the benefit in a lump-sum payment equal to the actuarial equivalent of the installment payments discounted at a 6% interest rate.
      The salary continuation agreements also include a death benefit such that, in the event of an employee’s death, the beneficiary would receive an annual death benefit over the longer of 10 years or the number of years from the year of death to the year in which the participant would have reached age 65. The death benefit is comprised of payments to the beneficiary equal to the employee’s annual base salary, at the time the agreement is entered into, in the first year after death and one half of such amount for each year thereafter.
      At the board’s discretion, the agreement may be amended to reflect any increase in an employee’s annual base salary.
DESCRIPTION OF CAPITAL STOCK
      The following is a summary description of Doane Enterprises’ and our capital stock and certain terms of Doane Enterprises’ and our amended and restated certificates of incorporations.
Description of Doane Enterprises’ Capital Stock
      Capitalization. Doane Enterprises’ authorized capital stock consists of:

•	Class A common stock, par value $0.01 per share, of which approximately 98.5% is beneficially owned by OTPP and of which approximately 1.5% is beneficially owned by members of our senior management, which ownership percentage includes senior management’s contractual rights to acquire additional shares of Class A common stock pursuant to certain deferred stock agreements; and

•	Class B common stock, par value $0.01 per share, of which approximately 29.9% has been issued to OTPP and of which approximately 70.1% has been issued to an entity that is wholly-owned by Law Debenture Corporation p.l.c., a provider of trustee services organized under the laws of the United Kingdom, which entity we refer to as the Jersey Entity.
      All shares of Doane Enterprises’ Class A common stock and Class B common stock are fully paid and non-assessable.

      Voting. The holders of Class A common stock are entitled to vote on all matters, except that the Class A common stockholders do not have the right to vote with respect to the election or removal of directors. Except as otherwise required by law, the Class B common stockholders are entitled to vote only for the election or removal of directors. Both the Class A common stockholders and the Class B common stockholders are entitled to one vote per share on all matters on which they have a right to vote; neither has cumulative voting rights. The Stockholders Agreement (as defined below) provides, among other things, that the Chief Executive Officer of Doane Enterprises will serve on the board of directors of Doane Enterprises and that OTPP has the right to designate all other directors. The Jersey Entity has agreed to vote all of the shares of Class B common stock owned by it in favor of the Chief Executive Officer and the OTPP designees, and the Jersey Entity has granted OTPP an irrevocable proxy in furtherance of this obligation.
      Dividends. Holders of Class A common stock and holders of Class B common stock are entitled to receive, ratably, on a per share basis, such dividends as may be declared by the board of directors from time to time out of funds legally available therefor. The holders of the Class B common stock received a special dividend, which was payable promptly after the closing, equal to $176,234 in the aggregate. In addition, on each anniversary of the closing, the holders of the Class B common stock are entitled to an annual dividend in an aggregate amount of approximately $70,000. This annual dividend is subject to adjustment from time to time.
      Board of Directors. The board of directors of Doane Enterprises consists of three members, each of whom was elected by the holders of the outstanding Class B common stock of Doane Enterprises. The organizational documents of Doane Enterprises provide that the number of directors may be increased or decreased from time to time by OTPP, but the board of directors will at no time consist of fewer than three directors. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.”
Management Investment
      Our senior management has an investment of $4.7 million in Doane Enterprises. A portion of this investment is in shares of Doane Enterprises’ Class A common stock that Mr. Cahill received in exchange for his existing shares of capital stock in Doane Enterprises. The remainder of the investment is in the form of deferred shares, which represent contractual rights to receive shares of Doane Enterprises’ Class A common stock awarded by Doane Enterprises’ board of directors as a portion of senior management’s transaction bonuses. These members of management will receive a distribution of actual shares of Class A common stock in respect of their contractual rights upon certain specified trigger events, including any termination of their employment. Messrs. Cahill, Woodlief, Horton, Meyers and Koch do not have voting or investment power over the deferred shares they acquired. However, such individuals are deemed to beneficially own the shares of Class A common stock subject to these deferred shares because in certain circumstances they may acquire the shares of Class A common stock subject to the deferred shares within 60 days of the date hereof. See “Management — Transaction Bonuses.”
Description of Our Capital Stock
      Capitalization. Our authorized capital stock consists of:

•	Class A common stock, par value $0.01 per share, all of which is owned by Doane Enterprises; and

•	Class B common stock, par value $0.01 per share, of which 29.9% is owned by Doane Enterprises and of which 70.1% is owned by the Jersey Entity.
      All shares of our Class A and Class B common stock are fully paid and non-assessable.
      Voting. The holders of Class A common stock are entitled to vote on all matters, except that the Class A common stockholders do not have the right to vote with respect to the election or removal of directors. Except as otherwise required by law, the Class B common stockholders are entitled to vote only for the election or removal of directors. Both the Class A common stockholders and the Class B common stockholders are entitled to one vote per share on all matters on which they are entitled to vote; neither has cumulative voting rights. Doane Enterprises and the Jersey Entity have entered into a voting agreement which provides, among other things, that our Chief Executive Officer will serve on our board of directors and that Doane Enterprises has the right to designate all other directors. It further requires that the Jersey Entity vote all of the shares of Class B common stock owned by it in favor of the designees of Doane Enterprises, and the Jersey Entity has granted Doane Enterprises an irrevocable proxy in furtherance of this obligation.
      Dividends. Holders of Class A common stock are entitled to receive, ratably, on a per share basis, such dividends as may be declared by the board of directors from time to time out of funds legally available therefor. The Class B common stockholders are not entitled to any dividend payments.
      Board of Directors. Our organizational documents provide that our board of directors shall initially consist of three members, each of whom is elected by the holders of our outstanding Class B common stock.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      All of our issued and outstanding shares of Class A common stock are held by Doane Enterprises and all of our issued and outstanding shares of Class B common stock are held by Doane Enterprises and the Jersey Entity. In addition, all of Doane Enterprises’ issued and outstanding Class A common stock is held by OTPP and members of our senior management and all of its issued and outstanding Class B common stock is held by OTPP and the Jersey Entity. Doane Enterprises may from time to time issue shares of its capital stock, or options, warrants or other instruments to acquire shares of its capital stock, to management, its directors or other investors. The following table sets forth the beneficial ownership as of November 30, 2005 of Doane Enterprises of:

•	each person or entity known to us to own 5% or more of any class of Doane Enterprises common stock;

•	each member of Doane Enterprises’ board of directors;

•	each of our named executive officers; and

•	all members of Doane Enterprises’ board of directors and our executive officers as a group.
      Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise noted, the address for each director and executive officer is c/o Doane Pet Care Company, 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027.

Common Stock

	Percentage of		Percentage of
	Class A		Class B
	Common		Common
	Stock		Stock
	Beneficially		Beneficially
	Owned		Owned
	After the		After the
	Transactions(1)		Transactions(2)

OTPP(3)	98.5%		100.0%
Jersey Entity(4)	—%		70.1%
Douglas J. Cahill	*	%	—%
Philip K. Woodlief	*	%	—%
David L. Horton	*	%	—%
Joseph J. Meyers	*	%	—%
Kenneth H. Koch	*	%	—%
Dean G. Metcalf(3)(5)(6)	—%		—%
Glen Silvestri(3)(5)(6)	—%		—%
All directors and management members as a group (7 persons)(5)	1.5%		—%

*	Represents less than 1%.

(1)	Messrs. Cahill, Woodlief, Horton, Meyers and Koch do not have voting or investment power over the deferred shares they acquired, which each deferred share represents the contractual right to acquire one share of Class A common stock. Such individuals are deemed to beneficially own the shares of Class A common stock subject to these deferred shares because in certain circumstances they may acquire the shares of Class A common stock subject to the deferred shares within 60 days of the date hereof.

(2)	By virtue of the irrevocable proxy granted to OTPP by the Jersey Entity, OTPP and the Jersey Entity have shared voting power over shares of the Class B common stock held by the Jersey Entity.

(3)	The address of OTPP and Messrs. Metcalf and Silvestri is c/o Ontario Teachers’ Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)	In connection with the Acquisition, Doane Enterprises, OTPP, the Jersey Entity and Mr. Cahill entered into a stockholders agreement and a voting agreement pursuant to which the Jersey Entity will vote in favor of the board designees of OTPP and for the Chief Executive Officer of Doane Enterprises and in favor of the board designees of Doane Enterprises and for Doane’s Chief Executive Officer, respectively. In connection with these agreements, the Jersey Entity granted to OTPP and Doane Enterprises, respectively, an irrevocable proxy in furtherance of these obligations. See “Description of Capital Stock” and “Certain Relationships and Related Party Transactions.”

(5)	Does not include the shares of Doane Enterprises common stock held by OTPP with respect to which Messrs. Metcalf and Silvestri may be deemed to have the power to dispose of the shares as described in footnote (6) below.

(6)	Messrs. Metcalf and Silvestri may be deemed to have the power to dispose of the shares held by OTPP due to a delegation of authority from the board of directors of OTPP, and each expressly disclaims beneficial ownership of such shares.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
      Concurrently with the closing of the Acquisition, Doane Enterprises entered into a stockholders agreement, or the Stockholders Agreement, with OTPP, the Jersey Entity and Mr. Cahill. The Stockholders Agreement provides, among other things, that the Chief Executive Officer of Doane Enterprises will serve on the board of directors of Doane Enterprises and that OTPP has the right to designate or request the removal of all other directors. The Stockholders Agreement further requires that the Jersey Entity vote all of the shares of Class B common stock owned by it in favor of the Chief Executive Officer and the OTPP designees, and the Jersey Entity has granted OTPP an irrevocable proxy in furtherance of this obligation. Other members of senior management will become party to the Stockholders Agreement upon conversion of their deferred shares into shares of Doane Enterprises’ Class A common stock.
      The Stockholders Agreement generally restricts the transfer of shares of common stock owned by the Jersey Entity, Mr. Cahill and other members of our senior management, or collectively, the management stockholders, who are or who become party to the agreement. Exceptions to transfer restrictions applicable to the management stockholders include transfers for estate planning purposes.
      In addition, the management stockholders have “tag-along” rights to sell their shares on a pro rata basis with OTPP in sales to third parties. Similarly, OTPP has “drag-along” rights to cause the management stockholders to sell their shares on a pro rata basis with OTPP to third parties in certain circumstances. The Stockholders Agreement provides for “put” rights, which entitle a management stockholder to require Doane Enterprises to acquire shares of common stock held by such management stockholder, and “call” rights, which entitle Doane Enterprises to require a management stockholder to sell such shares to it upon certain terminations of employment of the management stockholder with Doane Enterprises or its subsidiaries and at differing prices, depending on the circumstances of termination. Additionally, pursuant to the Stockholders Agreement, the Jersey Entity has the right to “put” its shares of Class B common stock to Doane

Enterprises, and Doane Enterprises has the right to redeem the shares of Class B common stock owned by the Jersey Entity. Certain of the foregoing provisions of the Stockholders Agreement will terminate upon the consummation of an initial public offering (as defined in the Stockholders Agreement).
Registration Rights Agreement
      Doane Enterprises entered into a registration rights agreement with Mr. Cahill and OTPP pursuant to which OTPP has the right to make an unlimited number of requests that Doane Enterprises use its best efforts to register its shares under the Securities Act of 1933. In any demand registration, all of the parties to the registration rights agreement are expected to have the right to participate on a pro rata basis, subject to certain conditions. In addition, if Doane Enterprises proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders party to the registration rights agreement are expected to have the right to include their shares in the registration statement, subject to certain conditions.
Voting Agreement
      We, Doane Enterprises and the Jersey Entity entered into a voting agreement upon the closing of the Acquisition pursuant to which our Chief Executive Officer was elected to our board of directors and Doane Enterprises has the right to designate all other directors. The voting agreement further requires that the Jersey Entity vote all of the shares of Class B common stock owned by it in favor of the designees of Doane Enterprises, and the Jersey Entity has granted Doane Enterprises an irrevocable proxy in furtherance of this obligation. In addition, the voting agreement provides the Jersey Entity with a right to “put” its shares of Class B common stock to Doane Enterprises, and Doane Enterprises with a right to redeem the shares of Class B common stock held by the Jersey Entity.
DESCRIPTION OF THE NOTES
General
      Throughout this section, “Notes” refers both to the outstanding notes and the new notes.
      We will issue the Notes under an Indenture dated as of October 24, 2005 (the “Indenture”) among itself, the Subsidiary Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). This is the same Indenture pursuant to which we issued the outstanding notes. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Company may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). The Company will only be permitted to issue such Additional Notes if at the time of such issuance, the Company was in compliance with the covenants contained in the Indenture. The Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture.
      The following description is a summary of the material provisions of the Notes, the Guarantees and the Indenture. It does not restate any such agreement or instrument in its entirety. We urge you to read the Notes and the Indenture because they, and not this description, define your rights as holders of the Notes. The definitions of certain terms used in the following description are set forth below under “— Certain Definitions,” and certain defined terms used in the following description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Doane Pet Care Company and not to its Subsidiaries.
      If the exchange offer contemplated by this prospectus is consummated, the holders of the outstanding notes who do not exchange outstanding notes for new notes in the exchange offer will vote together as a single class with holders of new notes for all relevant purposes under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or wavier or taken any other action permitted under the indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes.
      The Trustee will initially act as paying agent and registrar for the Notes.
Brief Description of the Notes and the Guarantees
      The Notes:

•	will be general unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all of the existing and future Senior Indebtedness of the Company, including, without limitation, the 2003 Notes;

•	will be senior in right of payment to any future Subordinated Obligations;

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of the Company;

•	will be effectively subordinated to all existing and future secured Indebtedness of the Company and its Subsidiaries and will be effectively subordinated to all Indebtedness and other liabilities (including trade payables) of each Subsidiary of the Company that is not a Subsidiary Guarantor (other than Indebtedness and other liabilities owed to the Company or a Subsidiary Guarantor);

•	will be limited to an initial aggregate principal amount of $152.0 million, subject to the Company’s ability to issue Additional Notes;

•	will mature on November 15, 2015;

•	will be issued in denominations of $2,000 and integral multiples of $1,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “— Book-Entry, Delivery and Form”;

•	unconditionally Guaranteed on an unsecured senior subordinated basis by each existing and future Domestic Subsidiary of the Company that is a Restricted Subsidiary; see “— Subsidiary Guarantees”; and

•	are expected to be eligible for trading in the PORTALsm market.
      Each Guarantee of the Notes will be:

•	a general unsecured senior subordinated obligation of that Subsidiary Guarantor;

•	subordinated in right of payment to all existing and future Senior Indebtedness of that Subsidiary Guarantor;

•	pari passu in right of payment with any future senior subordinated Indebtedness of that Subsidiary Guarantor;

•	effectively subordinated to all existing and future secured Indebtedness of that Subsidiary Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of that Subsidiary Guarantor.
      All of the Company’s Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Unrestricted Subsidiaries will not Guarantee the Notes.
      As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the Notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Indebtedness.

The Indenture will permit the Company and the Subsidiary Guarantors to Incur additional Senior Indebtedness.
      As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, the Company would have had $566.4 million of Indebtedness outstanding, of this amount:

•	$415.6 million would have been Senior Indebtedness, including the Senior Credit Facility; and

•	$183.5 million would have been secured Indebtedness and effectively senior to the Notes to the extent of the value of the assets securing such Indebtedness.
      As of October 1, 2005, on a pro forma basis after giving effect to the Transactions, the Subsidiary Guarantors would have had:

•	total Senior Indebtedness of $392.2 million, all of which consists of their Guarantees of the Company’s obligations under the Senior Credit Facility and the 2003 Notes.
      Subject to complying with the covenants in the Senior Credit Facility and the indentures governing the 2003 Notes and the Notes, the Company and its Subsidiaries may incur additional Indebtedness after consummation of the Transactions, including approximately $44.9 million of available and undrawn borrowings under the revolving credit portion of the Senior Credit Facility, net of $5.1 million of issued and undrawn letters of credit.
Interest
      Interest on the Notes will:

•	accrue at the rate of 10 5/8% per annum;

•	accrue from the date of original issuance or if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on May 15 and November 15, commencing on May 15, 2006;

•	be payable to the Holders of record on the May 1 and November 1 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.
Payments on the Notes; Paying Agent and Registrar
      The Company will pay principal of, premium, if any, interest and additional interest, if any, on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that the Company may, at its option, pay interest on the Notes by check mailed to Holders at their registered address as it appears in the Registrar’s books. The corporate trust office of the Trustee in New York, New York will initially act as Paying Agent and Registrar for the Notes. The Company may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.
      The Company will pay principal of, premium, if any, interest and additional interest, if any, on Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.
Transfer and Exchange
      A Holder may transfer or exchange Notes at the office of the Registrar in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other similar governmental charges or fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder will be treated as the owner of it for all purposes.
Subordination
      The payment of principal of, premium, if any, interest and additional interest, if any, on the Notes (including any obligation to redeem or repurchase the Notes) and payment under any Guarantee will be subordinated to the prior payment in full of all of the Company’s and each Subsidiary Guarantor’s Senior Indebtedness, as the case may be, including Senior Indebtedness outstanding on the Issue Date and Incurred after the Issue Date.
      The holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders will be entitled to receive any payment with respect to the Notes (except that Holders may receive and retain Permitted Junior Securities and payments made from the trust described under “— Defeasance”), in the event of any distribution to the Company’s or the relevant Subsidiary Guarantor’s creditors:

(1) in a liquidation or dissolution of the Company or the relevant Subsidiary Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or the relevant Subsidiary Guarantor or its respective property;

(3) in an assignment for the benefit of the Company’s or the relevant Subsidiary Guarantor’s creditors; or

(4) in any marshaling of the Company’s or the relevant Subsidiary Guarantor’s assets and liabilities.
      The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Defeasance”) if:

(1) a payment default on any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from a representative of the holders of any such Designated Senior Indebtedness.
      Payments on the Notes may and will be resumed:

(1) in the case of a payment default, upon the earlier of the date on which such default is cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or paid in full; and

(2) in the case of a nonpayment default, upon the earlier of (w) the date on which such nonpayment default is cured or waived or has ceased to exist, (x) 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated, (y) the date on which such payment blockage period shall have been terminated by written notice to the Trustee by the party initiating such payment blockage period or (z) the date on which such Designated Senior Indebtedness has been discharged or repaid in full.

      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal of, premium, if any, interest and additional interest, if any, on the Notes that have come due have been paid in full.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or can be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.
      If the Trustee or any Holder receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “— Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited, the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the Trustee or the Holder, as the case may be, will promptly deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.
      The Company or the trustee must promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.
      The Guarantee of each Subsidiary Guarantor will be subordinated to Senior Indebtedness of such Subsidiary Guarantor to the same extent and in the same manner as the Notes are subordinated to the Company’s Senior Indebtedness. Payments under the Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all other Senior Indebtedness of such Subsidiary Guarantor, including Senior Indebtedness Incurred after the Issue Date, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of the Company’s Senior Indebtedness.
      As a result of the subordination provisions described above, in the event of the Company’s bankruptcy, liquidation or reorganization, Holders may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. See “Risk Factors — The Notes and the related guarantees are effectively subordinated to all of our secured debt as a result of liens granted by us, including the debt under our new senior credit facility, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Notes.”
Subsidiary Guarantees
      Each of the Company’s existing and future Domestic Subsidiaries that are Restricted Subsidiaries (each, a “Subsidiary Guarantor”) will Guarantee (each, a “Subsidiary Guarantee”), jointly and severally with each other, the Company’s obligations under the Indenture and the Notes. Each such Subsidiary Guarantor as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior subordinated basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for principal, premium, if any, interest or additional interest, if any, on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein referred to as the “Guaranteed Obligations”). Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees.
      The Subsidiary Guarantors have also Guaranteed obligations under the Senior Credit Facility and the 2003 Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facility or other Secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure such Secured Indebtedness will be available, if at all, to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under the Senior Credit Facility, other Secured Indebtedness and Senior Indebtedness (including, without limitation, the 2003 Notes) has been repaid in full from such assets. The Company advises you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.
      Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Indebtedness of Subsidiary Guarantors. The Company’s Subsidiaries that are not Subsidiary Guarantors may also Incur additional Indebtedness.
      The obligations of each Subsidiary Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
      Each Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Guaranteed Obligations then due and owing, unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.
      In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation or the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving Person in such transaction) to a Person which is not the Company or a Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the covenants “— Certain Covenants — Limitation on Sales of Assets” and “— Certain Covenants — Limitation on Restricted Payments”; and

(2) all the obligations of such Subsidiary Guarantor under the Senior Credit Facility and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.
      In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, the Subsidiary Guarantee and the Registration Rights Agreement:

(1) upon the legal defeasance or covenant defeasance of the Notes as described under the section entitled “Defeasance”; and

(2) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture.
      A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless immediately after giving effect to such transaction,

(1) no Default or Event of Default has occurred and is continuing, and

(2) either:

(a) such Subsidiary Guarantor is the surviving Person or the Person acquiring the property in any such sale or disposition or the Person formed by any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee in respect of the Notes pursuant to a supplemental indenture; or

(b) the Net Cash Proceeds of that transaction are applied in accordance with the covenant “— Limitation on Asset Sales.”
      In addition, any Subsidiary Guarantee of any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon the merger or consolidation of such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation.
Optional Redemption
      Except as described below, the Notes are not redeemable until November 15, 2010. On and after November 15, 2010, the Company may at any time redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, and additional interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage

2010	105.313%
2011	103.542%
2012	101.771%
2013 and thereafter	100.000%
      Notwithstanding the foregoing, prior to November 15, 2010, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110.625% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest, if any, thereon, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the aggregate principal amount of the Notes (including Additional Notes, if any) remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.
      If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, and additional interest, if any, will be paid at the redemption date to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.
      In the case of any partial redemption, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notices of any redemption shall be mailed by first class mail at least 30 but not more than 60 days prior to the date of redemption to each Holder to be redeemed at its registered address. Any redemption and notice thereof pursuant to the Indenture may, in the Company’s sole discretion, be subject to the satisfaction of one or more conditions precedent. If money sufficient to pay the redemption price of and any accrued and unpaid interest on the Notes (or portions thereof) to be redeemed is deposited with the Paying Agent on the redemption date, interest shall cease to accrue on such Notes (or portions thereof) called for redemption.

Mandatory Redemption
      The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.
Change of Control
      Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem the Notes as described under “Optional Redemption,” each Holder will have the right to require the Company to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.
      Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding Notes in connection with the Change of Control, the Company shall mail a notice to each Holder of record and to the Trustee stating:

•	that a Change of Control has occurred and that the Holder has the right to require the Company to purchase its Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest, if any, to the date of purchase, subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date;

•	the circumstances and relevant facts and financial information concerning the Change of Control;

•	the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

•	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.
      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.
      The provisions described above that require the Company to make an offer to repurchase Notes as provided by this covenant (a “Change of Control Offer”) following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.
      The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facility. Furthermore, the Company is required upon the occurrence of certain change of control events (including but not limited to, certain events which would constitute a Change of Control under the Indenture) to make an offer to repurchase other Indebtedness of the Company, including the 2003 Notes, the Industrial Revenue Bonds and the FIH Loan. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes or, in the case of the 2003 Notes, the Industrial Revenue Bonds or the FIH Loan, the exercise of the right by the holder or holders thereof, as the case may be, to require the Company to repurchase such Indebtedness, could cause a default under such Indebtedness, even if the Change of Control itself does not, due to other covenants and events of default contained in the agreements pursuant to which such Indebtedness was issued and due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources or its ability to obtain third party financing. The Company cannot assure you that sufficient funds will be available to it when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facility generally prohibit the Company’s prepayment of the Notes prior to their Stated Maturity. Consequently, if the Company is not able to prepay the Senior Credit Facility and any other Indebtedness containing similar restrictions or obtain requisite consents or waivers, as described above, the Company will be unable to fulfill its repurchase obligations if Holders exercise their repurchase rights following a Change of Control, thereby resulting in a Default under the Indenture.
      In the event that Holders of not less than 95% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer, and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 and not more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, and additional interest, if any, on the Notes that remain outstanding to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).
Certain Covenants

Limitation on Incurrence of Indebtedness
      (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be at least 2.00:1.00.
      (2) Paragraph (1) above will not prohibit the Incurrence of the following Indebtedness:

(a) Indebtedness of the Company or its Subsidiary Guarantors under one or more Credit Facilities; provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (a) does not exceed $280.0 million;

(b) Indebtedness of the Company owed to any Restricted Subsidiary and of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however,

(i) if the Company or a Subsidiary Guarantor Incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be;

(ii) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note;

(iii) (x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than as collateral to secure Indebtedness under any Credit Facility) of the Company; and (y) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted by this clause (b);

(c) Indebtedness represented by the Notes and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement, any Indebtedness (other than the Indebtedness described in clauses (a),

(b) or (f) herein) outstanding on the Issue Date, including the 2003 Notes and the Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (c) or paragraph (1);

(d) Indebtedness represented by the Subsidiary Guarantees and other Guarantees by the Subsidiary Guarantors of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

(e) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(f) Indebtedness of Foreign Subsidiaries in an aggregate principal amount immediately after giving effect to any such Incurrence not to exceed the greater of (x) 40% of Foreign Consolidated Net Tangible Assets and (y) $50.0 million;

(g) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations or similar requirements in the ordinary course of business;

(h) Indebtedness of the Company or any of its Restricted Subsidiaries represented by Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financing or other Indebtedness or Preferred Stock Incurred in the ordinary course of business not to exceed, immediately after giving effect to any such Incurrence, $10 million at any one time outstanding;

(i) Indebtedness (A) in respect of performance, surety or appeal bonds or letters of credit or from guarantees or letters of credit, surety bonds, bankers’ acceptances or performance bonds securing any such obligations of the Company or any of its Restricted Subsidiaries, in each case issued or relating to liabilities Incurred in the ordinary course of business, or (B) arising, from agreements providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in any case Incurred or assumed in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (excluding therefrom any guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition);

(j) (A) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness that was permitted to be Incurred by another provision of this covenant and (B) Indebtedness of the Company or any Subsidiary Guarantor arising by reason of any Lien granted by or applicable to the Company or any Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

(k) Indebtedness of the Company or any of its Restricted Subsidiaries, to the extent the net proceeds thereof are substantially contemporaneously (A) used to purchase Notes tendered in a Change of Control Offer or (B) deposited to defease the Notes as described below under “Defeasance”; and

(l) Subordinated Obligations of the Company incurred, on terms that the Board of Directors of the Company deems to be fair and reasonable, as consideration for the repurchase or acquisition of any Equity Interests of any Parent Entity, Equity Interests of the Company or any Restricted Subsidiary of the Company owned by employees, consultants, officers and directors or their assigns, estates and heirs under their estates, in each case, repurchased or acquired (A) upon the death, disability, retirement or termination of employment of such current or former employees, consultants, officers or directors, (B) pursuant to the terms of an employee benefit plan, or any other agreement pursuant to which such Equity Interests were issued or (C) pursuant to a severance, buy-sell or right of first refusal agreement with such current or former employee, consultant, officer or director; provided that the aggregate amount of all such Indebtedness shall not exceed $10.0 million at any one time outstanding;

(m) additional Indebtedness of the Company and of its Restricted Subsidiaries and/or the issuance of Disqualified Capital Stock of the Company or of its Restricted Subsidiaries in an aggregate principal amount or aggregate liquidation value, as applicable (or accreted value, as applicable) not to exceed, immediately after giving effect to any such Incurrence or issuance, as applicable, the greater of (x) $30.0 million or (y) 3.5% of Total Assets at any one time outstanding.

      For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, and in compliance with, this covenant:

(i) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in paragraph (2) above of this covenant, or is entitled to be Incurred pursuant to paragraph (1) above of this covenant, the Company will be permitted to divide and/or classify such item of Indebtedness on the date of its Incurrence, or later re-divide and/or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(ii) all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed outstanding under clause (a) of paragraph (2) above of this covenant;

(iii) all Indebtedness under Foreign Credit Agreements outstanding on the Issue Date shall be deemed outstanding under clause (f) of paragraph (2) above of this covenant;

(iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(v) the principal amount of any Disqualified Capital Stock of the Company or a Subsidiary or Preferred Stock of a Subsidiary will be equal to the liquidation preference thereof, together with any dividend thereon that is more than 30 days past due.
      Accrual of interest, accrual of dividends, the accretion of accreted value, accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.
      For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Limitation on Restricted Payments
      (1) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, after the Issue Date to:

(a) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, including any payment in connection with any merger or consolidation involving the Company, except (i) dividends or distributions payable in its Capital Stock, other than Disqualified Capital Stock, and (ii) dividends, payments or distributions payable to the Company or another Restricted Subsidiary, and, if the Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis;

(b) purchase, redeem, retire or otherwise acquire for value any Capital Stock (including, without limitation, Disqualified Capital Stock) of the Company held by Persons other than the Company or another Restricted Subsidiary;

(c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations, other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition; or

(d) make any Investment, other than a Permitted Investment, in any Person
      (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or the Restricted Subsidiary makes the Restricted Payment: a Default shall have occurred and be continuing, or would result therefrom; the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (1) under the covenant “— Limitation on Incurrence of Indebtedness” after giving effect, on a pro forma basis, to such Restricted Payment; or the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made on or subsequent to the Issue Date would exceed the sum of:

(i) 50% of the Consolidated Net Income, accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter for which internal financial statements are available at the time of the Restricted Payment, or, in case the Consolidated Net Income shall be a deficit, minus 100% of that deficit treating such period as a single accounting period; plus

(ii) 100% of the aggregate proceeds, including cash and the Fair Market Value of property other than cash, received by the Company from the issue or sale of its Capital Stock, other than Disqualified Capital Stock, or other cash contributions to its capital subsequent to the Issue Date, other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries; plus

(iii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock to an employee stock ownership plan or similar trust subsequent to the Issue Date; provided, however, that if the plan or trust Incurs any Indebtedness to or Guaranteed by the Company to finance the acquisition of such Capital Stock, the aggregate amount shall be limited to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by the plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; plus

(iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange, other than by a Restricted Subsidiary of the Company, subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock, other than Disqualified Capital Stock, of the Company, less the amount of any of its cash, or other property, distributed by the Company or any of its Subsidiaries upon the conversion or exchange; plus

(v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, (x) if as a result of such redesignation the Consolidated Coverage Ratio of the Company on a pro forma basis is lower than such ratio immediately prior thereto, then the lesser of (A) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and (y) otherwise, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation; plus

(vi) any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company and its Restricted Subsidiaries for such period; plus

(vii) to the extent that the Company or any of its Restricted Subsidiaries disposes of all or a portion of its Investments (other than to one of its Restricted Subsidiaries) made subsequent to the Issue Date, an amount equal to the lesser of (x) the Fair Market Value of such Investment as of the date of such disposition and (y) the Fair Market Value as of the date on which such Investment was made.
      (2) The provisions of paragraph (1) shall not prohibit:

(a) any purchase, retirement, prepayment, defeasance, redemption or other acquisition of Capital Stock, Disqualified Capital Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations made by exchange for, or conversion into or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Capital Stock) or other capital contribution to the Company (other than capital contributions in the form of Disqualified Capital Stock) and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries; provided, however, that the Net Cash Proceeds that are utilized for any such purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments and the Net Cash Proceeds from the sale shall be excluded from the calculation of amounts under clause (d)(ii) of paragraph (1) above;

(b) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable into Equity Interests of the Company; provided that such cash payment shall not be for the purpose of evading the limitation of the covenant described in paragraph (1) above (as determined in good faith by the Board of Directors of the Company, provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments);

(c) any purchase, retirement, prepayment, defeasance or redemption of Subordinated Obligations of the Company or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or Guarantor Subordinated Obligations, as the case may be, that in each case constitute Refinancing Indebtedness; provided, however, that any such purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(d) any purchase, retirement, prepayment, defeasance or redemption of Disqualified Capital Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock of the issuer of such refinanced Disqualified Capital Stock; provided, however, that the purchase, retirement, prepayment, defeasance or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(e) dividends paid or any distribution or consummation of any redemption of any debt that is subordinate to the Notes within 60 days after the date of declaration or distribution or giving notice of redemption, as the case may be, if at such date of declaration or notice the dividend, distribution or redemption would have complied with this provision; provided, however, that such dividends, distributions or the amount of any such redemption shall be included in the calculation of the amount of Restricted Payments;

(f) payment of dividends or other distributions to any Parent Entity for the purposes set forth in clauses (i) through (iii) below:

(i) payments to, or distributions, loans, dividends or advances to any Parent Entity for the purpose of making payments to holders of Equity Interests of the Company, any Parent Entity or any Restricted Subsidiary of the Company in lieu of the issuance of fractional shares of such Equity Interests, not to exceed $100,000 per annum in the aggregate; provided, however, that any payment, distribution, loan, dividend or advance shall be excluded in the calculation of the amount of Restricted Payments;

(ii) payments, distributions, loans, dividends or advances to any Parent Entity in order to permit such Parent Entity to (A) pay Special Dividends and other dividends on shares of the

Class B Common Stock in accordance with the terms of the Stockholders Agreement and (B) pay its required and ordinary operating expenses (including, without limitation, directors’ fees, fees associated with services provided by the Jersey Entity or any other provider of similar services, indemnification obligations, professional fees and expenses) to the extent such operating expenses are incurred in the ordinary course of business and are not attributable to the ownership or operation of entities other than such Parent Entity, the Company and the Company’s Restricted Subsidiaries; provided, however, that any payment, distribution, loan, dividend or advance shall be excluded in the calculation of the amount of Restricted Payments;

(iii) distributions to any Parent Entity to fund the required tax obligations of such Parent Entity or its members or general partner (including, without limitation, any federal, state and local income taxes) related to income generated by the Company and its Restricted Subsidiaries and taxable to such members or general partner; provided, however, that any payment, distribution, loan, dividend or advance shall be excluded in the calculation of the amount of Restricted Payments;

(g) payments, distributions, loans, dividends or advances to the Company or any Parent Entity to repurchase, redeem, acquire or retire Equity Interests of the Company, any Parent Entity or any Restricted Subsidiary of the Company held by employees, officers and directors, including former employees, consultants, officers and directors, of the Company or its Subsidiaries or their assigns, estates and heirs under their estates or for the purpose of repurchasing or otherwise acquiring any Equity Interests of any Parent Entity, Equity Interests of the Company or any Restricted Subsidiary of the Company owned by employees, consultants, officers and directors or their assigns, estates and heirs under their estates, in each case, (A) upon the death, disability, retirement or termination of employment of such current or former employees, consultants, officers or directors, (B) pursuant to the terms of an employee benefit plan, or any other agreement pursuant to which such Equity Interests were issued or (C) pursuant to a severance, buy-sell or right of first refusal agreement with such current or former employee, consultant, officer or director; provided that the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not, in the aggregate, exceed the sum of $5.0 million in any calendar year (with unused amounts permitted to be carried forward to the next succeeding calendar year up to a maximum of $5.0 million in any calendar year) plus (i) any amounts contributed by any Parent Entity to the Company in exchange for Equity Interests of the Company (other than Disqualified Capital Stock); provided that amounts contributed in exchange for Equity Interests shall be excluded from the calculation of amounts under clause (d)(ii) of paragraph (1) above to the extent such amounts are applied in accordance with this clause (g), and (ii) the amounts of any key-man life insurance proceeds received by any Parent Entity or any of its Subsidiaries during such calendar year related to any such death; provided, however, that any such payments, distributions, loans, dividends or advances shall be excluded in the calculation of the amount of Restricted Payments;

(h) any repurchase of any Capital Stock deemed to occur upon exercise of stock options or warrants if that Capital Stock represents a portion of the exercise price of the options or warrants; provided, however, that such repurchases shall be excluded from subsequent calculations of the amount of Restricted Payments;

(i) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligation of the Company or any Guarantor Subordinated Obligation of any of the Subsidiary Guarantors pursuant to a “change of control” covenant set forth in the indenture pursuant to which the same is issued and such “change of control” covenant is substantially identical in all material respects to the comparable provisions included in the Indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture pursuant to which the same is issued and provided further that the Company has repurchased all Notes required to be repurchased by the Company pursuant to the terms and conditions described under the caption “Change of Control” prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Obligation or Guarantor Subordinated Obligation pursuant to the “change of control” covenant included in such indenture; provided, however, that such repurchase, redemption or other acquisition shall be excluded from subsequent calculations of the amount of Restricted Payments;

(j) the repayment of Indebtedness to the Company or to a Restricted Subsidiary that was permitted to be Incurred under “— Limitation on Incurrence of Indebtedness” above; provided, however, that such repayment shall be excluded from subsequent calculations of the amount of Restricted Payments;

(k) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an amount not to exceed $20.0 million; provided, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

(l) any payments made in connection with the Transactions; including, without limitation, the repurchase or redemption of the Senior Preferred Stock as described in the Offering Memorandum; provided, however, that any such repurchase or redemption of the Senior Preferred Stock shall be excluded from subsequent calculations of the amount of Restricted Payments and the net proceeds from the capital contribution to the Company related to the repurchase of the Senior Preferred Stock shall be excluded from the calculation of amounts under clause (d)(ii) of paragraph (1) above; or

(m) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s common Equity Interests (or dividends, distributions or advances to a Parent Entity to allow a Parent Entity to pay dividends on such Parent Entity’s common equity interests) following the first Public Equity Offering after the Issue Date of, whichever is earlier, (i) in the case of the first Public Equity Offering of the Company’s common Equity Interests, up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering or (ii) in the case of the first Public Equity Offering of a Parent Entity’s common Equity Interests, up to 6% per annum of the amount contributed by such Parent Entity to the Company from the Net Cash Proceeds received by such Parent Entity in such Public Equity Offering; provided, however, that such payments of dividends, distributions or advances shall be included in the calculation of the amount of Restricted Payments.

      Any dividend which is declared but not paid shall not be included in the calculation of the amount of Restricted Payments, and any dividend which is declared and paid shall be included only once in the calculation of the amount of Restricted Payments.
      The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith, whose resolution with respect thereto shall be delivered to the Trustee.
Limitation on Liens
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock), whether owned on the Issue Date or acquired after that date, securing any Indebtedness, unless contemporaneously with the Incurrence of the Liens, effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries
      The Company will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends, make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any of its Restricted Subsidiaries; provided, that the priority of any Preferred Stock in receiving dividends being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock;

(2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its property or assets to the Company or any of its Restricted Subsidiaries;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date, including those arising under or in connection with the Senior Credit Facility;

(b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary prior to the date on which that Restricted Subsidiary was acquired by the Company or any of its Restricted Subsidiaries, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which that Restricted Subsidiary was acquired by the Company or any of its Restricted Subsidiaries;

(c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (a) or (b) or this clause (c) or contained in any amendment, supplement or modification, including an amendment and restatement, to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment taken as a whole are no less favorable to the Holders in any material respect than the encumbrances and restrictions contained in the agreements prior to such amendment, supplement, modification or refinancing, as the case may be;

(d) in the case of clause (3), any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract,

(ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture, or

(iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to those security agreements;

(e) any restriction imposed by applicable law, rule, regulation or order;

(f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of that Restricted Subsidiary pending the closing of the sale or disposition;

(g) purchase obligations for property acquired in the ordinary course of business that impose certain restrictions of the nature described in clause (3) above on the property so acquired;

(h) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, and other similar agreements that are otherwise entered into in accordance with the terms of the Indenture and (i) in the ordinary course of business or (ii) with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(i) encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary;

(j) Hedging Obligations Incurred from time to time;

(k) any Permitted Investment;

(l) the Indenture, the Notes and the Subsidiary Guarantees;

(m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (a) through (l); provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing; and

(n) pursuant to other Indebtedness, Disqualified Capital Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “— Limitation on Incurrence of Indebtedness”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal and interest payments on the Notes (as determined by the Company in good faith).

      Nothing contained in this “— Limitation on Restrictions on Distributions from Restricted Subsidiaries” covenant shall prevent the Company or any of its Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Lien created, incurred, assumed or suffered to exist in accordance with the other terms of the Indenture.
Limitation on Sales of Assets
      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration, at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition); and

(2) at least 75% of the consideration received in the Asset Disposition by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, provided that the amount of each of the following shall be deemed, in each case, to be cash for purposes of this provision:

(x) any liabilities (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) of the Company or any Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets; provided that the Company or such Restricted Subsidiary is released from any further liability pursuant to a written agreement to the extent of such assumption;

(y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 90 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received); and

(z) property received as consideration for such Asset Disposition that would otherwise constitute a permitted application of Net Cash Proceeds (or other cash in such amount) under clause (b) of the next succeeding paragraph.
      Within 360 days after the receipt of any Net Cash Proceeds from an Asset Disposition, the Company or such Restricted Subsidiary, as the case may be, shall apply such Net Cash Proceeds, at its option:

(a) to prepay, repay, repurchase or otherwise refinance Senior Indebtedness of the Company or of a Restricted Subsidiary, in each case other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company;

(b) to acquire a controlling interest in a Related Business or to acquire Additional Assets; or

(c) as a combination of prepayment and investment permitted by the foregoing clauses (a) and (b).
      Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Cash Proceeds from Asset Dispositions that are not applied or invested as provided in the second paragraph of this “Limitation on Sales of Assets” covenant will be deemed to constitute “Excess Proceeds.” No later than the 361(st) day after the Asset Disposition (or, at the Company’s option, such earlier date), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an “Asset Sale Offer”) to (i) all holders of Notes, and (ii) all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the Notes and such other Pari Passu Indebtedness, plus accrued and unpaid interest and additional interest (or its equivalent with respect to any such Pari Passu Indebtedness), if any, to the date of purchase, and will be payable in cash, in each case, in integral multiples of $1,000. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Company to the Notes and such other Pari Passu Indebtedness on a pro rata basis (based upon the respective principal amount (or accreted value), if applicable) of the Notes and such other Pari Passu Indebtedness tendered into such Asset Sale Offer and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      If the Asset Disposition purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest, if any, and additional interest, if any, will be paid on the Asset Disposition purchase date to the Holder in whose name a Note is registered at the close of business on such record date, and no interest or additional interest, if any, will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
      The Company will comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Disposition provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such conflict.

Limitation on Affiliate Transactions
      (1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction, including the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(a) the terms of the Affiliate Transaction are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could be obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of the transaction in arm’s-length dealings with a Person who is not an Affiliate;

(b) in the event such Affiliate Transaction involves aggregate consideration in excess of $2.5 million, the terms of the transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (a) above); and

(c) in the event the Affiliate Transaction involves aggregate consideration in excess of $7.5 million, the Company has received a written opinion from an independent accounting, appraisal, financial advisory or investment banking firm of national standing that such Affiliate Transaction is fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view.
      (2) The provisions of the foregoing paragraph (1) will not prohibit:

(a) any Permitted Investment or any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(b) the performance of the Company’s or any of its Restricted Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;

(c) reasonable fees and compensation to be paid to, and indemnity to be provided on behalf of, employees, officers, directors or consultants of any Parent Entity, the Company or any Restricted Subsidiary in the ordinary course of business;

(d) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans;

(e) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(f) (x) guarantees of performance by the Company and its Restricted Subsidiaries of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of equity interests of the Company’s Unrestricted Subsidiaries for the benefit of lenders of the Company’s Unrestricted Subsidiaries;

(g) the performance of any written agreement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not, taken as a whole, more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(h) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as in effect on the Issue Date; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement shall only be permitted by this clause (h) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not otherwise more disadvantageous to the Holders in any material respect than such agreement as in existence on the Issue Date;

(i) the provision by Persons who may be deemed Affiliates of the Company of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services, to the Company or its Restricted Subsidiaries on customary terms;

(j) issuances, sales and grants of Capital Stock (other than Disqualified Capital Stock) by a Restricted Subsidiary to the Company; or

(k) the Transactions.

SEC Reports
      Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC, and within 15 days after the reports are filed, provide the Trustee and the registered Holders, at their addresses as set forth in the register of Notes, with the annual reports and the information, documents and other reports which are otherwise required pursuant to Section 13 and 15(d) of the Exchange Act, except that the Company shall not be required to make such a filing if the Staff of the SEC will not accept such a filing (in which case, the Company shall make available such reports to the Trustee and the Holders within 15 days after the date such reports would have been required to be filed). In addition, following the registration of the common stock of the Company or the Parent Entity pursuant to Section 12(b) or 12(g) of the Exchange Act, the Company shall make available to the Trustee and the Holders, promptly upon their becoming available, copies of the Company’s (or the Parent Entity’s, as the case may be) annual report to stockholders and any other information provided by the Company or the Parent Entity to its public stockholders generally. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (which requirement may be satisfied by a Form 10-K or Form 10-Q, as applicable, for so long as such periodic reports satisfy the information requirements of Rule 144A(d)(4)) to permit Holders to resell the Notes pursuant to Rule 144A thereunder. The Company will be deemed to have furnished such reports to the Trustee and Holders in accordance with this paragraph if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.
Future Subsidiary Guarantors
      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary will become a Subsidiary Guarantor and Guarantee the Notes by executing a supplemental indenture and delivering an Opinion of Counsel satisfactory to the Trustee within 30 business days of the date on which it was acquired or created; provided, that this covenant does not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.
Merger and Consolidation
      The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless:

(1) either (a) the Company is the surviving entity or (b) the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, limited liability company, business trust, or limited partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company, if not the Company, expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; provided, that in the case of (b) above, if the Successor Company is a limited liability company, business trust or limited partnership, a corporation of which all of the Equity Interests are owned by the Successor Company shall be added to the Indenture as co-issuer of the Notes by a supplemental indenture pursuant to which such corporation shall act as joint and several obligor with respect to the Notes;

(2) immediately after giving effect to the transaction, and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary of the Successor Company as a result of the transaction as having been Incurred by the Successor Company or that Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

(3) except in the case of a merger or consolidation of the Company with or into a Restricted Subsidiary of the Company, immediately after giving effect to the transaction, either (a) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (1) of “— Limitation on Incurrence of Indebtedness”; or (b) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries, on the date of and after giving pro forma effect to the transaction, would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the Indenture.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but in the case of a lease of all or substantially all of its assets, the Company will not be released from the obligation to pay the principal of, interest, premium, if any, and additional interest, if any on the Notes.
      Notwithstanding the foregoing clauses, any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary of the Company, and the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction, provided that any such transaction would be permitted pursuant to clause (1) of the first paragraph of this “— Merger and Consolidation” section.
      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      Although there is a limited body of case law interpreting the phrase “substantially all, “there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Limitation on Restricted Payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default.

Events of Default
      An “Event of Default” is defined in the Indenture as:

(1) a default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2) a default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant “— Merger and Consolidation” above;

(4) the failure by the Company to comply for 30 days after written notice with any of its obligations under the covenants described under “Change of Control” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase Notes, which will constitute an Event of Default under clause (2) above);

(5) the failure by the Company to comply for 60 days after written notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million, and the default shall not have been cured or the acceleration rescinded within a 10-day period, except with respect to Disqualified Capital Stock pursuant to which the exclusive remedy of the holders thereof is additional seats on the Board of Directors of the Company or a Subsidiary (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary of the Company (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $15.0 million, to the extent not covered by insurance, is rendered against the Company or a Significant Subsidiary and the judgment or decree shall remain undischarged or unstayed for a period of 60 days after it becomes final and nonappealable (the “judgment default provision”); or

(9) the failure of any Subsidiary Guarantee to be in full force and effect, except as contemplated by the terms thereof, or the denial or disaffirmation by any Subsidiary Guarantor of its obligations under the Indenture or any Subsidiary Guarantee if such default continues for 10 days.
      However, a Default under clauses (4) or (5) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company in writing of the Default and the Company does not cure the Default within the time specified in clauses (4) or (5) hereof after receipt of the written notice.
      If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, the principal, premium, if any, accrued and unpaid interest and additional interest, if any, shall be due and payable immediately. If an Event of Default under the bankruptcy provisions occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may waive any or all past Defaults or Event of Default (except with respect to nonpayment of principal, premium or interest on the Notes or a Default in respect of a provision that cannot be waived without the consent of each Holder) and rescind any such acceleration with respect to the Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due or additional interest, if any, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(a) the Holder has previously given the Trustee written notice stating that an Event of Default is continuing;

(b) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(c) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(d) the Trustee has not complied with their request within 60 days after receipt of the request and the offer of security or indemnity; and

(e) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request within that 60-day period.
      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest or additional interest, if any, on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.
      In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default by the Company) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 60 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis of such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Amendments and Waivers
      Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past Default or Event of Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, no amendment may, among other things:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described above under “Optional redemption”;

(5) make any Note payable in currency other than that stated in the Note;

(6) impair the right of any Holder to receive payment of, premium, if any, principal of and interest and additional interest, if any, on such Holder’s Notes on or after the due dates therefor (other than a repurchase required by “Certain Covenants — Limitation on Sales of Assets” or “Change of Control”) or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.
      Notwithstanding the foregoing, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture and the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a Successor Company of the obligations of the Company under the Indenture and the Notes or the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add additional Guarantees with respect to the Notes, including any new Guarantees;

(5) secure the Notes;

(6) add to the covenants of the Company for the benefit of the Holders or surrender any right or power the Company conferred upon the Company;

(7) make any change that does not adversely affect the rights of any Holder;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except for the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate), and which shall be treated, together with any outstanding Notes, as a single class of securities;

(10) provide for the issuance of Additional Notes in accordance with the Indenture;

(11) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes; or

(12) evidence and provide for the acceptance of an appointment of a successor trustee.

      The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to provisions regarding the maintenance of the Registrar and Paying Agent, the holding of money in trust by the Paying Agent, preservation of a list of Holders, transfer and exchange of Notes, replacement Notes, compensation and indemnification of the Trustee, replacement of the Trustee, repayment of excess amounts to the Company, indemnity for U.S. obligations and revival and reinstatement of the Indenture and the Notes, which shall survive such discharge, as expressly provided for in the Indenture), when (i) the Company delivers to the Trustee all outstanding Notes (other than lost, stolen or destroyed Notes that have been replaced) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes (other than lost, stolen or destroyed Notes that have been replaced), including interest thereon to maturity or such redemption date, and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company.
Defeasance
      The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.
      The Company at any time may terminate its obligations under covenants described under “Certain Covenants” (other than “Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under “Events of Default” above and the limitations contained in clause (3) under “— Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its covenant defeasance option, the Subsidiary Guarantees in effect at such time will terminate.
      The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of Default” above or because of the failure of the Company to comply with clause (3) under “— Merger and Consolidation” above.

      In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest and additional interest, if any, on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law or regulation.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No past, present or future director, officer, employee, incorporator or stockholder of the Company, any Subsidiary or any Parent Entity, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Concerning the Trustee
      Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.
Governing Law
      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry, Delivery and Form
      The Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Depository Procedures
      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(2) The Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”
Same Day Settlement and Payment
      The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in The PORTALsm Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all of the following terms, as well as any other capitalized terms used herein for which no definition is provided.
      “1998 Notes” means the Company’s $150.0 million in aggregate principal amount 9 3/4% Senior Subordinated Notes due 2007.
      “2003 Notes” means the Company’s $213.0 million in aggregate principal amount 10 3/4% Senior Notes due 2010.
      “Acquisition” means the transactions pursuant to which (x) the Principals became the beneficial owners of approximately 98.5% of all of the outstanding Equity Interests of the Company and Holdings, (y) certain members of the senior management of the Company became the beneficial owners of approximately 1.5% of the outstanding Equity Interests of the Company and Holdings and (z) the Jersey Entity became the owner of approximately 70.1% of all the outstanding shares of Class B Common Stock of each of the Company and Holdings; in each case, pursuant to the Transaction Agreement.

      “Additional Assets” means:

(1) any property or assets, other than Indebtedness and Capital Stock, to be used by the Company or a Restricted Subsidiary of the Company in the pet food business, distribution activities on behalf of pet food business customers and other business activities that are incidental or related thereto;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at the time is a Restricted Subsidiary; provided, however, that, in the case of clauses (2) and (3), the Restricted Subsidiary of the Company is primarily engaged in the pet food business, distribution activities on behalf of pet food business customers and other business activities that are incidental or related thereto.
      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with the specified Person, any Person who is a director or officer of that Person or any Subsidiary of that Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Asset Disposition” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business; and

(2) the sale by the Company or the issue or sale by any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries.
      In the case of either clause (1) or (2) above, whether in a single or transaction or a series of related transactions (a) that have a Fair Market Value in excess of $5.0 million or (b) for Net Cash Proceeds in excess of $5.0 million.
      Notwithstanding the foregoing, the following items shall not be deemed to be Asset Dispositions:

(1) transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or the sale or issuance by the Company of Equity Interests in the Company;

(2) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(3) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(4) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(5) the licensing of intellectual property;

(6) disposals or replacements of obsolete equipment, uneconomical, negligible, worn out or surplus property in the ordinary course of business;

(7) any sale of property or other assets received by the Company or any of its Restricted Subsidiaries upon foreclosure on a Lien, condemnation or similar action;

(8) any sale of Equity Interests in an Unrestricted Subsidiary;

(9) the granting of any Liens not otherwise prohibited by the Indenture; and

(10) any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole subject to the provisions described above under the caption “— Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger and Consolidation”.
      “Attributable Indebtedness” means, in respect of a Sale/ Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP), compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/ Leaseback Transaction, including any period for which the lease has been extended.
      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a limited liability company, the board of managers of the company or, if the limited liability company is owned or managed by a single entity, the board of directors or other governing body of such entity;

(3) with respect to a partnership, the board of directors of the general partner of the partnership; and

(4) with respect to any other Person, the board of directors or committee of such Person serving a similar function.
      “Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.
      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date the lease may be terminated without penalty.
      “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means (1) U.S. Government Obligations having maturities of not more than one year from the date of acquisition; (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s; (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P or “A” or the equivalent thereof by Moody’s, and having capital and surplus in excess of $500.0 million; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of Investments, and in either case maturing within 365 days after the date of acquisition thereof; (6) interests in any investment company which invests solely in instruments of the type specified in clauses (1) through (5) above; and (7) in the case of Foreign Subsidiaries, the Euro or such local currencies held by such Foreign Subsidiary from time to time in the ordinary course of business, and substantially similar investments to those set forth in clauses (1) through (6) above, denominated in foreign currencies; provided that references to the United States Government shall be deemed to mean foreign countries having a sovereign rating of “A” or better from either S&P or Moody’s.
      “Change of Control” means the occurrence of any of the following events:

(1) prior to the first Public Equity Offering of Voting Stock of the Company or a Parent Entity, as the case may be, the Principals become the “beneficial owner,” as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of less than 50% of the voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company or the Parent Entity, as the case may be, any merger, consolidation, liquidation or dissolution of the Company or a Parent Entity, as the case may be, any direct or indirect transfer of securities by any Principal or otherwise and the Principals beneficially own, directly or indirectly, in the aggregate Voting Stock representing a lesser percentage of voting power of the Company than any other “person” or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act). For purposes of this paragraph (1) and paragraph (2) below, the Principals will be deemed to beneficially own any Voting Stock of a person (the “specified corporation”) held by any other person (the “parent corporation”) so long as the Principals beneficially own, directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation; or

(2) following the first Public Equity Offering of Voting Stock of the Company or a Parent Entity, as the case may be, (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Principals, is or becomes the beneficial owner, as defined in paragraph (1) above (except that a person shall be deemed to have “beneficial ownership” of all shares that any person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company and (B) the Principals beneficially own, as defined in paragraph (1) above, directly or indirectly, in the aggregate less than 35% of the total voting power of the Voting Stock of the Company (for purposes of this paragraph (2), the other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if the other person “beneficially owns,” as defined in this paragraph (2), directly or indirectly, more than 50% of the voting power of the Voting Stock of the parent corporation); or

(3) during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors of the Company or Holdings, respectively, together with any new directors whose election by the Board of Directors of the Company or Holdings, respectively, or whose nomination for election by the shareholders of the Company or Holdings, respectively, was approved by a vote of a majority of the directors of the Company or Holdings, as the case may be, then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the respective Board of Directors of the Company or Holdings, as the case may be, then in office.
      For purposes of this “change of control” definition, OTPP shall be deemed to beneficially own all issued and outstanding shares of Class B Common Stock held by the Jersey Entity or any successor entity thereto that acts in a substantially similar capacity on behalf of OTPP as the Jersey Entity, as such capacity is set forth in the Stockholders Agreement, the Voting Agreement and the Subscription Agreements, and described in the Offering Memorandum.

      “Class B Common Stock” means, with respect to the Company, the class B common stock of the Company, par value $0.01 per share, and, with respect to Holdings, the class B common stock of Holdings, par value $0.01 per share.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Consolidated Cash Flow” for any period means the Consolidated Net Income for that period, plus, to the extent deducted in calculating the Consolidated Net Income:

(1) income tax expense;

(2) Consolidated Interest Expense;

(3) depreciation expense;

(4) amortization expense, in each case for that period; and

(5) other non-cash charges reducing Consolidated Net Income, excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period;
      in each case for such period, and minus, non-cash items increasing Consolidated Net Income for the period.
      “Consolidated Coverage Ratio” as of any date of determination means the ratio of the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of the determination to Consolidated Interest Expense for those four fiscal quarters; provided, however, that:

(1) if the Company or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of that period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of that period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period;

(2) if the Company or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of that period or if any Indebtedness is to be repaid, repurchased or defeased or otherwise discharged as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, or both, Consolidated Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been discharged on the first day of the period;

(3) if since the beginning of the period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for the period shall be reduced by an amount equal to the Consolidated Cash Flow, if positive, attributable to the assets that are the subject of the Asset Disposition for the period or increased by an amount equal to the Consolidated Cash Flow, if negative, attributable thereto for the period, and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with the Asset Disposition for that period, or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Indebtedness after the sale;

(4) if since the beginning of the period the Company or any of its Restricted Subsidiaries, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary of the Company, or any Person that becomes a Restricted Subsidiary of the Company, or an acquisition of assets, including any

Investment in a Restricted Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for the period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of the period; and

(5) if since the beginning of the period any Person, that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of the period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary of the Company during that period, Consolidated Cash Flow and Consolidated Interest Expense for that period shall be calculated after giving pro forma effect thereto as if the Asset Disposition, Investment or acquisition occurred on the first day of the period.

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on that Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Hedging Obligation applicable to that Indebtedness if the Hedging Obligation has a remaining term in excess of 12 months.
      “Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated in accordance with GAAP), after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(2) all current maturities of long-term indebtedness.
      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in that interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness;

(2) amortization of original issue discount and debt issuance cost, other than those debt discounts and debt issuance costs Incurred on the Issue Date;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financing;

(6) interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(7) net costs associated with any Hedging Obligations, including amortization of fees;

(8) all Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries of the Company and Disqualified Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, in each case, determined on a consolidated basis in accordance with GAAP; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person, other than the Company, in connection with Indebtedness Incurred by the plan or trust.
      “Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in Consolidated Net Income:

(1) any net income (or loss) of any Person if the Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any Person for the period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by the Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (4) below, and the Company’s equity in a net loss of any such Person for that period shall be included in determining Consolidated Net Income;

(2) to the extent noncash, any unusual, non-operating or non-recurring gain, loss or charge, including non-recurring charges related to the Transactions (to the extent cash or not) that are not reflected in the pro forma adjustments;

(3) any increase in amortization or depreciation resulting from purchase accounting in connection with the Transactions;

(4) any net income (or loss) of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by that Restricted Subsidiary, directly or indirectly, to the Company, except that the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by the Restricted Subsidiary during the period to the Company or another Restricted Subsidiary as a dividend, subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause, and the Company’s equity in a net loss of any such Restricted Subsidiary for the period shall be included in determining Consolidated Net Income;

(5) any gain, or loss, realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries, including pursuant to any Sale/ Leaseback Transaction, that are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(6) any extraordinary gain or loss;

(7) the cumulative effect of a change in accounting principles; and

(8) the noncash effect of charges recorded as a consequence of Statement of Financial Accounting Standards No. 142 (“SFAS 142”) issued by the Financial Accounting Standards Board.
      Notwithstanding the foregoing, for purposes of calculating Consolidated Net Income for any period, commodity derivative instruments will be accounted for as “100% effective cash flow hedges” under Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board and, in accordance therewith, the gain or loss on the relevant commodity derivative instrument shall be classified into earnings when the forecasted transaction affects the net income (or loss) of the Company and its Restricted Subsidiaries.
      “Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted

Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(1) the excess of the cost over the Fair Market Value of assets or businesses acquired;

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4) minority interests in consolidated Restricted Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(5) treasury stock; and

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.
      “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Capital Stock.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, extended, replaced, supplemented or refinanced, including refinancing with Debt Issuances (including an increase in the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder), in whole or in part and without limitation to amounts, terms, conditions, covenants and other provisions, from time to time.
      “Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Designated Senior Indebtedness” means:

(1) any outstanding Indebtedness under the Senior Credit Facility; and

(2) any other Senior Indebtedness permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Indebtedness.”

      “Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of that Person that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Notes;
      provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the stated maturity of the Notes shall not constitute Disqualified Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “— Limitation on Sales of Assets” and “— Change of Control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to such covenants.
      “Domestic Consolidated Net Tangible Assets” means Consolidated Net Tangible Assets less Foreign Consolidated Net Tangible Assets.
      “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction within the United States of America or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any public or private sale of Qualified Capital Stock of the Parent Entity or the Company; provided that, in the event of an Equity Offering by the Parent Entity, the Parent Entity contributes to the capital of the Company the portion of the net proceeds of the Equity Offering necessary to pay the aggregate redemption price of the Notes to be redeemed pursuant to the optional redemption of the Notes upon an Equity Offering.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Indenture.
      “Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement.
      “Exchange Offer Registration Statement” has the meaning set forth for such term in the Registration Rights Agreement.
      “Fair Market Value” means the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
      “FIH Loan” means the amounts outstanding under a loan agreement, dated June 17, 2004, in an original principal amount of €11.0 million entered into by A/ S Arovit Petfood, a Subsidiary of the Company, as borrower, and FIH Erhervsbank A/ S, as lender.

      “Foreign Consolidated Current Liabilities” means, as of the date of determination, the aggregate amount of liabilities of the Foreign Subsidiaries of the Company which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(1) all intercompany items between Foreign Subsidiaries of the Company; and

(2) current maturities of long-term Indebtedness.
      “Foreign Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Foreign Subsidiaries of the Company as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Foreign Subsidiaries of the Company, after giving effect to purchase accounting and after deducting therefrom Foreign Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(1) excess of cost over Fair Market Value of assets or businesses acquired;

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4) minority interests in consolidated Foreign Subsidiaries held by Persons other than the Company or any Subsidiary;

(5) treasury stock; and

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Foreign Consolidated Current Liabilities.
      “Foreign Credit Agreements” shall mean those certain credit agreements existing on the Issue Date to which any of the Company’s Foreign Subsidiaries is a party or by which any of them is bound.
      “Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Public Company Accounting Oversight Board, (ii) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and (iii) statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness (other than Disqualified Capital Stock) of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under its Guarantee pursuant to a written agreement.
      “Hedging Obligations” means, with respect of any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or similar arrangements providing for protections against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in commodity prices, currency exchange rates or interest rates, in each case, entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries, as determined in good faith by the Board of Directors or senior management of the Company, on customary terms entered into in the ordinary course of business.
      “Holder” means the person in whose name a Note is registered on the Registrar’s books.
      “Holdings” means Doane Pet Care Enterprises, Inc., a Delaware corporation.
      “Incur” means issue, assume, Guarantee, incur or otherwise become liable, directly or indirectly, contingently or otherwise, for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.
      “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium, if any, in respect of indebtedness of that Person for borrowed money;

(2) the principal of and premium, if any, in respect of obligations of that Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of that Person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect thereto, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by the Person of a demand for reimbursement following payment on the letter of credit;

(4) all obligations of that Person to pay the deferred and unpaid purchase price of property or services, other than contingent or “earn-out” payment obligations and Trade Payables and accrued expenses Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Indebtedness of that Person;

(6) all Indebtedness of other Persons secured by a Lien on any asset of that Person, whether or not such Indebtedness is assumed by that Person, provided, however, that the amount of Indebtedness of such Person shall be the lesser of the Fair Market Value of the asset at the date of determination and the amount of such Indebtedness of such other Persons;

(7) all Indebtedness of other Persons to the extent Guaranteed by such Person;

(8) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock, but excluding, in each case, any accrued dividends; and

(9) to the extent not otherwise included in this definition, obligations of such Person under Hedging Obligations.
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above as such amount would be reflected on a balance sheet in accordance with GAAP and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date.
      “Industrial Revenue Bonds” means the Company’s (a) 7.25% Ottawa County Finance Authority Industrial Revenue Bonds, Series 1997 and (b) 6.25% Oklahoma Development Finance Authority Industrial Revenue Bonds, Series 1998.
      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.
      “Issue Date” means the date on which the Notes are originally issued under the Indenture.
      “Jersey Entity” means an entity that is wholly-owned by The Law Debenture Corporation, p.l.c., a provider of trustee services organized under the laws of the United Kingdom, which, as of the Issue Date, will be the owner of approximately 70.1% of the outstanding Class B Common Stock of each of the Company and Holdings.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
      “Net Available Cash” from an Asset Disposition means cash proceeds received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form, therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions, accounting, investment banking and other fees and expenses Incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset

Disposition or otherwise in connection with such Asset Disposition, provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

      “Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale and the fair value of property other than cash (as determined by the Board of Directors of the Company).
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
      “Obligations” means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages (including, without limitation, additional interest) and other liabilities payable under the documentation governing any Indebtedness.
      “Offering Memorandum” means that certain offering memorandum dated October 14, 2005, prepared in connection with the offering of the Notes.
      “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.
      “Officers’ Certificate” means a certificate signed by two Officers in accordance and compliance with the terms of the Indenture and that is delivered to the Trustee.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
      “Parent Entity” means any Person that is the direct or indirect parent of the Company, including, in the case of a limited liability company or partnership, its member or general partner, as applicable.
      “Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.
      “Permitted Investment” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company or a Person that will, upon making the Investment, become a Restricted Subsidiary; provided, however, that the primary business of the Restricted Subsidiary is a Related Business;

(2) any Investment in another Person if as a result of such Investment such other Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into the Company or a Restricted Subsidiary of the Company; provided, however, that the Person’s primary business is a Related Business;

(3) any Investment in Cash Equivalents;

(4) receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

(8) Investments the payment for which consists exclusively of Capital Stock, exclusive of Disqualified Capital Stock, of the Company;

(9) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances or refunds any Investment described under either of the immediately preceding clauses (x) or (y); provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and not materially less favorable to the Company or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Board of Directors of the Company;

(10) loans or advances to employees and directors to purchase Capital Stock of the Company or any Parent Entity; provided that the aggregate amount of loans and advances shall not exceed $2.0 million at any time outstanding;

(11) any Investment in another Person to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for an Asset Disposition effected in compliance with the covenant under “— Limitations on Sales of Assets”;

(12) prepayment and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries;

(13) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

(14) Hedging Obligations permitted to be Incurred under the “— Limitation on Incurrence of Indebtedness” covenant;

(15) repurchases of the Notes and other Pari Passu Indebtedness (on a ratable basis) in accordance with the terms of the Indenture;

(16) Guarantees issued in accordance with the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(17) pledges or deposits otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “— Limitations on Liens”; and

(18) any investment in another Person, including any joint venture, provided that the aggregate Investments made pursuant to this clause shall not exceed $30.0 million at any one time outstanding;
      provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the above clauses (1) through (18) so that the entire Investment would be a Permitted Investment.
      “Permitted Junior Securities” means debt or equity securities that are subordinated to all Senior Indebtedness and any debt or equity securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Indebtedness under the Indenture.
      “Permitted Liens” means, with respect to any Person:

(1) Liens in favor of the Company or the Subsidiary Guarantors;

(2) Liens securing Senior Indebtedness;

(3) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or building and zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(9) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such legal proceedings may be initiated has not expired;

(11) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(12) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

(14) Liens existing on the Issue Date (other than Permitted Liens under clauses (1) and (26));

(15) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary;

(18) Liens securing the Notes and Subsidiary Guarantees;

(19) Liens securing Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the amounts permitted by clause (f) of paragraph (2) of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(20) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(21) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(22) Licenses of intellectual property in the ordinary course of business;

(23) Liens to secure a defeasance trust;

(24) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(25) Liens not otherwise permitted by clauses (1) through (24) above encumbering assets having a book value not in excess of the greater of (x) $30.0 million or (y) 3.5% of Total Assets at any one time outstanding, as determined based on the consolidated balance sheet of the Company, as of the end of the most recent fiscal quarter for which financial statements are available to Holders ending prior to the date the Lien shall be Incurred.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.
      “Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
      “Principals” means (i) Ontario Teachers’ Pension Plan Board and its respective Affiliates and (ii) the members of senior management of the Company that are the beneficial owners of Equity Interests in Holdings as of the Issue Date.
      “Public Equity Offering” means an underwritten public offering of common stock of the Company or any Parent Entity pursuant to an effective registration statement under the Securities Act (but excluding in any event any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).
      “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries Incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
      “Refinancing Indebtedness” means Indebtedness or Disqualified Capital Stock that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced plus (y) without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees, underwriting discounts, premiums, commissions and other expenses incurred in connection with the issuance of the Refinancing Indebtedness and the repayment of the Indebtedness being refinanced; and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or a Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Registration Rights Agreement” means that certain registration rights agreement dated as of the Issue Date by and between the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and future agreements of a similar nature with respect to issuance of Additional Notes.
      “Related Business” means the pet food business, distribution activities on behalf of pet food business customers and such other business activities which are incidental or reasonably similar, ancillary or related thereto or which constitute a reasonable extension or expansion thereof.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Group, Inc. or any successor rating agency business thereof.
      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that property to a Person and the Company or a Subsidiary leases it from that Person.
      “SEC” means the Securities and Exchange Commission.
      “Secured Indebtedness” means any Indebtedness of the Company and/or any Restricted Subsidiary secured by a Lien.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Senior Credit Facility” means, with respect to the Company, one or more senior debt facilities, including, without limitation, the revolving credit, the letter of credit, term loan and incremental loan facilities under that certain credit agreement, dated as of the Issue Date, entered into by and among the Company, as borrower, certain Subsidiaries as guarantors, the lenders parties thereto from time to time, Lehman Commercial Paper Inc., as administrative agent, Lehman Brothers Inc. as sole bookrunner and sole lead arranger, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented, modified, renewed, refunded or extended from time to time, including any agreements extending the maturity of, refinancing, replacing (whether or not contemporaneously) or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant “— Limitation on Incurrence of Indebtedness”) or adding Subsidiaries of the Company as additional borrowers, collateral or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters or credit, together with related documents thereto and without limitation to amounts, terms, covenants and other provisions from time to time.
      “Senior Indebtedness” means:

(1) all of the Company’s or any Subsidiary Guarantor’s outstanding Indebtedness under Credit Facilities and all Hedging Obligations with respect thereto;

(2) all of the Company’s or any Subsidiary Guarantor’s Indebtedness outstanding on the Issue Date which does not expressly provide that it is on a parity with or subordinated in right of payment to the Notes or any such Guarantee;

(3) any other of the Company’s or any Subsidiary Guarantor’s Indebtedness permitted to be Incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any such Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

      Notwithstanding anything to the contrary in the immediately preceding paragraph, Senior Indebtedness will include all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in such proceeding.
      Notwithstanding anything to the contrary in the two preceding paragraphs, Senior Indebtedness will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any Indebtedness of the Company or any Subsidiary Guarantor, which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code was without recourse to the Company or any Subsidiary Guarantor;

(3) any of the Company’s Indebtedness to any of its Subsidiaries or Affiliates;

(4) any trade payables; or

(5) the portion of any Indebtedness that is Incurred in violation of the Indenture.
      “Senior Preferred Stock” means the Company’s Senior Preferred Stock due 2007.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on the Issue Date.
      “Special Dividends” shall have the meaning set forth in the amended and restated certificate of incorporation of Holdings as in effect on the Issue Date.
      “Stated Maturity” means, with respect to any Indebtedness or Preferred Stock, the date specified in such security as the fixed date on which the payment of principal of such Indebtedness or Preferred Stock is due and payable, including pursuant to any mandatory redemption provision.
      “Stockholders Agreement” means the stockholders agreement in effect as of the Issue Date to be entered into in connection with the consummation of the Transactions, by and among the Principals and the Jersey Entity.
      “Subordinated Obligation” means any Indebtedness (other than Disqualified Capital Stock) of the Company (whether outstanding on the Issue Date or thereafter Incurred) or any Subsidiary Guarantor which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.
      “Subscription Agreements” means, collectively, the three stock subscription agreements, each in effect as of the Issue Date, to be entered into in connection with the consummation of the Transactions (i) by and between DPC Newco Inc. and the Jersey Entity, (ii) by and between DPC Newco Inc. and OTPP and (iii) the Company and the Jersey Entity.
      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
      “Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
      “Subsidiary Guarantor” means each of:

(1) the Company’s existing and future direct and indirect Domestic Subsidiaries that are Restricted Subsidiaries; and

(2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture.
      “Total Assets” means the Company’s and its Restricted Subsidiaries’ total consolidated assets, as shown on the consolidated balance sheet of the Company, as of the end of the most recent fiscal quarter for which financial statements are available to Holders.
      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
      “Transaction Agreement” means the Agreement and Plan of Merger, dated as of August 28, 2005, by and among DPC Newco Inc., Holdings and the Company, as amended, supplemented or modified as in effect on the Issue Date.
      “Transactions” means (i) the investment of approximately $310.8 million by the Principals and approximately $4.7 million by certain members of the senior management of the Company in Holdings; (ii) the Acquisition; (iii) the issuance of the Notes and the provision of Subsidiary Guarantees by the Subsidiary Guarantors; (iv) the redemption of the Company’s outstanding existing 1998 Notes, (v) the entry into the Senior Credit Facility and Incurrence of Indebtedness thereunder on the Issue Date by the Company and the guarantors thereunder; (vi) the repayment of certain other Indebtedness of the Company and its Restricted Subsidiaries (as set forth in the Transaction Agreement or as otherwise contemplated in the prospectus) existing on or prior to the Issue Date; (vii) the redemption of the Company’s existing Senior Preferred Stock; (viii) any payment, distribution or dividend by the Company or any Parent Entity to reimburse the Principals for costs incurred in respect of certain indemnification expenses incurred in connection with the offering of the Notes, in an aggregate amount not to exceed $400,000; and (ix) all other transactions relating to any of the foregoing in each case, as contemplated as of the Issue Date pursuant to the terms of the Transaction Agreement.
      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that, at the time of such designation, such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of; such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Notwithstanding the restrictions set forth above, Doane International Pet Products LLC, a Delaware limited liability company (or any successor thereto), shall, to the extent a Subsidiary, be deemed an Unrestricted Subsidiary so long as it (or its successor) is not a Wholly-Owned Subsidiary, at which time it shall be an Unrestricted Subsidiary only as provided above.
      “U.S. Government Obligations” means direct obligations, including cash, or certificates representing an ownership interest in obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the issuer’s option.
      “Voting Agreement” means the voting agreement in effect as of the Issue Date to be entered into in connection with the consummation of the Transactions, by and among the Company, Holdings and the Jersey Entity.
      “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
      “Wholly-Owned Subsidiary” means a Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. This description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.
      We believe that the exchange of outstanding notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.
PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.
      You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act of 1933; or

•	a broker-dealer that acquired outstanding notes directly from us.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. In other transactions involving an exchange offer, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements, other than in connection with a resale of an unsold allotment from an original sale of outstanding securities, with a prospectus prepared in connection with the exchange offer. We believe this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2006, all dealers affecting transactions in the new notes may be required to deliver a prospectus.
      If you wish to exchange new notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal.
      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.
      Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.
      For a period of up to 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel to the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers, and will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act of 1933.
LEGAL MATTERS
      Certain legal matters relating to this offering will be passed upon for us by Vinson & Elkins L.L.P., New York, New York.
EXPERTS
      The consolidated financial statements of Doane Pet Care Company and subsidiaries as of January 3, 2004 and January 1, 2005, and for each of the fiscal years in the three-year period ended January 1, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to the fact that the Company restated its fiscal 2003 consolidated financial statements and that, effective January 4, 2004, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and other reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the Securities and Exchange Commission’s website at http://www.sec.gov.
      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this offering memorandum is accurate as of any date other than its respective date.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements as of and for Fiscal Year Ended January 1, 2005
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of the end of fiscal 2003 restated and 2004	F-3
Consolidated Statements of Operations for fiscal 2002, 2003 restated and 2004	F-4
Consolidated Statements of Stockholder’s Equity and Comprehensive Income (Loss) for fiscal 2002, 2003 restated and 2004	F-5
Consolidated Statements of Cash Flows for fiscal 2002, 2003 restated and 2004	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements as of and for the Quarterly Period Ended October 1, 2005
Report of Independent Registered Public Accounting Firm	F-46
Unaudited Condensed Consolidated Balance Sheets as of the end of the third quarter of fiscal 2005 and the end of fiscal 2004	F-47
Unaudited Condensed Consolidated Statements of Operations for the third quarter and first nine months of fiscal 2005 and 2004	F-48
Unaudited Condensed Consolidated Statement of Stockholder’s (Deficit) Equity and Comprehensive Loss as of the end of and for the first nine months of fiscal 2005	F-49
Unaudited Condensed Consolidated Statements of Cash Flows for the first nine months of fiscal 2005 and 2004	F-50
Notes to Unaudited Condensed Consolidated Financial Statements	F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Doane Pet Care Company:
      We have audited the accompanying consolidated balance sheets of Doane Pet Care Company and subsidiaries as of January 3, 2004 and January 1, 2005 and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows for each of the fiscal years in the three-year period ended January 1, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Doane Pet Care Company and subsidiaries as of January 3, 2004 and January 1, 2005 and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended January 1, 2005 in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 2 to the consolidated financial statements, the Company has restated its fiscal 2003 consolidated financial statements.
      As discussed in Note 3 to the consolidated financial statements, effective January 4, 2004, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

/s/ KPMG LLP
Nashville, Tennessee
March 30, 2005

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	End of Fiscal

	2003	2004

	Restated
	(In thousands, except
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$29,293	$28,847
Accounts receivable, net	91,569	112,445
Inventories, net	68,619	68,321
Deferred tax assets	1,898	2,414
Prepaid expenses and other current assets	14,390	7,038

Total current assets	205,769	219,065
Property, plant and equipment, net	266,457	258,070
Goodwill	318,656	327,954
Trademarks	61,762	62,517
Other assets	33,270	34,300

Total assets	$885,914	$901,906

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$13,185	$3,673
Accounts payable	100,512	102,149
Accrued liabilities	50,368	59,239

Total current liabilities	164,065	165,061

Long-term debt:
Long term debt, excluding current maturities	560,861	580,090
Senior Preferred Stock (Redeemable); 3,000,000 shares authorized 1,200,000 shares issued and outstanding; $110,942 current redemption value	—	106,421

Total long-term debt	560,861	686,511
Deferred tax liabilities	28,524	33,641
Other long-term liabilities	8,863	9,567

Total liabilities	762,313	894,780

Senior Preferred Stock (Redeemable); 3,000,000 shares authorized 1,200,000 shares issued and outstanding; $97,801 current redemption value	91,052	—

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115,674	115,674
Accumulated other comprehensive income	42,481	62,650
Accumulated deficit	(125,606)	(171,198)

Total stockholder’s equity	32,549	7,126

Total liabilities and stockholder’s equity	$885,914	$901,906

See accompanying notes to consolidated financial statements.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal

	2002	2003	2004

		Restated
	(In thousands)
Net sales	$887,333	$1,013,865	$1,051,241
Cost of goods sold	701,418	851,578	896,191

Gross profit	185,915	162,287	155,050
Operating expenses:
Promotion and distribution	52,445	57,616	56,805
Selling, general and administrative	48,712	52,015	51,861
Amortization	4,583	4,989	4,313
Other operating expenses	1,447	7,227	6,978

Income from operations	78,728	40,440	35,093
Interest expense, net	62,395	57,494	72,841
Debt extinguishments	—	4,438	4,137
Other income, net	(724)	(1,156)	(1,417)

Income (loss) before income taxes	17,057	(20,336)	(40,468)
Income tax expense	1,786	25,039	5,124

Net income (loss)	15,271	(45,375)	(45,592)
Senior preferred stock dividends and accretion	(11,878)	(13,502)	—

Net income (loss) available to common shares	$3,393	$(58,877)	$(45,592)

See accompanying notes to consolidated financial statements.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY AND
COMPREHENSIVE INCOME (LOSS)

				Accumulated
	Common Stock		Additional	Other
			Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total

	(In thousands, except share amounts)
Balances at the end of fiscal 2001	1,000	$—	$115,655	$(7,607)	$(70,122)	$37,926

Comprehensive income:
Net income	—	—	—	—	15,271	15,271
Foreign currency translation	—	—	—	22,792	—	22,792
Unrealized loss, net of deferred tax benefit of $313	—	—	—	(43)	—	(43)
Increase in minimum pension liability, net of deferred tax benefit of $3,556	—	—	—	(5,584)	—	(5,584)

Total comprehensive income						32,436

Senior preferred stock dividends	—	—	—	—	(10,801)	(10,801)
Senior preferred stock accretion	—	—	—	—	(1,077)	(1,077)
Parent capital contribution	—	—	19	—	—	19

Balances at the end of fiscal 2002	1,000	—	115,674	9,558	(66,729)	58,503

Comprehensive loss restated:
Net loss	—	—	—	—	(45,375)	(45,375)
Foreign currency translation	—	—	—	31,021	—	31,021
Reclassification of realized loss, net of deferred tax benefit of $849	—	—	—	1,333	—	1,333
Decrease in minimum pension liability, net of deferred tax expense of $362	—	—	—	569	—	569

Total comprehensive loss						(12,452)

Senior preferred stock dividends	—	—	—	—	(12,425)	(12,425)
Senior preferred stock accretion	—	—	—	—	(1,077)	(1,077)

Balances at the end of fiscal
2003 restated	1,000	—	115,674	42,481	(125,606)	32,549

Comprehensive loss:
Net loss	—	—	—	—	(45,592)	(45,592)
Foreign currency translation	—	—	—	20,243	—	20,243
Increase in minimum pension liability, net of deferred tax benefit of $45	—	—	—	(74)	—	(74)

Total comprehensive loss						(25,423)

Balances at the end of fiscal 2004	1,000	$—	$115,674	$62,650	$(171,198)	$7,126

See accompanying notes to consolidated financial statements.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal

	2002	2003 restated	2004

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$15,271	$(45,375)	$(45,592)
Items not requiring (providing) cash:
Depreciation	26,586	31,178	35,049
Amortization	5,578	5,983	5,307
Deferred tax expense	1,258	23,644	4,415
Non-cash interest expense	15,058	4,906	20,229
Equity in joint ventures	(705)	(616)	(969)
Debt extinguishments	—	4,438	4,137
Asset impairments	—	7,727	215
Other non-cash charges (income), net	2,352	(372)	447
Changes in current assets and liabilities:
Accounts receivable, net	(2,669)	45,653	(15,632)
Inventories, net	(5,587)	(1,323)	2,790
Prepaid expenses and other current assets	(1,632)	(5,310)	5,675
Accounts payable	25,541	(1,462)	(2,342)
Accrued liabilities	(2,278)	(13,408)	7,558

Net cash provided by operating activities	78,773	55,663	21,287

Cash flows from investing activities:
Capital expenditures	(24,348)	(28,062)	(18,856)
Proceeds from sale of assets	1,766	1,378	865
Other, net	(3,320)	(3,501)	(2,063)

Net cash used in investing activities	(25,902)	(30,185)	(20,054)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreement	(23,000)	1,000	(16,000)
Proceeds from issuance of long-term debt	9,738	210,444	208,078
Principal payments on long-term debt	(36,172)	(208,255)	(185,526)
Payments for debt issuance costs	(2,316)	(7,761)	(8,381)
Parent capital contribution	19	—	—

Net cash used in financing activities	(51,731)	(4,572)	(1,829)
Effect of exchange rate changes on cash and cash equivalents	424	791	150

Increase (decrease) in cash and cash equivalents	1,564	21,697	(446)
Cash and cash equivalents, beginning of year	6,032	7,596	29,293

Cash and cash equivalents, end of year	$7,596	$29,293	$28,847

See accompanying notes to consolidated financial statements.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)     Summary of Significant Accounting Policies

Nature of Business
      Doane Pet Care Company, or the Company, is a wholly-owned subsidiary of Doane Pet Care Enterprises, Inc., or Parent. The Company is a leading global provider of pet food, primarily private label, with 28 manufacturing facilities in the United States and Europe. The Company manufactures pet food products predominately for dogs and cats, including dry, wet, semi-moist, soft dry, soft treats and dog biscuits. The Company categorizes its sales into three product areas consisting of private label, co-manufacturing and regional brands. The Company also operates a machine shop and a structural steel fabrication plant that sells to third parties and supports the Company’s facilities.

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. The Company also has investments in companies that are not majority-owned and have been included in the consolidated financial statements of the Company using the equity method of accounting. The Company’s share of the profit or loss of these unconsolidated subsidiaries is recognized in other income, net, in the statements of operations and the related increase or decrease in the investment in these unconsolidated subsidiaries is recognized in the consolidated balance sheets of the Company. As of the end of fiscal 2004, the Company’s unconsolidated subsidiaries included 50% joint venture investments in two companies, Doane International Pet Products, LLC and Effeffe S.p.A. The Company’s only majority-owned subsidiary, Crona, was divested in fiscal 2004.
      Certain consolidated and unconsolidated subsidiaries of the Company have calendar year-end fiscal years and quarters. Any intervening events between the period ends of the Company and its subsidiaries would be disclosed to the extent they have a material impact on the Company’s results of operations or financial condition.

52-53 Week Fiscal Year
      The Company’s fiscal years end on the Saturday nearest to the end of December and its quarters end on the Saturday nearest to the end of the respective calendar month. Fiscal 2002, 2003 and 2004 ended on December 28, 2002, January 3, 2004 and January 1, 2005, respectively. Fiscal 2002 and 2004 were each 52-week years and fiscal 2003 was a 53-week year. The fourth quarter of fiscal 2003 included the extra week occurring in that year.

Reclassifications
      Certain fiscal 2002 and 2003 amounts have been reclassified to conform with the fiscal 2004 presentation.

Use of Estimates
      In conformity with accounting principles generally accepted in the United States, preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements; and therefore, actual results could ultimately differ from those estimates.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents
      Cash and cash equivalents include all liquid investments with original maturities of three months or less.

Accounts Receivable
      Accounts receivable, principally consisting of trade accounts receivable, are stated at net realizable value through recording valuation allowances for doubtful accounts and outstanding deductions with customers. In addition, the Company reduces accounts receivable for cash discounts offered to its customers. The Company estimates the allowances by applying a recovery percentage based on historical collection experience. The Company accrues additional allowances based on a specific identification review for amounts deemed to be at risk. Receivables are written off against the allowances at the point in which an amount is deemed uncollectible by the Company. See Notes 19 and 24.

Inventories
      Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method and consists of raw material, packaging, labor and overhead expenses. Inventories are stated net of valuation allowances primarily for obsolescence of packaging inventories. The Company estimates its allowances against inventories based on a specific identification review for obsolete stock keeping units, or SKUs, or probable SKUs to be rationalized. See Note 4.

Property, Plant and Equipment
      Property, plant and equipment are stated at cost or the fair value determined as of the date of acquisition for property, plant and equipment acquired in a purchase business combination. The Company expenses repair and maintenance costs as incurred and expenditures that significantly increase useful lives of existing property, plant and equipment are capitalized. Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of 20 to 40 years for buildings and improvements and 3 to 12 years for machinery and equipment. See Note 5.

Goodwill and Trademarks
      Goodwill has been recorded under the purchase accounting method as the excess of the purchase price over the fair value of assets acquired and liabilities assumed. The Company’s only intangible assets with indefinite useful lives other than goodwill are its trademarks. Trademarks are stated at cost or the fair value determined as of the date of acquisition for trademarks acquired in a purchase business combination. Goodwill and trademarks are not amortized.

Other Assets
      Other assets include: (1) intangible assets with estimable useful lives; (2) debt issuance costs; (3) investments in joint ventures; and (4) other miscellaneous long-term assets. Intangible assets with estimable useful lives are amortized using the straight-line method over 3 to 30 years. The Company amortizes debt issuance costs into interest expense over the life of each related indebtedness. See Note 6.

Impairment
      The Company tests the carrying value of goodwill and trademarks for impairment annually and upon the occurrence of certain events. Our impairment test includes quantitative analyses of discounted future cash flows, market multiples of earnings and comparable transactions, if available. If the estimated fair value of goodwill or trademarks of either the Company’s domestic or European reporting unit is less than the carrying value, an impairment loss will be recognized. Upon adoption of SFAS 142, Goodwill and Other Intangible

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Assets, or SFAS 142, in the first quarter of fiscal 2002, the Company reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations, including trademarks and other intangible assets having estimable useful lives which resulted in no impact on its consolidated financial statements. In the second quarter of fiscal 2002, the Company completed the required transitional impairment tests of its goodwill and trademarks and, based on the results of the tests, determined no impairment to the carrying values of these assets existed as of the beginning of fiscal 2002. In the fourth quarters of fiscal 2002, 2003 and 2004, the Company performed its required annual assessment for impairment of goodwill and trademarks and determined no impairment was evident at the assessment dates.
      The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Long-lived assets principally consist of property, plant and equipment and intangible assets with estimable useful lives. Long-lived assets to be disposed of by sale are measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. An impairment loss would be recognized to the extent that the carrying amount of an asset exceeds its fair value.

Income Taxes
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities. The differences are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of any change in tax rates is recognized in the period that includes the enactment date. The Company assesses the likelihood that net deferred tax assets will be realized in future periods and records a valuation allowance against its net deferred tax assets accordingly. See Note 15.

Revenue Recognition
      The Company recognizes revenue when products are shipped, the customer takes ownership and assumes risk of loss, collection of the related account receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Net sales are comprised of gross sales less cash discounts, deductions and volume incentive rebates. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or that are damaged.

Cost of Goods Sold
      Cost of goods sold consist of expenses incurred directly in the manufacturing of the Company’s products sold. These costs include raw materials, packaging, labor, overhead, intercompany freight and depreciation expense related to assets used in production.

Promotion and Distribution
      Promotion expenses primarily consist of allowances offered by the Company to its customers for providing certain goods and services, such as advertising, coupons, gift certificates or free products and services. Distribution expenses include outbound freight costs, brokerage fees and warehousing expenses. In fiscal 2002, 2003 and 2004, promotion expenses were $18.7 million, $17.8 million and $15.9 million, respectively, and distribution expenses were $33.7 million, $39.8 million and $40.9 million, respectively.

Comprehensive Income (Loss)
      Comprehensive income (loss) includes: (1) net income (loss); (2) foreign currency translation, including the changes in fair value of the Company’s Euro-denominated debt, which was retired in fiscal 2004;

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(3) changes in the fair value of derivative instruments designated as cash flow hedges; and (4) changes in the minimum pension liability.
      In fiscal 2004, the Company repaid the remainder of its Euro-denominated debt designated as a hedge of its net investment in Europe. The Company will continue to defer the cumulative gains and losses associated with this debt until its European operations are sold or substantially liquidated. As of the end of fiscal 2003 and 2004, the Company had cumulative translation losses associated with this debt of $18.0 million and $19.2 million, respectively, in accumulated other comprehensive income in the consolidated balance sheets. In fiscal 2002, 2003 and 2004, the Company recognized losses of $10.7 million, $8.3 million and $1.2 million, respectively, in accumulated other comprehensive income. See Note 2.

Foreign Currency Translation and Transactions
      The Company’s foreign operations have functional currencies in the Euro, Danish Krona and British Pound Sterling. The Company translates to U.S. dollars its foreign assets and liabilities using the exchange rates in effect at the period end dates for its balance sheets and its results of foreign operations using the average exchange rates during the periods covered in its statements of operations. The cumulative translation adjustment for the Company’s net investment in foreign operations has been recognized in accumulated other comprehensive income in the consolidated balance sheets. The Company also sells its products in countries with foreign currencies other than its functional currencies. The foreign currency gains and losses associated with these transactions are recognized in the consolidated statements of operations as incurred.

Financial Instruments
      The carrying value of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximates fair value due to the relatively short maturity of such instruments. The Company determines the fair value of its long-term debt based on market value, if the debt is traded, or otherwise by using alternative fair value methods. The carrying value of the Company’s derivative financial instruments is recorded at fair value. See Note 9.

Commodity Derivative Instruments
      The Company is exposed to market risk related to changes in commodity prices. The Company may seek to manage its commodity price risk associated with market fluctuations by using derivative instruments for portions of its corn, soybean meal, alternative proteins and natural gas purchases, principally through exchange traded futures and options contracts. The terms of these contracts are generally less than one year. During the term of the contract, the Company balances positions daily with cash payments to or from the exchanges. At the termination of a contract, the Company has the ability to settle financially or by exchange for the physical commodity, in which case, the Company would deliver the contract against the acquisition of the physical commodity. The Company’s policy does not permit speculative commodity trading. The fair value of the Company’s open commodity derivative instruments at each period end is recognized in prepaid expenses and other current assets and accrued liabilities in the consolidated balance sheets. Changes in the fair value of these instruments are included in cost of goods sold in the consolidated statements of operations as incurred. Upon maturity, sale or other termination, gains and losses associated with these instruments are also recognized in cost of goods sold. See Note 9.

Interest Rate Swap and Cap Contracts
      The Company is exposed to market risk related to changes in interest rates. The Company periodically enters into interest rate swap and cap contracts to limit its exposure to the interest rate risk associated with its floating rate debt. The Company’s policy does not permit speculative trading related to its debt. Changes in market values of these financial instruments are highly correlated with changes in market values of the

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
hedged item both at inception and over the life of the contracts. The fair value of the Company’s open interest rate swap and cap contracts at each period end is recognized in prepaid expenses and other current assets and accrued liabilities in the consolidated balance sheets. The Company has designated its interest rate swap and cap contracts as cash flow hedges; and therefore, recognizes the changes in fair value of these instruments in accumulated other comprehensive income, net of deferred taxes, in the consolidated balance sheets until they are realized, at which point, they are recognized in interest expense, net, in the consolidated statements of operations. Upon maturity, sale or other termination, gains and losses associated with these instruments are also recognized in interest expense, net. The Company had no open interest rate swap or cap contracts at the end of fiscal 2003 and 2004.

Foreign Currency Derivative Instruments
      The Company has foreign currency exposure related to the translation of the financial statements of its foreign operations into U.S. dollars and related to transacting business in countries with foreign currencies other than its functional currencies. The Company’s functional currencies, other than the U.S. dollar, include the Euro, Danish Krona and British Pound Sterling. The Company periodically enters into foreign currency options and forward contracts to seek to manage its exposure to exchange rate fluctuations on foreign currency translations and transactions. The Company’s policy does not permit speculative trading related to foreign currency. Changes in market values of these financial instruments are highly correlated with changes in market values of the hedged item both at inception and over the life of the contracts. The fair value of the Company’s open foreign currency derivative instruments at each period end is recognized in prepaid expenses and other current assets and accrued liabilities in the consolidated balance sheets. Changes in the fair value of foreign currency contracts that have been designated as cash flow hedges are recognized in accumulated other comprehensive income, net of deferred taxes, until they are realized, at which point, they are recognized in other income, net, in the consolidated statements of operations. The changes in fair value of foreign currency contracts that qualify for fair value hedging treatment are recognized in other income, net, as incurred. Upon maturity, sale or other termination, gains and losses associated with these instruments are also recognized in other income, net. The Company had no open foreign currency derivative instruments at the end of fiscal 2003 and 2004.

Stock-Based Employee Compensation
      Certain employees of the Company are covered under two stock-based employee compensation plans of the Company’s Parent, the 1996 Stock Option Plan and the 1999 Stock Incentive Plan. Under these plans, each stock option granted allows for the purchase of one share of Parent’s Class A Common Stock upon vesting and expires ten years from the date of grant. Substantially all of the grants have a time-vesting schedule pursuant to which 50% of an individual’s stock options will vest two years after the grant date, 25% will vest after the third year, and the remaining 25% will vest after the fourth year. Compensation expense is recognized over the vesting period of the underlying stock options.
      The Company accounts for stock-based employee compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and related Interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation, or SFAS 123. Under the intrinsic value method, no compensation expense was recognized in fiscal 2002, 2003 or 2004. While the fair value of Parent’s Class A Common Stock was greater than the exercise price at the end of fiscal 2002, the resulting compensation expense for fiscal 2002 was minimal. The fair value of Parent’s Class A Common Stock at the end of fiscal 2003 and 2004 was less than the exercise price of options granted in those years resulting in no compensation expense for fiscal 2003 or 2004.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Pro forma information for net income (loss) and net income (loss) available to common shares determined as if the Company accounted for its employee stock options under the minimum fair value method is required by SFAS 123 and follows:

	Fiscal

	2002	2003	2004

		Restated
	(in thousands)
Net income (loss), as reported	$15,271	$(45,375)	$(45,592)
Less: Stock based employee compensation expense determined based on the fair value method for all awards, net of income tax benefit	(128)	(8)	(6)

Pro forma net income (loss)	$15,143	$(45,383)	$(45,598)

Net income (loss) available to common shares, as reported	$3,393	$(58,877)	$(45,592)

Pro forma net income (loss) available to common shares	$3,265	$(58,885)	$(45,598)

      The effect of applying SFAS 123, as calculated above, may not be representative of the effect on reported net income (loss) and net income (loss) available to common shares for future years.

Recently Issued Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payment, or SFAS 123 — Revised. SFAS 123 — Revised replaces SFAS 123 and supercedes SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Statement No. 123 and APB Opinion No. 25. SFAS 123 — Revised eliminates the alternative to use the intrinsic value method of accounting under APB 25 previously allowed under SFAS 123 and requires entities to recognize the cost of services received in exchange for awards of equity instruments, or compensation cost, based on the fair value of those awards at the grant date. SFAS 123 — Revised is effective as of the beginning of the first annual reporting period that begins after December 15, 2005 for all awards granted after the effective date and for all awards modified, repurchased or cancelled after that date. In the opinion of management, the Company meets the nonpublic entity criteria under SFAS 123  — Revised. Accordingly, upon adoption, the grant-date fair value of awards of equity share options and similar instruments is to be calculated using the historical volatility of an appropriate industry sector index rather than expected volatility of the Company’s share price. The Company will evaluate the impact on its results of operations and financial position upon the adoption of SFAS 123 — Revised.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs, or SFAS 151, which amends the guidance in Chapter 4 of Accounting Research Bulletin No. 43, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). SFAS 151 requires those items to be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” and also requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005 with earlier application permitted for such costs incurred after the date this statement was issued. The Company will evaluate the impact on its results of operations and financial position upon the adoption of SFAS 151.
(2)     Restatement of Fiscal 2003 Consolidated Financial Statements
      On March 4, 2005, the Audit Committee of the Board of Directors determined that, following a review of the Company’s accounting practices for realized foreign currency transaction losses and the computation of

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
interest expense, and in consultation with management and its independent registered public accounting firm, the restatement of its previously issued 2003 consolidated financial statements was necessary. The restatement resulted in a decrease of fiscal 2003 net loss by $9.1 million, or from $54.4 million to $45.3 million. The $9.1 million reduction was a result of the reversal of previously recognized transaction losses of $7.7 million related to the cumulative translation of our Euro-denominated debt and the correction of a cumulative error in our interest expense calculation of $1.4 million. The restatement did not affect the Company’s compliance with any covenants under its senior credit facility or other debt instruments.
      In fiscal 2000, the Company incurred Euro-denominated debt in connection with its acquisition of A/ S Arovit Petfood. The Company recorded the foreign currency translation losses as realized transaction losses associated with payments on the Euro debt in its consolidated statement of operations. During the fiscal 2004 year end review, the Audit Committee of the Board of Directors, in consultation with management and the Company’s independent registered public accounting firm, determined that such practice was not in accordance with SFAS No. 52, Foreign Currency Translation, or SFAS 52. Under SFAS 52, realized losses on the translation of the Company’s Euro debt, which was designated as an economic hedge against its European net assets, should have been deferred as a component of accumulated other comprehensive income until its European operations are sold or substantially liquidated. As such, the restatement resulted from the reversal of $7.7 million of previously recognized transaction losses in its consolidated statement of operations, thereby reinstating the loss as a reduction in accumulated other comprehensive income as of the end of fiscal 2003.
      During the fiscal 2004 year end review, the Company also discovered an error in its interest expense calculation. The restatement to correct this error resulted in a reduction of previously reported fiscal 2003 interest expense from $58.9 million to $57.5 million, or $1.4 million.
      The adjustments made in fiscal 2003 relating to previously recognized foreign currency translation losses and the computation of interest expense included cumulative errors through fiscal 2002 of $0.8 million and $0.7 million, respectively, which have been recognized in the Company’s 2003 restated financial statements as adjustments to the first quarter of fiscal 2003. These adjustments have not been recorded in prior periods due to management’s conclusion that these cumulative errors through fiscal 2002, and the correction of the cumulative errors in fiscal 2003, were not material to any of the periods impacted.
      A summary of the adjustments to correct these errors and the effect of the restatement on previously issued consolidated financial statements as of the end of and for fiscal 2003 follows:

	End of Fiscal 2003

	Previously
	Reported	Adjustment	Restated

	(in thousands)
Consolidated balance sheet:
Total assets	$885,914	$—	$885,914
Accrued liabilities	51,719	(1,351)	50,368
Total current liabilities	165,416	(1,351)	164,065
Total liabilities	763,664	(1,351)	762,313
Accumulated other comprehensive income	50,185	(7,704)	42,481
Accumulated deficit	(134,661)	9,055	(125,606)
Total stockholder’s equity	31,198	1,351	32,549

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal 2003

	Previously
	Reported	Adjustment	Restated

	(in thousands)
Consolidated statement of operations:
Net sales	$1,013,865	$—	$1,013,865
Gross profit	162,287	—	162,287
Income from operations	40,440	—	40,440
Interest expense, net	58,845	(1,351)	57,494
Debt extinguishments	12,142	(7,704)	4,438
Loss before income taxes	(29,391)	9,055	(20,336)
Net loss	(54,430)	9,055	(45,375)
Net loss available to common shares	(67,932)	9,055	(58,877)

	End of and for Fiscal 2003

	Previously
	Reported	Adjustment	Restated

	(in thousands)
Consolidated statement of stockholder’s equity and comprehensive income (loss):
Net loss	$(54,430)	$9,055	$(45,375)
Foreign currency translation	38,725	(7,704)	31,021
Total comprehensive loss	(13,803)	1,351	(12,452)
Total stockholder’s equity	31,198	1,351	32,549

	Fiscal 2003

	Previously
	Reported	Adjustment	Restated

	(in thousands)
Consolidated statement of cash flows:
Net loss	$(54,430)	$9,055	$(45,375)
Debt extinguishments	12,142	(7,704)	4,438
Changes in accrued liabilities	(12,057)	(1,351)	(13,408)
Net cash provided by operating activities	55,663	—	55,663
Net cash used in investing activities	(30,185)	—	(30,185)
Net cash used in financing activities	(4,572)	—	(4,572)
(3)     Change in Accounting Principle
      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, or SFAS 150. SFAS 150 requires companies to classify as liabilities those financial instruments that meet the definition of mandatorily redeemable, as defined in SFAS 150. SFAS 150 was effective for the first fiscal period beginning after December 15, 2003 for nonpublic entities. The Company adopted SFAS 150 as of the beginning of fiscal 2004 and, as a result, reclassified its Senior Preferred Stock (Redeemable), or senior preferred stock, to long-term debt in its consolidated balance sheet at the adoption date and recognized the related accretion and dividends beginning in fiscal 2004 as interest expense in its consolidated statements of operations. Prior to the adoption of SFAS 150, the Company recognized its senior preferred stock as a separate component of its consolidated balance sheets between the liabilities and equity sections and recognized the related accretion and dividends as a direct component of accumulated deficit. See Note 8.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(4)     Inventories
      A summary of inventories follows:

	End of Fiscal

	2003	2004

	(in thousands)
Raw materials	$15,508	$16,041
Packaging materials	23,237	20,564
Finished goods	34,235	34,573

	72,980	71,178
Less: Allowances	(4,361)	(2,857)

Total	$68,619	$68,321

(5)     Property, Plant and Equipment
      A summary of property, plant and equipment follows:

	End of Fiscal

	2003	2004

	(in thousands)
Land	$11,415	$11,601
Buildings and improvements	100,661	104,778
Machinery and equipment	292,682	320,097
Construction-in-progress	13,333	6,727

	418,091	443,203
Less: Accumulated depreciation	(151,634)	(185,133)

Total	$266,457	$258,070

(6)     Other Assets
      A summary of other assets follows:

	End of Fiscal

	2003	2004

	(in thousands)
Intangible assets with estimable useful lives	$17,383	$15,375
Debt issuance costs	11,971	12,394
Investments in joint ventures	3,464	4,649
Other	452	1,882

Total	$33,270	$34,300

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The gross carrying value and accumulated amortization of intangible assets with estimable useful lives follows:

	End of Fiscal

	2003		2004

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization

	(in thousands)
Plate costs	$16,473	$11,497	$18,535	$14,085
Software	9,526	7,233	9,733	8,972
Customer lists	4,134	505	4,505	701
Non-compete agreements and other contracts	8,657	2,227	9,432	3,088
Other	678	623	150	134

Total	$39,468	$22,085	$42,355	$26,980

      A summary of the expected amortization expense as of the end of fiscal 2004 for each of the next five succeeding fiscal years follows:

Expected
Fiscal years ending	Amortization

(in thousands)
2005	$3,868
2006	2,326
2007	1,504
2008	968
2009	870
(7)     Accrued Liabilities
      A summary of accrued liabilities follows:

	End of Fiscal

	2003	2004

	Restated
	(in thousands)
Rebates and promotions	$15,033	$20,838
Compensation	12,790	17,407
Interest	11,240	11,237
Taxes	2,398	3,167
Restructuring	1,154	722
Other	7,753	5,868

Total	$50,368	$59,239

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(8)     Long-Term Debt and Liquidity
      A summary of long-term debt follows:

	End of Fiscal

	2003	2004

	(in thousands)
Revolving credit facility	$16,000	$—
Term loan facilities	169,322	194,513
Senior notes	210,779	211,144
Senior subordinated notes	148,789	149,147
Industrial development revenue bonds	14,482	14,493
Debt of foreign subsidiaries	14,674	14,466

	574,046	583,763
Less: Current maturities	(13,185)	(3,673)

	560,861	580,090
Senior preferred stock	—	106,421

Total	$560,861	$686,511

Senior Credit Facility
      On November 5, 2004, the Company refinanced its previous senior credit facility by entering into a new senior credit facility with a syndicate of institutional investors, as lenders, and Credit Suisse First Boston, an affiliate of the Company, as administrative agent. The new senior credit facility provides for total commitments of $230.0 million, consisting of a $195.0 million term loan facility, or the Term Loan Facility, and a $35.0 million revolving credit facility, or the Revolving Credit Facility, with a $20.0 million sub-limit for issuance of stand-by letters of credit. The Term Loan Facility bears interest, at the option of the Company, of adjusted LIBOR plus 4.00%, or ABR, as defined in the new senior credit facility agreement, plus 3.00%. The Revolving Credit Facility bears interest, at the option of the Company, of adjusted LIBOR plus 4.50%, or ABR plus 3.50%. Under the new senior credit facility, the Company is required to make principal payments calculated as 1% of $195.0 million, payable each year in equal quarterly installments. The remaining principal balance is due at final maturity on the earlier of November 5, 2009 or 91 days prior to the maturity of the senior subordinated notes due May 15, 2007 (as may be refinanced, extended, or renewed), unless terminated sooner upon an event of default.
      The Company had no borrowings outstanding under its revolving credit facility and $5.3 million of stand-by letters of credit outstanding, resulting in $29.7 million of availability out of a total availability of $35.0 million under its revolving credit facility as of the end of fiscal 2004.
      The Company and its restricted domestic subsidiaries are required to guarantee amounts outstanding under the senior credit facility. The indebtedness incurred pursuant to the senior credit facility is secured by a first priority lien on substantially all of the material assets of the Company and its restricted domestic subsidiaries. The senior credit facility contains certain financial and other covenants usual and customary for a secured credit agreement.
      In connection with the November 2004 refinancing, the Company fully repaid its previous senior credit facility and as a result, incurred a pre-tax loss from debt extinguishment of $4.1 million in the fourth quarter of fiscal 2004 for the write-off of unamortized debt issuance costs associated with the Company’s previous senior credit facility and related amendments.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s previous senior credit facility was initially entered into in May 2000 with a syndicate of banks and other institutional investors, as lenders, and JPMorgan Chase Bank, as administrative agent. The previous senior credit facility was amended in March 2001, March 2002, February 2003 and March 2004. All loans of the previous senior credit facility under the most recent amendment in March 2004 bore interest at the higher of the Euro dollar rate plus 5.25%, or the prime rate of the administrative agent plus 4.25%. The Company’s final amendment to the previous senior credit facility was completed effective March 9, 2004 and included provisions to (1) extend the maturity of the Revolving Credit Facility from March 31, 2005 to December 29, 2005; (2) permanently reduce the borrowing capacity under the Revolving Credit Facility from $60.0 million to $50.0 million; (3) waive non-compliance with certain financial covenants at the end of fiscal 2003; (4) simplify the financial covenants to include only minimum consolidated EBITDA, maximum senior secured leverage and capital expenditure limits; and (5) increase the interest rate margin to 5.00% as of March 9, 2004, 5.25% as of September 30, 2004 and 6.25% as of March 31, 2005.
      The Company incurred a pre-tax loss from debt extinguishment of $4.4 million in fiscal 2003. Of this amount, $4.1 million related to the repayments and amendments to the previous senior credit facility that occurred concurrent with the issuance of the 10 3/4% senior notes and full repayment of promissory notes under a shareholder loan. See the senior notes section below. The remaining $0.3 million related to the write-off of a pro-rata portion of unamortized debt issuance costs for a $15.0 million optional prepayment made by the Company on the previous senior credit facility subsequent to the February 2003 amendment.
      The Company is highly leveraged and has significant cash requirements for debt service relating to its senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt. The Company’s ability to borrow is limited by its senior credit facility, including compliance with the financial covenants therein, and the limitations on the incurrence of additional indebtedness in the indentures governing the Company’s senior notes and senior subordinated notes.
      The Company has experienced difficulty in the past satisfying financial covenants in its previous senior credit facility, negotiated amendments and obtained waivers for fiscal 2000, 2001 and 2003 due to covenant non-compliance. The Company’s ability to satisfy the covenants in its new senior credit facility is determined based on the Company’s cash flows, senior secured debt and capital expenditures, as defined by the senior credit facility. The Company may experience difficulty satisfying these covenants in the future. If the Company is unable to negotiate an amendment or secure a waiver from its lenders for any potential default, it could result in an event of default under the senior credit facility and permit a majority of the lenders to accelerate outstanding debt under the senior credit facility, terminate the Company’s revolving credit commitment and seize the cash in the Company’s operating accounts. Such acceleration would result in cross-defaults under the Company’s senior notes and senior subordinated notes. The Company was in compliance with the financial covenants in its senior credit facility as of the end of fiscal 2004.

Senior Notes
      On February 28, 2003, the Company issued $213.0 million in aggregate principal amount of 10 3/4% Senior Notes due March 1, 2010, or senior notes, with interest payable semi-annually on March 1 and September 1 of each year, commencing on September 1, 2003. The senior notes were issued at a discount of 98.8% of par that is being amortized as interest expense over the term of the notes. The senior notes are general unsecured obligations and are subordinated in right of payment to all senior indebtedness and senior in right of payment to any current or future indebtedness of the Company that, by its terms, is subordinated to the senior notes. The payments of obligations of each subsidiary guarantor are subordinated to the payment of senior indebtedness of such subsidiary guarantor. The senior notes have certain covenants that have restrictions on dividends, distributions, indebtedness, affiliate transactions and lines of business.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company may redeem the senior notes at any time on or after March 1, 2007, in whole or in part, at the option of the Company, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

Years Beginning March 1,	Percentage

2007	105.375%
2008	102.688%
2009 and thereafter	100.000%
      At any time prior to March 1, 2007, the senior notes may also be redeemed in whole, but not in part, at the option of the Company upon the occurrence of a Change in Control (as defined in the Note Indenture) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the Note Indenture) and the accrued and unpaid interest, if any, to the date of redemption. Upon a Change in Control, holders of the senior notes may require the Company to purchase all or a portion of the senior notes at a purchase price equal to 101% of their principal amount plus accrued interest, if any. Before March 1, 2007, up to 35% of the senior notes may also be redeemed at the option of the Company with the proceeds of one or more equity offerings of its Parent’s common stock at a purchase price equal to 110.75% of the principal amount plus accrued and unpaid interest, if any. In connection with certain asset dispositions, the Company may be required to use the proceeds from those asset dispositions to make an offer to repurchase the senior notes at 100% of their principal amount plus accrued and unpaid interest, if any, if the proceeds are not otherwise used to repay senior secured indebtedness or to repay indebtedness under the senior credit facility or to invest in assets related to the Company’s business.

Senior Subordinated Notes
      On November 12, 1998, the Company issued $150.0 million in aggregate principal amount of 9 3/4% Senior Subordinated Notes due May 15, 2007, or senior subordinated notes, with interest payable semi-annually on May 15 and November 15 of each year. The senior subordinated notes were issued at a discount of 98.0% of par that is being amortized as interest expense over the term of the notes. The senior subordinated notes are general unsecured obligations and are subordinated in right of payment to all senior indebtedness and senior in right of payment to any current or future indebtedness of the Company that, by its terms, is subordinated to the senior subordinated notes. The payment of obligations of each subsidiary guarantor are subordinated to the payment of senior indebtedness of such subsidiary guarantor. The senior subordinated notes have certain covenants that have restrictions on dividends, distributions, indebtedness, affiliate transactions and lines of business.
      The Company may redeem the senior subordinated notes at any time, in whole or in part, at the option of the Company, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

Years Beginning May 15,	Percentage

2004	101.625%
2005 and thereafter	100.000%

Senior Preferred Stock (Redeemable)
      The Company has senior preferred stock consisting of 3,000,000 shares authorized and 1,200,000 shares issued and outstanding with an initial liquidation preference of $25 per share, or $30.0 million for all shares. The senior preferred stock was recorded on the date of issuance, or October 5, 1995, at the net proceeds of $17.1 million after deducting $12.9 million paid to the Company for 1,354,478 warrants of Parent, which were issued in connection with the senior preferred stock. Pursuant to SFAS 150, as of the beginning of

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fiscal 2004, the senior preferred stock was reclassified to long-term debt in the Company’s accompanying consolidated balance sheet and the related accretion and dividends for fiscal 2004 were recognized as interest expense in the accompanying consolidated statement of operations. See Note 3.
      The excess of the initial liquidation preference over the initial carrying value is being accreted quarterly over a 12-year period that ends September 30, 2007. Dividends on the senior preferred stock are accrued quarterly at the rate of 14.25% per annum on the most recent quarterly liquidation value of each share. The Company has not paid dividends in cash or additional shares of senior preferred stock since the issuance date. Cumulative dividends that have not been paid as of the end of fiscal 2003 and 2004 were $65.1 million and $79.4 million, respectively, and are included in the carrying amount of the senior preferred stock in the accompanying consolidated balance sheets. As of the end of fiscal 2003 and 2004, the cumulative accretion to redemption value of the senior preferred stock was $8.9 million and $9.9 million, respectively. In fiscal 2002, 2003 and 2004, the Company accrued dividends of $10.8 million, $12.4 million and $14.3 million, respectively, and recognized accretion of $1.1 million, in each of those fiscal years.
      The Company may redeem the senior preferred stock, in whole or in part at its option, at redemption prices per share, as determined by applying the percentage of liquidation value in effect at the time to the amount subject to redemption, or the carrying value and remaining accretion. The percentage of liquidation value is determined as follows:

Years Beginning September 30,	Percentage of Liquidation Value

2004	101.425%
2005	100.000%
2006 through September 30, 2007	100.000%
      Under the Certificate of Designations, Preferences and Rights for the Company’s senior preferred stock, or the senior preferred stock certificate, the Company shall redeem all outstanding shares of senior preferred stock on September 30, 2007 at 100% of the liquidation value at this date, together with accrued and unpaid dividends. As of the end of fiscal 2004, the Company had outstanding $110.9 million of current redemption value, excluding future dividends, for its senior preferred stock assuming a scheduled redemption date of September 30, 2007. In the event of a Change of Control, as defined in the senior preferred stock certificate, the holders of senior preferred stock have the right to require the Company to redeem such senior preferred stock, in whole or in part, at a price equal to 101% of liquidation value at the Change of Control date, together with accrued and unpaid dividends.
      The senior preferred stock certificate provides that, in the event the Company is unable or shall fail to discharge its obligation to redeem all outstanding shares of its senior preferred stock upon a Change of Control or upon reaching September 30, 2007, the dividend rate shall increase by 0.25% at each quarter or portion thereof following this date until all outstanding shares have been redeemed, provided that the aggregate increase in the dividend rate shall not exceed 3%.
      The terms of the senior preferred stock certificate prohibit (1) the payment of dividends on securities ranking on parity with or junior to the senior preferred stock; and (2) redemption, repurchase or acquisition of any junior securities, with certain exceptions, in each case, unless full cumulative dividends have been paid on the senior preferred stock. Payments to preferred stockholders are currently prohibited under the Company’s senior credit facility.
      Holders of the senior preferred stock have limited voting rights customary for preferred stock and the right to elect two directors to the Company’s board of directors upon certain events such as the Company failing to declare and pay dividends on any six consecutive dividend payment dates.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Industrial Development Revenue Bonds
      On March 12, 1997, the Company issued $6.0 million of 7.25% Ottawa County Finance Authority Industrial Development Revenue Bonds, or the Miami Bonds. The Miami Bonds are subject to mandatory redemption, under certain circumstances, prior to maturity at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, in varying principal amounts on June 1 of each year from 2007 through 2017. The Miami Bonds are senior secured obligations of the Company and effectively rank senior to the Company’s unsecured debt to the extent of the value of the assets that serve as collateral and otherwise rank on a parity in right of payment with all other senior indebtedness of the Company.
      On July 24, 1998, the Company issued $9.0 million of 6.25% Oklahoma Development Finance Authority Industrial Development Revenue Bonds, Series 1998, or the Clinton Bonds, through the Oklahoma Development Finance Authority. The Clinton Bonds are subject to mandatory redemption prior to maturity, under certain circumstances, at a redemption price of 105% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, in varying principal amounts on July 15 of each year from 2018 through 2023. The Clinton Bonds are senior secured obligations of the Company and effectively rank senior to the Company’s unsecured debt to the extent of the value of the assets that serve as collateral and otherwise rank on a parity in right of payment with all other senior indebtedness of the Company. On July 24, 1998, the Clinton Bonds were purchased by the Company’s wholly-owned subsidiary, DPC Investment Corp., which sold the bonds on May 6, 1999 at a net price of $8.7 million.

Debt of Foreign Subsidiaries
      On June 17, 2004, the Company refinanced its previous FIH (Finansierings Instituttet for Industri og Handvaerk A/S, a Danish lender) loans, denominated in Euro (€), and the majority of its Danish Krona, or DKK, denominated debt by entering into a new FIH loan, denominated in Euro. As of the end of fiscal 2004, the outstanding balance on the new FIH loan was €10.5 million ($14.3 million assuming a Euro to U.S. dollar exchange rate of 1.3604). The new FIH loan has a fixed interest rate of 5.05% for the life of the loan. Principal payments on the new FIH loan are due quarterly through the final maturity in 2012.
      The Company’s previous Euro-denominated FIH loans had an outstanding balance of €7.8 million ($9.8 million assuming a Euro to U.S. dollar exchange rate of 1.2495) and an interest rate of 5.4% as of the end of fiscal 2003. The Company’s previous DKK-denominated loans had an outstanding balance of DKK 28.7 million ($4.8 million assuming a DKK to U.S. dollar exchange rate of 5.9579) as of the end of fiscal 2003 and had interest rates ranging from 4.14% to 7.80% through maturity.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Annual Maturities of Long-Term Debt
      A summary of the annual maturities of long-term debt as of the end of fiscal 2004 follows:

		Maturities by Fiscal Year

							2010 and
	Final Maturity	2005	2006	2007	2008	2009	Thereafter	Total

		(in thousands)
Term loan facility	February 13, 2007	$1,950	$1,950	$190,613	$—	$—	$—	$194,513
Senior notes	March 1, 2010	—	—	—	—	—	211,144	211,144
Senior subordinated notes	May 15, 2007	—	—	149,147	—	—	—	149,147
Other	Various	1,723	1,770	2,213	2,361	2,514	18,378	28,959

		3,673	3,720	341,973	2,361	2,514	229,522	583,763
Senior preferred stock	September 30, 2007	—	—	106,421	—	—	—	106,421

Total		$3,673	$3,720	$448,394	$2,361	$2,514	$229,522	$690,184

(9)     Fair Value of Financial Instruments
      A summary of the estimated fair value of financial instruments, other than current assets and liabilities, follows:

	End of Fiscal

	2003		2004

		Estimated		Estimated
	Book Value	Fair Value	Book Value	Fair Value

	(in thousands)
Long-term debt:
Revolving credit facility	$16,000	$16,000	$—	$—
Term loan facilities	169,322	169,766	194,513	197,431
Senior notes	210,779	219,210	211,144	225,924
Senior subordinated notes	148,789	133,910	149,147	146,910
Senior preferred stock	—	—	106,421	106,421
Other	29,156	29,156	28,959	28,959

Total	$574,046	$568,042	$690,184	$705,645

Commodity derivative instruments asset (liability):	$1,395	$1,395	$232	$232
      The fair value of long-term debt was determined based on the traded market price, where available, on the date closest to the Company’s fiscal year end. The Company considers the carrying value of its Revolving Credit Facility and other long-term debt to approximate fair value.
(10) Common Stock and Warrants of Parent
      Parent’s common stock consists of two classes, Class A Common Stock and Class B Common Stock. The Class A and Class B Common Stock are identical except the Class B Common Stock has no voting rights. The Class B Common Stock is convertible into shares of Class A Common Stock at any time at the option of the holder thereof. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record on all matters submitted to a vote of stockholders. The holders of Class A Common Stock do not have cumulative voting rights in the election of members to the Parent’s

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
board of directors. The holders of Common Stock have no preemptive, subscription, redemptive or conversion rights, except that holders of Class B Common Stock may at their option, convert their shares into Class A Common Stock.
      Parent issued warrants of Class A Common Stock in connection with the Company’s issuance of senior preferred stock in 1995 and a shareholder loan of the Company in 2001 that has been subsequently repaid. The holders of these warrants have the right to pay an exercise price of $0.01 for each warrant and within 60 days of making such payment to receive one share of Class A Common Stock for each warrant exercised. The warrants are considered exercisable upon issuance as no vesting period exists. As of the end of fiscal 2004, 14,384,519 warrants of Parent were outstanding and unexercised.
(11) Stock Option Plan of Parent
      Certain employees of the Company are covered under two stock-based employee compensation plans of the Company’s Parent, the 1996 Stock Option Plan and the 1999 Stock Incentive Plan. Under these plans, each stock option granted allows for the purchase of one share of Parent’s Class A Common Stock upon vesting and expires ten years from the date of grant. In connection with the adoption of the 1999 Stock Incentive Plan, no new grants can be made under the 1996 Stock Option Plan. Substantially all grants have a time-vesting schedule pursuant to which 50% of an individual’s stock options vest two years after the grant date, 25% will vest after the third year, and the remaining 25% will vest after the fourth year.
      In fiscal 2001, Parent approved the repricing of certain vested and unvested stock options under the 1996 Stock Option Plan and the 1999 Stock Incentive Plan. All eligible stock options that had an exercise price exceeding $2.50 per share were given a new exercise price of $2.50 per share and the vesting period was restarted. The repricing involved a surrender of 1,516,300 eligible stock options in exchange for the granting of new stock options covering an equivalent number of shares at $2.50 per share. The repricing triggered a new measurement date for the awards. Stock options that have been granted subsequent to the repricing in fiscal 2001 have been issued at an exercise price of $2.57 per share and are accounted for as fixed plan awards.
      A summary of the activity associated with the stock option plans follows:

	Number of	Weighted-Average
	Options	Exercise Price

Outstanding at end of fiscal 2001	3,876,627	$2.50
Granted	20,000	2.50
Exercised	(7,595)	2.50
Forfeited	(85,032)	2.50

Outstanding at end of fiscal 2002	3,804,000	2.50
Granted	725,000	2.57
Exercised	—	—
Forfeited	(333,650)	2.50

Outstanding at end of fiscal 2003	4,195,350	2.51
Granted	135,000	2.57
Exercised	—	—
Forfeited	(591,200)	2.51

Outstanding at end of fiscal 2004	3,739,150	2.51

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Under the 1999 Stock Incentive Plan, 4,200,000 shares are authorized for issuance. At the end of fiscal 2002, 2003 and 2004, Parent had a total number of options exercisable of 352,862, 1,956,273 and 2,303,884, respectively, under its stock option plans. The weighted-average exercise price of options exercisable was $2.50 in each of fiscal 2002, 2003 and 2004. At the end of fiscal 2004, Parent had 2,969,150 options outstanding at an exercise price of $2.50 and a weighted-average remaining contractual life of seven years, and 770,000 options outstanding at an exercise price of $2.57 and a weighted-average remaining contractual life of nine years under its stock option plans.
      The Company and its Parent have elected to continue to follow APB 25, as permitted by SFAS 123, to account for fixed stock awards granted to employees. Using the intrinsic value method, the Company did not recognize any compensation expense in fiscal 2002, 2003 or 2004 related to stock options. Under SFAS 123, the Company has the option to use the minimum fair value method, which requires the use of option valuation models, to determine compensation expense related to its stock awards granted to employees or is otherwise required to make pro forma disclosures on the impact of using this method on net income (loss) and net income (loss) available to common shares. See the section on stock-based compensation in Note 1. To determine the required pro forma disclosures, the Company uses the Black-Scholes Option Pricing Model to estimate the fair value of its employee stock options. In addition, the Company used the assumptions of a weighted-average risk-free rate of return of 3.6%, 4.2%, and 4.3% for fiscal 2002, 2003, and 2004, respectively, an expected life for options outstanding of ten years, and zero volatility. These assumptions yielded a fair value per share for options granted of $0.83 for fiscal 2002 and a minimal amount for each of fiscal 2003 and 2004.
(12) Accumulated Other Comprehensive Income (Loss)
      A summary of accumulated other comprehensive income (loss) follows:

	Foreign		Unrealized and	Accumulated Other
	Currency	Minimum Pension	Realized Gains	Comprehensive
	Translation	Liability, Net	(Losses), Net	Income (Loss)

	(in thousands)
Balances at end of fiscal 2001	$(6,317)	$—	$(1,290)	$(7,607)
Other comprehensive income (loss)	22,792	(5,584)	(43)	17,165

Balances at end of fiscal 2002	16,475	(5,584)	(1,333)	9,558
Other comprehensive income restated	31,021	569	1,333	32,923

Balances at end of fiscal 2003 restated	47,496	(5,015)	—	42,481
Other comprehensive income (loss)	20,243	(74)	—	20,169

Balances at end of fiscal 2004	$67,739	$(5,089)	$—	$62,650

(13) Operating Leases
      The Company leases certain facilities, machinery and equipment under operating lease agreements with varying terms and conditions, including usual and customary renewal and fair value purchase options. A

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
summary of the future annual minimum lease payments required under these lease commitments as of the end of the fiscal 2004 follows:

Minimum
Years Ending	Annual Payments

(in thousands)
2005	$5,203
2006	3,076
2007	2,366
2008	2,237
2009	1,417
2010 and thereafter	3,299
      Rent expense was $6.0 million, $7.2 million and $6.4 million in fiscal 2002, 2003 and 2004, respectively.
(14) Other Operating Expenses
      A summary of other operating expenses follows:

	Fiscal

	2002	2003	2004

	(in thousands)
Other operating expenses:
Transaction and other costs	$1,447	$—	$333
Litigation settlements	—	—	(612)

Restructuring costs:
Plant closure costs	—	—	3,820
Severance	—	—	3,157
Asset impairments	—	7,727	215
Revisions to estimates	—	(500)	65

Total restructuring costs	—	7,227	7,257

Total other operating expenses	$1,447	$7,227	$6,978

Transaction and Other Costs
      Fiscal 2002 transaction and other costs included $0.8 million related to the write-off of costs for the Company’s postponed senior note offering, which was subsequently completed, and $0.6 million of expenses related to an abandoned strategic initiative.

Litigation Settlements
      Fiscal 2004 litigation settlements included $0.6 million of income from an arbitration award and $0.7 million of proceeds received from a lawsuit settlement, partially offset by $0.7 million paid by the Company to a former vendor as settlement costs.
     Restructuring Costs
      Fiscal 2003 restructuring costs consisted of $5.3 million related to the Company’s European restructuring plan, $2.4 million related to a divestiture and $0.5 million of net positive revisions to estimates of previously

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accrued restructuring costs. In December 2003, the Company finalized plans to consolidate its wet pet food operations in Vrä, Denmark into its facility in Esbjerg, Denmark and its recently expanded facility in Carat, Austria during fiscal 2004. As a result, the Company recorded asset impairments of $5.3 million for the building and certain equipment from the Vrä, Denmark facility to be disposed of or sold. In January 2004, the Company divested its 51% interest in Crona, which owns a manufacturing facility in Tver, Russia, and recorded asset impairments of $2.4 million in the fourth quarter of fiscal 2003 based on an evaluation of the net assets of this facility. The Company’s net positive revisions to estimates of previously accrued restructuring costs primarily related to plant closures in prior years.
      Fiscal 2004 restructuring costs consisted of $7.0 million related to the Company’s European restructuring plan and $0.3 million related to domestic plant closures. In fiscal 2004, the Company expanded its European restructuring plan to include the reorganization of certain European subsidiaries to more efficiently manage its foreign operations and reduce selling, general and administrative expenses. The Company recorded $3.2 million of severance costs, $2.5 million of installation costs for transferred equipment from the Vrä, Denmark facility and $1.3 million of costs for manufacturing inefficiencies during the transition period. The Company completed its European restructuring plan in the fourth quarter of fiscal 2004. In addition, the Company had impairment of $0.2 million primarily related to machinery and equipment at a U.S. distribution facility that was closed during fiscal 2004 and net revisions to estimates of previously accrued restructuring costs of $0.1 million primarily related to plant closures in prior years.
      A summary of the activity for the Company’s accrued restructuring costs for fiscal 2002, 2003 and 2004 follows:

(in thousands)
Balance at end of fiscal 2001	$4,784
Cash payments and other	(2,032)

Balance at end of fiscal 2002	2,752
Revisions to estimates	(500)
Cash payments and other	(1,098)

Balance at end of fiscal 2003	1,154
Plant closure costs	3,820
Severance	3,157
Revisions to estimates	65
Cash payments and other	(7,474)

Balance at end of fiscal 2004	$722

      The future expected payout of the Company’s accrued restructuring costs, primarily for severance, as of the end of fiscal 2004 follows:

Fiscal Years Ending

(in thousands)
2005	$655
2006	67

Total	$722

(15) Income Taxes
      The restatement of the Company’s previously issued fiscal 2003 consolidated financial statements resulted in no net impact to income tax expense in its fiscal 2003 consolidated statements of operations and

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
no net impact to the net deferred tax assets in its consolidated balance sheet as of the end of fiscal 2003. The additional pre-tax income of $9.1 million due to the restatement decreased the Company’s U.S. federal NOL carryforwards by $9.1 million and resulted in a decrease in the deferred tax asset arising from those NOL carryforwards of $3.5 million, which was fully offset by a $3.5 million reduction in the Company’s U.S. valuation allowance.
      A summary of income tax expense (benefit) follows:

	Fiscal

	2002	2003	2004

		Restated
	(in thousands)
Current:
Federal	$(625)	$—	$—
State and local	—	—	—
Foreign	1,153	1,395	709

Net current tax expense	528	1,395	709

Deferred:
Federal	2,603	19,740	3,453
State and local	363	3,600	630
Foreign	(1,708)	304	332

Net deferred tax expense	1,258	23,644	4,415

Total income tax expense	$1,786	$25,039	$5,124

      A summary of income (loss) before income taxes by domestic and foreign source follows:

	Fiscal

	2002	2003	2004

		Restated
	(in thousands)
Domestic	$22,404	$(2,211)	$(19,095)
Foreign	(5,347)	(18,125)	(21,373)

Total	$17,057	$(20,336)	$(40,468)

      Income tax expense (benefit) differs from the amount computed by applying the U.S. federal statutory rate of 35% to pre-tax income (loss) as follows:

	Fiscal

	2002	2003	2004

		Restated
	(in thousands)
Computed “expected” federal tax expense (benefit)	$5,970	$(7,118)	$(14,164)
State and local tax expense	236	2,340	409
Foreign tax expense (benefit)	(4,462)	1,271	382
Senior preferred stock	—	—	5,379
Meals and entertainment, and other	42	84	59
Change in valuation allowance	—	28,462	13,059

Total	$1,786	$25,039	$5,124

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the income tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities follows:

	End of Fiscal

	2003	2004

	Restated
	(in thousands)
Current deferred tax assets (liabilities):
Accounts receivable	$683	$652
Inventories	1,255	1,795
Accrued liabilities and other allowances	2,860	5,203
Valuation allowance	(2,900)	(5,236)

Net current deferred tax assets	$1,898	$2,414

Noncurrent deferred tax assets (liabilities):
Net operating loss carryforwards	$46,020	$55,653
Property, plant and equipment	(24,393)	(22,721)
Goodwill and other assets	(22,747)	(26,634)
Accumulated other comprehensive income	3,194	3,240
Foreign assets	14,257	11,761
Foreign liabilities	(8,676)	(5,400)
Other	499	662
Valuation allowance	(36,678)	(50,202)

Net noncurrent deferred tax liabilities	(28,524)	(33,641)

Total net deferred tax liabilities	$(26,626)	$(31,227)

      At the end of fiscal 2004, the Company had current U.S. federal and state income tax receivables totaling $0.7 million and a current foreign income tax payable of $0.8 million. The Company’s gross deferred tax assets, including federal, foreign, state and local net operating loss, or NOL, carryforwards, were $68.8 million and $79.0 million as of the end of fiscal 2003 and 2004, respectively, and its gross deferred tax liabilities were $55.8 million and $54.8 million, respectively. As of the end of fiscal 2003 and 2004, the Company’s federal NOL carryforwards were $117.4 million and $142.2 million, respectively, and its foreign NOL carryforwards were $2.2 million and $0.9 million, respectively. The Company’s federal and state NOL carryforwards as of the end of fiscal 2004 resulted in deferred tax assets of $55.7 million, which are available to offset future taxable income through 2024. The Company’s foreign NOL carryforwards as of the end of fiscal 2004 resulted in deferred tax assets of $0.3 million.
      In assessing the realizability of the Company’s deferred tax assets, management determines whether it is more likely than not that some portion or all existing deferred tax assets will not be realized in future periods. If management concludes in the future that it is more likely than not the Company will not generate sufficient future taxable income to realize a tax benefit for the deductible temporary differences, the deferred tax assets would be reduced by a valuation allowance to the amount that is more likely than not to be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.
      Primarily due to the magnitude of operating losses in fiscal 2003 and 2004 and the variability of historical earnings, management has determined the Company no longer meets the “more likely than not” recoverability criteria necessary to recognize deferred tax assets, except for those assets which will be

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recovered through known reversals of deferred tax liabilities. The Company’s consolidated valuation allowance against its domestic and foreign deferred tax assets was $39.6 million and $55.4 million as of the end of fiscal 2003 and 2004, respectively. During fiscal 2003 and 2004, the Company recognized increases in the valuation allowance of $31.7 million and $14.5 million, respectively, against its U.S. federal and state deferred tax assets. The Company recognized increases in the valuation allowance against its foreign deferred tax assets of $7.3 million and $1.3 million in fiscal 2003 and 2004, respectively. The $1.3 million increase in foreign valuation allowance in fiscal 2004 includes a $6.3 million reduction of a previously recorded valuation allowance due to the elimination of a deferred tax asset from a tax law change in one of the foreign jurisdictions in which the Company operates.
      Cumulative undistributed earnings of the Company’s foreign operations were $18.2 million and $19.1 million as of the end of fiscal 2003 and 2004, respectively. These earnings are considered indefinitely reinvested and, accordingly, no deferred taxes have been recognized. A deferred tax liability will be recognized when the Company is no longer able to demonstrate that it plans to permanently reinvest undistributed earnings. Determination of the amount of unrecognized deferred tax liability is not practical because of complexities in tax laws and assumptions associated with its calculation.
      In December 2004, the FASB issued Staff Position 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004, or FSP 109-2. The American Jobs Creation Act of 2004, or the Act, creates a temporary incentive for U.S. companies to repatriate accumulated foreign earnings by providing an 85% dividends received deduction for certain dividends from foreign subsidiaries. Due to limitations of the deduction and uncertainty on how to interpret the numerous provisions in the Act, FSP 109-2 allows companies to delay decisions regarding its plan for reinvestment or repatriation of foreign earnings. As such, the Company has not decided on whether, and to what extent, it might repatriate foreign earnings that have not yet been remitted to the United States.

(16)	Employee Benefit Plans

Pension and Postretirement Plans
      The Company has a defined benefit, non-contributory inactive pension plan which was frozen on May 28, 1998. As a result, future benefits no longer accumulate and the Company no longer incurs service cost related to the plan. The Company’s funding policy for this inactive plan is to make the minimum annual contribution required by applicable regulations. The Company’s only active pension plan covered 42 union employees at one of its facilities as of the end of fiscal 2004. The Company also has a postretirement healthcare plan that provides medical coverage for eligible retirees and their dependents. The Company pays benefits under this plan when due and does not fund its plan obligations as they accrue; therefore, there are no plan assets. The Company uses a December 31 measurement date for its pension and postretirement plans.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the benefit obligations and funded status for the Company’s pension and postretirement plans follows:

			Postretirement
	Pension Benefits		Benefits

	2003	2004	2003	2004

	(in thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$16,485	$17,262	$5,038	$5,014
Service cost	29	34	19	11
Interest cost	1,072	1,049	313	259
Plan participants’ contributions	—	—	168	182
Benefits paid	(1,273)	(1,247)	(605)	(424)
Actuarial loss	848	1,078	225	385
Amendments	101	30	(144)	(1,410)

Benefit obligation, end of year	17,262	18,206	5,014	4,017

Change in plan assets:
Fair value of plan assets, beginning of year	15,406	16,562	—	—
Employer contributions	140	83	437	242
Plan participants’ contributions	—	—	168	182
Actual return on plan assets	2,289	1,625	—	—
Benefits paid	(1,273)	(1,247)	(605)	(424)

Fair value of plan assets, end of year	16,562	17,023	—	—

Funded status	(700)	(1,183)	(5,014)	(4,017)
Unrecognized net loss	8,209	8,328	1,662	1,905
Unrecognized prior service cost	173	192	(383)	(1,605)
Unrecognized transition obligation	53	49	—	—

Net amount recognized	$7,735	$7,386	$(3,735)	$(3,717)

      The Company uses alternative methods to amortize unrecognized prior service cost and unrecognized net (gain) loss associated with its pension and postretirement plans. Under the pension plans, unrecognized prior service cost is amortized using the straight-line method and unrecognized net (gain) loss is amortized over the average remaining life of active participants to the extent that this average exceeds 10% of the greater of the benefit obligation or the fair value of the plans’ assets. Under the postretirement plan, unrecognized prior service cost and unrecognized net (gain) loss are amortized using the straight-line method.
      A summary of the amounts recognized in the accompanying consolidated balance sheets follows:

			Postretirement
	Pension Benefits		Benefits

	2003	2004	2003	2004

	(in thousands)
Accrued benefit costs	$(700)	$(1,183)	$(3,735)	$(3,717)
Intangible asset	226	241	—	—
Accumulated other comprehensive loss	8,209	8,328	—	—

Net amount recognized	$7,735	$7,386	$(3,735)	$(3,717)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the pension plans’ benefit obligation in excess of the fair value of plan assets as of the end of the year follows:

	Pension Benefits

	2003	2004

	(in thousands)
Projected benefit obligation	$17,262	$18,206
Accumulated benefit obligation	17,262	18,206
Fair value of plan assets	16,562	17,023
      A summary of the weighted-average assumptions used to determine benefit obligations as of the end of the year follows:

	Pension		Postretirement
	Benefits		Benefits

	2003	2004	2003	2004

Discount rate	6.25%	5.75%	6.25%	5.75%
Rate of compensation increase	N/A	N/A	N/A	N/A
      A summary of the net periodic (benefit) cost follows:

	Pension Benefits			Postretirement Benefits

	2002	2003	2004	2002	2003	2004

	(in thousands)			(in thousands)
Service cost	$20	$29	$34	$15	$19	11
Interest cost	1,104	1,072	1,049	308	313	259
Expected return on plan assets	(1,494)	(1,246)	(1,336)	—	—	—
Recognition of actuarial loss	291	736	670	—	—	—
Amortization	9	13	15	(10)	26	(46)

Net periodic (benefit) cost	$(70)	$604	$432	$313	$358	$224

Increase (decrease) in minimum pension liability included in other comprehensive income	$9,140	$(931)	$119	N/A	N/A	N/A

      A summary of the weighted-average assumptions used by the Company to determine net periodic (benefit) cost follows:

	Pension Benefits			Postretirement Benefits

	2002	2003	2004	2002	2003	2004

Discount rate	7.60%	6.75%	6.25%	7.60%	6.75%	6.25%
Expected long-term rate of return on plan assets	8.45%	8.42%	8.41%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s weighted-average asset allocations by asset category for its pension plans as of the end of the year follows:

		Percentage of
	Target	Plan Assets
	Asset
	Allocation	2003	2004

Asset categories:
Equity securities	40-70%	65%	69%
Debt securities	25-40%	34%	30%
Other	0-5%	1%	1%

Total		100%	100%

      The expected long-term rate of return for the Company’s pension plan assets is based on current expected long-term inflation and historical rates of return on equities and fixed income securities, taking into account the investment policy under the plan. The expected long-term rate of return is weighted based on the target allocation for each asset category. Equity securities are expected to return between 10% and 11% and debt securities are expected to return between 4% and 7%. The Company expects its pension plan asset managers will provide a premium of approximately 0.5% to 1.0% per annum to the respective market benchmark indices.
      The Company’s investment policy related to its pension plans is to provide for growth of capital with a moderate level of volatility by investing in accordance with the target asset allocations stated above. The Company reviews its investment policy, including its target asset allocations, on a semi-annual basis to determine whether any changes in market conditions or amendments to its pension plans require a revision to its investment policy.
      A summary of the healthcare cost trend rate assumptions used by the Company to determine postretirement benefit obligations as of the end of the year follows:

	2003	2004

Healthcare cost trend rate assumed for next year	12.50%	8.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2008	2008
      Assumed healthcare cost trend rates have a significant effect on the amounts reported for the Company’s postretirement plan. A one percentage point change in assumed healthcare cost trend rates would have the following impact:

	2002		2003		2004

	One Percentage Point		One Percentage Point		One Percentage Point

	Increase	Decrease	Increase	Decrease	Increase	Decrease

	(in thousands)
Impact on service and interest costs	$34	$(29)	$36	$(30)	$23	$(20)
Impact on postretirement benefit obligation	430	(371)	530	(443)	364	(317)
      The Company expects to contribute $0.1 million to its active pension plan and $0.3 million to its postretirement plan in fiscal 2005. In addition, the Company expects that employee contributions to its postretirement plan will approximate $0.2 million in fiscal 2005.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The estimated future benefit payments reflecting future service as of the end of 2004 for the Company’s pension and postretirement plans follows:

	Pension	Postretirement
Years Ending	Benefits	Benefits

	(in thousands)
2005	$1,175	$316
2006	1,160	331
2007	1,138	345
2008	1,116	361
2009	1,110	361
2010 — 2014	5,514	1,651

Defined Contribution Plans
      The Company has a defined contribution plan called the Doane Pet Care Retirement Savings Plan which was adopted on January 1, 2000 and was formed through the merger of two predecessor plans. The merged plan was amended and restated and is intended to be a qualified plan under the Internal Revenue Code. The plan provides coverage for eligible employees and permits employee contributions from 1% to 60% of pre-tax earnings, subject to annual dollar limits set by the IRS. The Company matches 50% of the first 6% of the employee contribution with a provision for other contributions at the discretion of the board of directors of the Company. Participant vesting for the employer’s matching contributions are 25% per year for each of the first four years of an employee’s service. Thereafter, all employer contributions are fully vested. The Company contributed $1.0 million to the Doane Pet Care Retirement Savings Plan in each of fiscal 2002, 2003 and 2004.
      The Company also has a plan called the Doane Pet Care Savings and Investment Plan — Union Plan which was adopted on June 1, 1998 and covers eligible union employees at the Joplin, Missouri and Muscatine, Iowa facilities. This plan is intended to be a qualified retirement plan under the Internal Revenue Code. The plan permits employee contributions between 1% and 60% of pre-tax earnings, subject to annual dollar limits set by the IRS, and provides for a variety of investment options. The Company does not contribute to this plan.
(17) Salary Continuation and Deferred Compensation Agreements
      The Company has salary continuation agreements with 19 persons as of the end of fiscal 2004. Under these agreements, participants who reach age 55 and have 10 years of service with the Company begin vesting in their benefits, which are payable in 10 equal annual installments after retirement. The salary continuation agreements also include a death benefit such that in the event of a participant’s death, the beneficiary would receive an annual death benefit over the longer of 10 years or the number of years from the year of death to the year in which the participant would have reached age 65. In addition, the Company has a deferred compensation agreement with a former employee that provides for payments over 10 consecutive years, of which four years and two months remain as of the end of fiscal 2004. The Company had an expected future liability equal to the present value of future payments under its salary continuation and deferred compensation agreement of $2.6 million and $2.5 million as of the end of fiscal 2003 and 2004, respectively, which is recognized in other long-term liabilities in the accompanying consolidated balance sheets.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(18) Segment Data
      The Company has manufacturing and distribution facilities in two distinct geographical markets, North America and Europe. Its operations in both of these markets have similar manufacturing and distribution processes, products, services and customer types as well as similar economic characteristics. Long-lived assets of the Company are attributed to individual countries on the basis of where these assets are domiciled. The Company’s net sales are attributed to individual countries on the basis of where its products are manufactured. A summary of long-lived assets and net sales by geographical segment follows:

	End of Fiscal

	2003	2004

	(in thousands)
Long-lived assets:
North America:
United States	$424,477	$415,073

Europe:
Denmark	181,753	188,309
Spain	33,472	38,354
United Kingdom	7,173	6,805

Total Europe	222,398	233,468

Total long-lived assets	$646,875	$648,541

	Fiscal

	2002	2003	2004

	(in thousands)
Net sales:
North America:
United States	$692,237	$758,459	$763,226

Europe:
Denmark	151,354	201,827	207,946
Spain	33,676	38,897	61,593
United Kingdom	10,066	14,682	18,476

Total Europe	195,096	255,406	288,015

Total net sales	$887,333	$1,013,865	$1,051,241

      See Note 25 for condensed financial statements of the Company’s guarantor subsidiaries, which comprise its North American geographical segment and non-guarantor subsidiaries, which comprise its European geographical segment.
(19) Major Customer
      In fiscal 2002, 2003 and 2004, the same customer accounted for 44%, 42% and 43%, respectively, of the Company’s net sales in the accompanying consolidated statements of operations. The Company does not have a long-term contract with this customer. Trade accounts receivable with this customer were 24% and 35% of consolidated accounts receivable, net, in the accompanying consolidated balance sheets as of the end of fiscal 2003 and 2004, respectively. The loss of this customer, or a significant decrease or change in

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
business with this customer, would have a material adverse impact on the Company’s financial position, results of operations and liquidity.
(20) Supplemental Cash Flow Information
      Supplemental cash flow information for fiscal 2002, 2003 and 2004 follows:

	Fiscal

	2002	2003	2004

	(in thousands)
Cash paid during the year:
Interest	$48,226	$55,584	$52,630
Income taxes	236	1,447	985
Schedule of non-cash investing and financing activities:
Unrealized gain (loss) on interest rate derivatives	2,347	(2,182)	—
Unrealized gain (loss) on foreign currency derivatives	625	—	—
Foreign currency translation on Euro-denominated debt designated as hedge of net investment in Europe	(11,553)	(7,491)	(1,215)
(21) Related Party Transactions
      J.P. Morgan Partners (BHCA), L.P., or JPMP, and one of its affiliates own shares of senior preferred stock of the Company and common stock and warrants of Parent. JPMP is a party to the investors’ agreement, and in accordance with that agreement, designated two individuals to the boards of directors of the Company and Parent. JPMP is an affiliate of JP Morgan Chase Bank (JPM). JPM and its affiliates have received payments of fees for various investment banking and commercial banking services, as described below, that were provided to the Company and Parent. Such fees totaled $0.5 million, $2.1 million and $0.5 million in fiscal 2002, 2003 and 2004, respectively.
      DLJ Merchant Banking Partners, L.P., or DLJMBP, and certain of its affiliates own shares of common stock and warrants of Parent. DLJMBP and certain affiliates are parties to the investors’ agreement, and in accordance with that agreement, designated one individual to the boards of directors of the Company and Parent. DLJMBP is an affiliate of Credit Suisse First Boston LLC., or CSFB. CSFB and its affiliates have received payments of fees for various investment banking and commercial banking services, as described below, that were provided to the Company and Parent. Such fees totaled $3.3 million and $5.2 million in fiscal 2003 and 2004, respectively. No fees were paid to CSFB in fiscal 2002.
      CSFB and an affiliate of JPM were joint book-running managers in the Company’s offering of 10 3/4% senior notes. Affiliates of JPMP were holders of $16.9 million of promissory notes under a shareholder loan that were fully repaid with a portion of the net proceeds from the sale of the 10 3/4% senior notes. JPM served as the administrative agent and a lender under the Company’s previous senior credit facility. An affiliate of CSFB was the syndication agent and a lender under the previous senior credit facility. An affiliate of CSFB is the sole administrative agent, book-runner and lead arranger under the Company’s new senior credit facility.
      In addition to promissory notes under the shareholder loan that were held by JPMP and related persons, as discussed above, affiliates of other persons known to the Company to beneficially own more than 5% of the common stock of Parent also held promissory notes under the shareholder loan. Bruckmann, Rosser, Sherrill & Co., L.P. received $7.5 million, Summit Capital Inc. received $2.3 million and PNC Capital Corp. received $1.2 million of the net proceeds from the sale of the 10 3/4% senior notes. In addition, certain

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
executive officers of the Company each received $0.1 million from the repayment of their promissory notes under the shareholder loan in connection with the sale of the 10 3/4% senior notes.
(22) Commitments and Contingencies
      The Company is a party, in the ordinary course of business, to claims and litigation. In management’s opinion, the resolution of such matters is not expected to have a material impact on the future financial condition, results of operations or cash flows of the Company.
      In the first quarter of fiscal 2005, the Company received $3.2 million related to litigation settlements. The Company will recognize this income as other operating income in its consolidated financial statements for the first quarter of fiscal 2005.
(23) Quarterly Financial Data (Unaudited)
      A summary of quarterly results for fiscal 2003 and 2004 and a reconciliation of the previously reported and restated amounts for fiscal 2003 follows:

	First Quarter Fiscal 2003

	Previously
	reported	Adjustment	Restated

	(in thousands)
Net sales	$259,949	$—	$259,949
Gross profit	45,360	—	45,360
Net loss	(7,874)	7,823	(51)
Net loss available to common shares	(11,089)	7,823	(3,266)

	Second Quarter Fiscal 2003

	Previously
	reported	Adjustment	Restated

	(in thousands)
Net sales	$234,476	$—	$234,476
Gross profit	38,509	—	38,509
Net loss	(3,404)	190	(3,214)
Net loss available to common shares	(6,723)	190	(6,533)

	Third Quarter Fiscal 2003

	Previously
	reported	Adjustment	Restated

	(in thousands)
Net sales	$243,810	$—	$243,810
Gross profit	36,840	—	36,840
Net loss	(10,636)	898	(9,738)
Net loss available to common shares	(14,064)	898	(13,166)

	Fourth Quarter Fiscal 2003

	Previously
	reported	Adjustment	Restated

	(in thousands)
Net sales	$275,630	$—	$275,630
Gross profit	41,578	—	41,578
Net loss	(32,516)	144	(32,372)
Net loss available to common shares	(36,056)	144	(35,912)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal 2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(in thousands)
Net sales	$270,880	$258,338	$250,977	$271,046
Gross profit	40,818	33,137	32,812	48,283
Net loss	(7,807)	(17,737)	(15,225)	(4,823)
Net loss available to common shares	(7,807)	(17,737)	(15,225)	(4,823)
(24) Other Supplemental Information
      A summary of activity in the Company’s valuation allowances for accounts receivable follows:

	Beginning			Ending
Fiscal	Balances	Provisions	Write-offs	Balances

	(in thousands)
2002	$7,604	$4,251	$(7,830)	$4,025
2003	4,025	3,655	(5,642)	2,038
2004	2,038	3,033	(2,329)	2,742
(25) Financial Information Related to Guarantor Subsidiaries
      The Company’s guarantor subsidiaries are wholly-owned domestic subsidiaries who have jointly and severally guaranteed on a full and unconditional basis all of the Company’s senior notes and senior subordinated notes. The guarantor subsidiaries are minor subsidiaries of the Company’s domestic operations that have no material operations of their own; and therefore, no separate information for these subsidiaries is presented. The financial information presented below in the guarantor columns is substantially that of the Company, excluding its European operations. The financial information presented below in the non-guarantor columns consist of the Company’s non-guarantor subsidiaries, which are its wholly-owned European subsidiaries. See Note 8.
      Condensed consolidated financial information follows:

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED BALANCE SHEET

	End of Fiscal 2003 Restated

		Non-	Intercompany
	Guarantor	Guarantor	Eliminations	Consolidated

	(in thousands, except share and par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$25,939	$3,354	$—	$29,293
Accounts receivable, net	35,639	55,930	—	91,569
Inventories, net	43,616	25,003	—	68,619
Deferred tax assets	1,898	—	—	1,898
Prepaid expenses and other current assets	10,727	3,663	—	14,390

Total current assets	117,819	87,950	—	205,769
Property, plant and equipment, net	156,697	109,760	—	266,457
Goodwill	214,437	104,219	—	318,656
Trademarks	53,343	8,419	—	61,762
Other assets	241,749	12,396	(220,875)	33,270

Total assets	$784,045	$322,744	$(220,875)	$885,914

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$8,952	$4,233	$—	$13,185
Accounts payable	52,006	48,506	—	100,512
Accrued liabilities	38,570	11,798	—	50,368

Total current liabilities	99,528	64,537	—	164,065
Long-term debt, excluding current maturities	550,420	165,251	(154,810)	560,861
Deferred tax liabilities	26,161	2,363	—	28,524
Other long-term liabilities	8,863	—	—	8,863

Total liabilities	684,972	232,151	(154,810)	762,313

Senior Preferred Stock (Redeemable); 3,000,000 shares authorized, 1,200,000 shares issued and outstanding; $97,801 current redemption value	91,052	—	—	91,052

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	67,040	(67,040)	115,674
Accumulated other comprehensive income (loss)	(23,266)	64,772	975	42,481
Accumulated deficit	(84,387)	(41,219)	—	(125,606)

Total stockholder’s equity	8,021	90,593	(66,065)	32,549

Total liabilities and stockholder’s equity	$784,045	$322,744	$(220,875)	$885,914

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED BALANCE SHEET

	End of fiscal 2004

		Non-	Intercompany
	Guarantor	Guarantor	Eliminations	Consolidated

	(in thousands, except share and par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$24,963	$3,884	$—	$28,847
Accounts receivable, net	48,660	63,785	—	112,445
Inventories, net	39,406	28,915	—	68,321
Deferred tax assets	2,414	—	—	2,414
Prepaid expenses and other current assets	6,128	910	—	7,038

Total current assets	121,571	97,494	—	219,065
Property, plant and equipment, net	147,293	110,777	—	258,070
Goodwill	214,437	113,517	—	327,954
Trademarks	53,343	9,174	—	62,517
Other assets	267,224	14,436	(247,360)	34,300

Total assets	$803,868	$345,398	$(247,360)	$901,906

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$1,950	$1,723	$—	$3,673
Accounts payable	52,131	50,018	—	102,149
Accrued liabilities	46,623	12,616	—	59,239

Total current liabilities	100,704	64,357	—	165,061

Long-term debt, excluding current maturities	567,347	165,574	(152,831)	580,090
Senior Preferred Stock (Redeemable); 3,000,000 shares authorized, 1,200,000 shares issued and outstanding; $110,942 current redemption value	106,421	—	—	106,421

Total long-term debt	673,768	165,574	(152,831)	686,511
Deferred tax liabilities	30,714	2,927	—	33,641
Other long-term liabilities	9,567	—	—	9,567

Total liabilities	814,753	232,858	(152,831)	894,780

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	95,861	(95,861)	115,674
Accumulated other comprehensive income (loss)	(24,555)	85,873	1,332	62,650
Accumulated deficit	(102,004)	(69,194)	—	(171,198)

Total stockholder’s equity	(10,885)	112,540	(94,529)	7,126

Total liabilities and stockholder’s equity	$803,868	$345,398	$(247,360)	$901,906

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal 2002

		Non-
	Guarantor	Guarantor	Consolidated

	(in thousands)
Net sales	$692,237	$195,096	$887,333
Cost of goods sold	556,967	144,451	701,418

Gross profit	135,270	50,645	185,915
Operating expenses:
Promotion and distribution	31,493	20,952	52,445
Selling, general and administrative	34,609	14,103	48,712
Amortization	3,903	680	4,583
Other operating expenses	1,447	—	1,447

Income from operations	63,818	14,910	78,728
Interest expense, net	42,558	19,837	62,395
Other expense (income), net	(1,144)	420	(724)

Income (loss) before income taxes	22,404	(5,347)	17,057
Income tax expense (benefit)	2,341	(555)	1,786

Net income (loss)	20,063	(4,792)	15,271
Senior preferred stock dividends and accretion	(11,878)	—	(11,878)

Net income (loss) available to common shares	$8,185	$(4,792)	$3,393

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal 2003 Restated

		Non-
	Guarantor	Guarantor	Consolidated

	(in thousands)
Net sales	$758,459	$255,406	$1,013,865
Cost of goods sold	653,367	198,211	851,578

Gross profit	105,092	57,195	162,287
Operating expenses:
Promotion and distribution	29,642	27,974	57,616
Selling, general and administrative	35,074	16,941	52,015
Amortization	4,229	760	4,989
Other operating expenses	(500)	7,727	7,227

Income from operations	36,647	3,793	40,440
Interest expense, net	35,748	21,746	57,494
Debt extinguishments	4,438	—	4,438
Other expense (income), net	(1,328)	172	(1,156)

Loss before income taxes	(2,211)	(18,125)	(20,336)
Income tax expense	23,340	1,699	25,039

Net loss	(25,551)	(19,824)	(45,375)
Senior preferred stock dividends and accretion	(13,502)	—	(13,502)

Net loss available to common shares	$(39,053)	$(19,824)	$(58,877)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal 2004

		Non-
	Guarantor	Guarantor	Consolidated

	(in thousands)
Net sales	$763,226	$288,015	$1,051,241
Cost of goods sold	667,231	228,960	896,191

Gross profit	95,995	59,055	155,050
Operating expenses:
Promotion and distribution	25,878	30,927	56,805
Selling, general and administrative	35,839	16,022	51,861
Amortization	3,487	826	4,313
Other operating expenses	17	6,961	6,978

Income from operations	30,774	4,319	35,093
Interest expense, net	47,830	25,011	72,841
Debt extinguishment	4,137	—	4,137
Other expense (income), net	(2,098)	681	(1,417)

Loss before income taxes	(19,095)	(21,373)	(40,468)
Income tax expense	4,083	1,041	5,124

Net loss	$(23,178)	$(22,414)	$(45,592)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal 2002

		Non-
	Guarantor	Guarantor	Consolidated

	(in thousands)
Cash flows from operating activities:
Net income (loss)	$20,063	$(4,792)	$15,271
Items not requiring (providing) cash:
Depreciation and amortization	20,202	11,962	32,164
Deferred tax expense (benefit)	2,966	(1,708)	1,258
Other non-cash charges (income), net	16,740	(35)	16,705
Changes in current assets and liabilities	(1,089)	14,464	13,375

Net cash provided by operating activities	58,882	19,891	78,773

Cash flows from investing activities:
Capital expenditures	(14,858)	(9,490)	(24,348)
Proceeds from sale of assets	314	1,452	1,766
Other, net	2,502	(5,822)	(3,320)

Net cash used in investing activities	(12,042)	(13,860)	(25,902)

Cash flows from financing activities:
Net repayments under revolving credit agreement	(23,000)	—	(23,000)
Proceeds from issuance of long-term debt	—	9,738	9,738
Principal payments on long-term debt	(23,436)	(12,736)	(36,172)
Payments for debt issuance costs	(2,316)	—	(2,316)
Parent capital contribution	19	—	19

Net cash used in financing activities	(48,733)	(2,998)	(51,731)

Effect of exchange rate changes on cash and cash equivalents	—	424	424

Increase (decrease) in cash and cash equivalents	(1,893)	3,457	1,564
Cash and cash equivalents, beginning of year	1,950	4,082	6,032

Cash and cash equivalents, end of year	$57	$7,539	$7,596

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal 2003 Restated

		Non-
	Guarantor	Guarantor	Consolidated

	(in thousands)
Cash flows from operating activities:
Net loss	$(25,551)	$(19,824)	$(45,375)
Items not requiring (providing) cash:
Depreciation and amortization	22,607	14,554	37,161
Deferred tax expense	23,340	304	23,644
Debt extinguishments	4,438	—	4,438
Asset impairments	—	7,727	7,727
Other non-cash charges (income), net	4,633	(715)	3,918
Changes in current assets and liabilities	8,244	15,906	24,150

Net cash provided by operating activities	37,711	17,952	55,663

Cash flows from investing activities:
Capital expenditures	(15,653)	(12,409)	(28,062)
Proceeds from sale of assets	1,150	228	1,378
Other, net	3,083	(6,584)	(3,501)

Net cash used in investing activities	(11,420)	(18,765)	(30,185)

Cash flows from financing activities:
Net borrowings under revolving credit agreement	1,000	—	1,000
Proceeds from issuance of long-term debt	210,444	—	210,444
Principal payments on long-term debt	(204,092)	(4,163)	(208,255)
Payments for debt issuance costs	(7,761)	—	(7,761)

Net cash used in financing activities	(409)	(4,163)	(4,572)

Effect of exchange rate changes on cash and cash equivalents	—	791	791

Increase (decrease) in cash and cash equivalents	25,882	(4,185)	21,697
Cash and cash equivalents, beginning of year	57	7,539	7,596

Cash and cash equivalents, end of year	$25,939	$3,354	$29,293

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal 2004

		Non-
	Guarantor	Guarantor	Consolidated

	(in thousands)
Cash flows from operating activities:
Net loss	$(23,178)	$(22,414)	$(45,592)
Items not requiring (providing) cash:
Depreciation and amortization	23,422	16,934	40,356
Deferred tax expense	4,083	332	4,415
Debt extinguishment	4,137	—	4,137
Asset impairments	215	—	215
Other non-cash charges (income), net	20,427	(720)	19,707
Changes in current assets and liabilities	(20,226)	18,275	(1,951)

Net cash provided by operating activities	8,880	12,407	21,287

Cash flows from investing activities:
Capital expenditures	(10,181)	(8,675)	(18,856)
Proceeds from sale of assets	457	408	865
Other, net	273	(2,336)	(2,063)

Net cash used in investing activities	(9,451)	(10,603)	(20,054)

Cash flows from financing activities:
Net repayments under revolving credit agreement	(16,000)	—	(16,000)
Proceeds from issuance of long-term debt	195,000	13,078	208,078
Principal payments on long-term debt	(171,024)	(14,502)	(185,526)
Payments for debt issuance costs	(8,381)	—	(8,381)

Net cash used in financing activities	(405)	(1,424)	(1,829)

Effect of exchange rate changes on cash and cash equivalents	—	150	150

Increase (decrease) in cash and cash equivalents	(976)	530	(446)
Cash and cash equivalents, beginning of year	25,939	3,354	29,293

Cash and cash equivalents, end of year	$24,963	$3,884	$28,847

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Doane Pet Care Company:
      We have reviewed the accompanying condensed consolidated balance sheet of Doane Pet Care Company and subsidiaries as of October 1, 2005, the related condensed consolidated statements of operations for the three-month and nine-month periods ended October 1, 2005 and October 2, 2004, the related condensed consolidated statement of stockholder’s (deficit) equity and comprehensive loss as of and for the nine-month period ended October 1, 2005 and the related condensed consolidated statements of cash flows for the nine-month periods ended October 1, 2005 and October 2, 2004. These condensed consolidated financial statements are the responsibility of the Company’s management.
      We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
      Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
      We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Doane Pet Care Company and subsidiaries as of January 1, 2005, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss) and cash flows for the year then ended (not presented herein); and in our report dated March 30, 2005, we expressed an unqualified opinion on those consolidated financial statements. Our report refers to the restatement of previously issued fiscal 2003 consolidated financial statements and a change in accounting for senior preferred stock. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 1, 2005 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ KPMG LLP
Nashville, Tennessee
October 28, 2005

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	End of

	Third quarter	Fiscal
	2005	2004

	(in thousands, except share
	and par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$30,403	$28,847
Accounts receivable, net	92,068	112,445
Inventories, net	64,144	68,321
Deferred tax assets	1,867	2,414
Prepaid expenses and other current assets	8,397	7,038

Total current assets	196,879	219,065
Property, plant and equipment, net	228,257	258,070
Goodwill and other intangible assets	376,027	390,471
Other assets	29,464	34,300

Total assets	$830,627	$901,906

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$3,533	$3,673
Accounts payable	72,222	102,149
Accrued liabilities	55,941	59,239

Total current liabilities	131,696	165,061

Long-term debt:
Long-term debt, excluding current maturities	576,550	580,090
Senior Preferred Stock (Redeemable); 3,000,000 shares authorized, 1,200,000 shares issued and outstanding; $121,495 current redemption value	119,314	106,421

Total long-term debt	695,864	686,511
Deferred tax liabilities	36,005	33,641
Other long-term liabilities	10,207	9,567

Total liabilities	873,772	894,780

Commitments and contingencies
Stockholder’s (deficit) equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115,674	115,674
Accumulated other comprehensive income	31,803	62,650
Accumulated deficit	(190,622)	(171,198)

Total stockholder’s (deficit) equity	(43,145)	7,126

Total liabilities and stockholder’s (deficit) equity	$830,627	$901,906

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Third Quarter		First Nine Months

	2005	2004	2005	2004

	(in thousands)
Net sales	$231,388	$250,977	$742,396	$780,195
Cost of goods sold	194,282	218,165	610,466	673,428

Gross profit	37,106	32,812	131,930	106,767
Operating expenses:
Promotion and distribution	13,707	13,777	42,866	41,771
Selling, general and administrative	12,439	12,461	38,369	38,447
Amortization	940	993	3,130	3,356
Other operating expense, net	8,498	1,168	6,787	6,329

Income from operations	1,522	4,413	40,778	16,864
Interest expense, net	19,358	18,432	57,035	54,595
Other expense (income), net	6	(90)	(687)	(828)

Loss before income taxes	(17,842)	(13,929)	(15,570)	(36,903)
Income tax expense	1,211	1,296	3,854	3,866

Net loss	$(19,053)	$(15,225)	$(19,424)	$(40,769)

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
STOCKHOLDER’S (DEFICIT) EQUITY AND COMPREHENSIVE LOSS

				Accumulated
	Common stock		Additional	Other
			Paid-In	Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total

	(in thousands, except share amounts)
Balances at end of fiscal 2004	1,000	$—	$115,674	$62,650	$(171,198)	$7,126

Comprehensive loss:
Net loss	—	—	—	—	(19,424)	(19,424)
Foreign currency translation	—	—	—	(30,847)	—	(30,847)

Total comprehensive loss						(50,271)

Balances at end of third quarter 2005	1,000	$—	$115,674	$31,803	$(190,622)	$(43,145)

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	First Nine Months

	2005	2004

	(in thousands)
Cash flows from operating activities:
Net loss	$(19,424)	$(40,769)
Items not requiring (providing) cash:
Depreciation	26,530	25,466
Amortization	3,198	4,102
Deferred income tax expense	3,259	3,236
Non-cash interest expense	16,916	14,895
Equity income of joint ventures	(321)	(650)
Asset impairments	6,129	420
Changes in current assets and liabilities	(13,112)	(13,363)

Net cash provided by (used in) operating activities	23,175	(6,663)

Cash flows from investing activities:
Capital expenditures	(15,738)	(9,934)
Other, net	(1,141)	(638)

Net cash used in investing activities	(16,879)	(10,572)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	13,078
Principal payments on long-term debt	(2,647)	(20,208)
Payments for debt issuance costs	(1,624)	(3,006)

Net cash used in financing activities	(4,271)	(10,136)
Effect of exchange rate changes on cash and cash equivalents	(469)	332

Increase (decrease) in cash and cash equivalents	1,556	(27,039)
Cash and cash equivalents, beginning of period	28,847	29,293

Cash and cash equivalents, end of period	$30,403	$2,254

See accompanying notes to the unaudited condensed consolidated financial statements and accompanying report of independent registered public accounting firm.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1)     Basis of Presentation
      The accompanying unaudited condensed consolidated financial statements of Doane Pet Care Company and its consolidated subsidiaries, or the Company, do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The fiscal 2004 year-end condensed consolidated balance sheet data was derived from the Company’s audited financial statements. In the opinion of management, all material adjustments, consisting of normal and recurring adjustments, have been made which were considered necessary to present fairly the financial position, results of operations and cash flows at the dates and for the periods presented.
      The unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes contained in the Company’s 2004 annual report on Form 10-K for the fiscal year ended January 1, 2005, or the 2004 10-K, including the related Report of Independent Registered Public Accounting Firm, which includes certain explanatory paragraphs, and the related exhibits. The accounting policies used in preparing the accompanying consolidated financial statements are the same as those summarized in the 2004 10-K.
      In conformity with U.S. generally accepted accounting principles, preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements, and therefore, actual results could ultimately differ from those estimates.
      The Company’s fiscal year ends on the Saturday nearest to the end of December. Each quarter ends on the Saturday nearest to the end of the month with the third quarters of fiscal 2005 and 2004 ending on October 1, 2005 and October 2, 2004, respectively.

(2)	Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123 — Revised. SFAS 123 — Revised eliminates the alternative to use the intrinsic value method of accounting and requires entities to recognize the cost of services received in exchange for awards of equity instruments, or compensation cost, based on the fair value of those awards at the grant date. SFAS 123 — Revised is effective as of the beginning of the Company’s next fiscal year, or January 1, 2006, for all awards granted after the effective date and for all awards modified, repurchased or cancelled after that date. In the opinion of management, the Company meets the nonpublic entity criteria under SFAS 123 — Revised. Accordingly, upon adoption, the fair value of awards of equity share options and similar instruments shall be calculated at the date of grant using the historical volatility of an appropriate industry sector index rather than expected volatility of the Company’s share price. The Company will evaluate the impact on its results of operations and financial position upon the adoption of SFAS 123 — Revised.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, or SFAS 154, which replaces Accounting Principles Board, or APB, Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate the adoption of SFAS 154 will have a material impact on its results of operations or financial position.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(3)     Inventories
      A summary of inventories follows:

	End of

	Third quarter	Fiscal
	2005	2004

	(in thousands)
Raw materials	$14,819	$16,041
Packaging materials	20,090	20,564
Finished goods	31,552	34,573

	66,461	71,178
Less: Allowances	(2,317)	(2,857)

Total	$64,144	$68,321

(4)	Property, Plant and Equipment
      A summary of property, plant and equipment follows:

	End of

	Third quarter	Fiscal
	2005	2004

	(in thousands)
Land	$11,203	$11,601
Buildings and improvements	99,226	104,778
Machinery and equipment	306,877	320,097
Construction-in-progress	11,865	6,727

	429,171	443,203
Less: Accumulated depreciation	(200,914)	(185,133)

Total	$228,257	$258,070

(5)	Long-Term Debt and Liquidity
      A summary of long-term debt follows:

	End of

	Third quarter	Fiscal
	2005	2004

	(in thousands)
Revolving credit facility	$—	$—
Term loan facility	193,050	194,513
10 3/4% senior notes	211,412	211,144
10 5/8% senior subordinated notes	149,416	149,147
Industrial development revenue bonds	14,502	14,493
Debt of foreign subsidiaries	11,703	14,466

	580,083	583,763
Less: Current maturities	(3,533)	(3,673)

	576,550	580,090
Senior preferred stock	119,314	106,421

Total	$695,864	$686,511

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      See Note 12 relating to the acquisition of the Company’s parent, Doane Pet Care Enterprises, Inc., or Parent, on October 24, 2005 and the related financing transactions that were contemporaneously effected or commenced.
      As of the end of the third quarter of fiscal 2005, the Company’s senior credit facility provided for total commitments of $230.0 million, consisting of a $195.0 million term loan facility and a $35.0 million revolving credit facility, with a $20.0 million sub-limit for issuance of letters of credit. The credit agreement provided that the term loan facility bore interest, at the option of the Company, of adjusted LIBOR plus 4.00%, or ABR plus 3.00%. The revolving credit facility bore interest, at the option of the Company, of adjusted LIBOR plus 4.50%, or ABR plus 3.50%. As of the end of the third quarter of fiscal 2005, the term loan facility bore interest at 7.62%.
      The Company had no borrowings outstanding under its revolving credit facility as of the end of the third quarter of fiscal 2005, and $4.8 million of letters of credit issued and undrawn, resulting in $30.2 million of availability under its revolving credit facility. The Company was in compliance with the financial covenants of its senior credit facility as of the end of the third quarter of fiscal 2005.
      The Company is highly leveraged and has significant cash requirements for debt service relating to its senior credit facility, senior notes, senior subordinated notes, industrial development revenue bonds and foreign debt. The Company’s ability to borrow is limited by its senior credit facility, including compliance with the financial covenants therein, and by the indentures governing the Company’s senior notes and senior subordinated notes.

Long-Term Debt Maturities
      The annual maturities of the Company’s long-term debt as of the end of the third quarter of fiscal 2005 were as follows:

Fiscal	Maturities

(in thousands)
2005	$877
2006	3,519
2007	461,345
2008	2,138
2009	2,280
2010 and thereafter	229,238

Total	$699,397

(6)	Restructuring Activities and Asset Impairments
      During fiscal 2005, the Company entered into certain initiatives to reduce its cost structure and to increase operating efficiencies, beginning with the closure of its Cartersville, Georgia manufacturing facility in the second quarter of fiscal 2005. In addition, in the third quarter of fiscal 2005, the Company announced the closure of its Hillburn, New York and Delavan, Wisconsin manufacturing facilities, the permanent shutdown of the dry pet food production lines at its Portland, Indiana manufacturing facility and a 7% reduction of its U.S. corporate salaried workforce.
      In connection with these cost savings initiatives, the Company incurred non-cash asset impairment charges of $6.1 million and severance costs of $2.3 million in the first nine months of fiscal 2005, and expects to incur additional costs of $0.4 million in the future primarily related to the carrying costs of the closed facilities.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A rollforward of the Company’s accrued restructuring costs for the first nine months of fiscal 2005 follows:

First nine months
2005

(in thousands)
Balance at end of fiscal 2004	$722
Severance	2,302
Revisions to estimates	(15)
Cash payments	(770)

Balance at end of third quarter 2005	$2,239

      In the first nine months of fiscal 2005, the Company made cash payments of $0.8 million primarily for severance costs related to its fiscal 2004 European restructuring plan.
      As of the end of the third quarter of fiscal 2005, the future expected payout of the Company’s accrued restructuring costs, which primarily consist of severance associated with the fiscal 2005 cost savings initiatives described above, follows:

Fiscal years ending	Payout

(in thousands)
2005	$973
2006	898
2007	368

Total	$2,239

(7)	Comprehensive Loss
      The components of comprehensive loss follows:

	Third Quarter		First Nine Months

	2005	2004	2005	2004

	(in thousands)		(in thousands)
Net loss	$(19,053)	$(15,225)	$(19,424)	$(40,769)
Foreign currency translation	(768)	3,675	(30,847)	(1,232)

Total	$(19,821)	$(11,550)	$(50,271)	$(42,001)

(8)	Stock Option Plans of Parent
      The Company and Parent have elected to continue to account for stock awards granted to employees using the intrinsic value method under APB Opinion No. 25, Accounting for Stock Issued to Employees. If the Company and Parent elected to account for stock awards granted to employees using the fair value

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
method under SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net loss for the third quarter and first nine months of fiscal 2005 and 2004 would have been adjusted as follows:

	Third Quarter		First Nine Months

	2005	2004	2005	2004

	(in thousands)		(in thousands)
Net loss, as reported	$(19,053)	$(15,225)	$(19,424)	$(40,769)
Less: Stock-based employee compensation expense determined based on the fair value method for all awards	(1)	(1)	(2)	(3)

Net loss, pro forma	$(19,054)	$(15,226)	$(19,426)	$(40,772)

      At the end of the third quarter of fiscal 2005 and 2004, Parent had total options outstanding of 3,664,648 and 3,942,150, respectively, under its stock option plans. There were no new stock options granted under these plans during the first nine months of fiscal 2005.
      See Note 12 relating to the Company’s new stock incentive plan established in connection with the acquisition of Parent on October 24, 2005.

(9)	Pension and Postretirement Plans
      The Company has a defined benefit, non-contributory inactive pension plan which was frozen in 1998. As a result, future benefits no longer accumulate and the Company no longer incurs service cost related to the plan. The Company’s funding policy for this inactive plan is to make the minimum annual contribution required by applicable regulations. The Company’s only active defined benefit pension plan covers approximately 40 union employees at one of its facilities. The Company also has a postretirement healthcare plan that provides medical coverage for eligible retirees and their dependents. The Company pays benefits under this plan when due and does not fund its plan obligations as they accrue, and therefore, the plan has no assets. The information below has been determined based on the nine months ending September 30, 2005 and 2004, respectively.
      A summary of net periodic cost follows:

	Pension benefits

	Third Quarter		First Nine Months

	2005	2004	2005	2004

	(in thousands)		(in thousands)
Service cost	$9	$9	$27	$27
Interest cost	253	270	760	810
Expected return on plan assets	(344)	(347)	(1,033)	(1,040)
Recognition of actuarial loss	167	169	503	507
Amortization of prior service cost	3	3	8	8
Amortization of transition obligation	1	1	3	3

Net periodic pension cost	$89	$105	$268	$315

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Postretirement benefits

	Third Quarter		First Nine Months

	2005	2004	2005	2004

	(in thousands)		(in thousands)
Service cost	$4	$3	$12	$10
Interest cost	52	75	155	225
Recognition of actuarial loss	32	27	95	81
Amortization of prior service benefit	(62)	(13)	(184)	(39)

Net periodic postretirement cost	$26	$92	$78	$277

(10)	Major Customer
      For the first nine months of fiscal 2005 and 2004, the same customer accounted for 43% and 44%, respectively of the Company’s net sales. The Company does not have a long-term contract with this customer. Trade accounts receivable with this customer were 29% and 35% of accounts receivable, net, as of the end of the third quarter of fiscal 2005 and the end of fiscal 2004, respectively. The loss of this customer, or a significant decrease or change in business with this customer, would have a material adverse impact on the Company’s financial position, results of operations and liquidity.

(11)	Commitments and Contingencies
      The Company is a party, in the ordinary course of business, to claims and litigation. In management’s opinion, the resolution of such matters is not expected to have a material impact on the future financial condition, results of operations or cash flows of the Company.

(12)	Subsequent Events

Acquisition
      On October 24, 2005, pursuant to the Agreement and Plan of Merger dated as of August 28, 2005, Ontario Teachers’ Pension Plan Board, or OTPP, acquired beneficial ownership of substantially all of the outstanding capital stock of Parent for total consideration of $855.7 million, including estimated fees and expenses. This transaction, referred to as the Acquisition, was effected by the merger of DPC Newco Inc., a direct, wholly-owned subsidiary of OTPP, with and into Parent with Parent surviving the merger. In connection with the Acquisition, OTPP and the Company’s senior management invested $306.0 million and $4.7 million in Parent, respectively. Following the Acquisition, Parent continues to beneficially own all of the capital stock of the Company.
      In accordance with SFAS No. 141, Business Combinations, or SFAS 141, the Company accounted for the Acquisition using the purchase method of accounting whereby the total purchase price of $855.7 million, including estimated fees and expenses, was allocated to the Company’s net tangible and intangible assets based upon their preliminary estimated fair values. The excess of the purchase price over the estimated fair value of the net tangible and intangible assets was recorded as goodwill. The preliminary purchase price allocation is subject to revision when a more detailed analysis is completed, including a valuation to be performed by a third party appraisal company. The final purchase price allocation may differ materially from the initial allocation made as of the closing date.
      In connection with the Acquisition, the certificates of incorporation of Parent and the Company were amended to provide that the authorized capital stock of each of Parent and the Company consists of Class A common stock and Class B common stock, each with par value of $0.01 per share. As of the closing of the Acquisition, OTPP and members of the Company’s senior management beneficially own 98.5% and 1.5% of

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Parent’s Class A common stock, respectively. OTPP is the record owner of 29.9%, but beneficially owns 100%, of Parent’s Class B common stock and the remaining 70.1% is owned by an entity that is wholly-owned by Law Debenture Corporation, p.l.c., a provider of trustee services organized under the laws of the United Kingdom, referred to as the Jersey Entity. As of the closing of the Acquisition, Parent owns 100% of the Company’s Class A common stock and 29.9% of its Class B common stock. The remaining 70.1% of the Company’s Class B common stock is owned by the Jersey Entity.
      The holders of Class A common stock of Parent and the Company are entitled to vote on all matters of the respective entities, except that the Class A common stock holders shall not have the right to vote on the election or removal of directors. Except, as otherwise required by law, the Class B common stock holders are entitled to vote only for the election or removal of directors of the respective entities. Both the Class A and Class B common stock holders of each entity are entitled to one vote per share on all matters on which they are entitled to vote; neither has cumulative voting rights. Holders of Class A common stock of each entity and Class B common stock of Parent are entitled to receive, ratably, on a per share basis, such dividends as may be declared by the respective board of directors from time to time. Holders of the Company’s Class B common stock are not entitled to any dividends.
      On October 6, 2005, the Company filed a current report on Form 8-K regarding the Acquisition and related Financing Transactions, as defined below, which included unaudited pro forma financial statements as of July 2, 2005. In addition, on October 27, 2005, the Company filed a current report on Form 8-K which further described the Acquisition and related Financing Transactions.

Financing Transactions
      In connection with the Acquisition, the Company effected or commenced a series of recapitalization transactions, referred to as the Financing Transactions, including, among others:

•	the closing of a $210.0 million senior credit facility, or the new senior credit facility:

•	the closing of a private placement for $152.0 million in aggregate principal amount of 10 5/8% senior subordinated notes due November 15, 2015, or the new senior subordinated notes;

•	the termination and full settlement of its existing $230.0 million senior credit facility;

•	the redemption of its 9 3/4% senior subordinated notes due 2007 at a price of 100% of the aggregate principal amount of $150.0 million, plus accrued and unpaid interest to, but not including, the redemption date of November 24, 2005;

•	the commencement of a change of control offer to purchase its existing 14.25% senior preferred stock at a purchase price equal to 101% of the liquidation value thereof, which includes a 1% change of control premium, plus accrued and unpaid dividends to, but not including, the purchase date of November 22, 2005. Assuming all holders tender in the change of control offer, the Company expects to pay approximately $125.2 million to holders on or about the purchase date. To the extent any holders fail to tender such offer, the Company will redeem its senior preferred stock at 100% of the liquidation value thereof on or about the purchase date; and

•	the commencement of a change of control offer to purchase the Company’s 10 3/4% senior notes at a purchase price equal to 101% of the principal amount thereof, which includes a 1% change of control premium, plus accrued and unpaid interest to, but not including, the purchase date of November 22, 2005. The Company has a written commitment from a lender to provide financing for any repurchase obligations that may arise as a result of such offer. The Company does not anticipate that holders of its senior notes will exercise this right based on current trading levels of the senior notes.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Consummation of the Acquisition constituted a change of control under the indentures governing the Company’s industrial development revenue bonds, the aggregate principal amount of which is $15.0 million. The Company received a waiver from a holder of $12.0 million of the industrial development revenue bonds. The Company received notice from one of the holders of the industrial development revenue bonds that it intends to require the Company to repurchase $2.4 million of its bonds in accordance with the provisions of the related indenture. The Company will commence a change of control offer to purchase the $2.4 million of industrial development revenue bonds and the remaining $0.6 million of such bonds at a purchase price equal to 101% of the principal amount, which includes a 1% change of control premium, plus accrued and unpaid interest to, but not including, the purchase date. The Company also received a waiver from the lender of its foreign debt such that this debt also remains outstanding after the Acquisition.
      In connection with the Acquisition and related Financing Transactions, the Company incurred certain non-recurring charges that will be recognized in the fourth quarter of fiscal 2005. These charges included, among others, (1) the write-off of debt issuance costs associated with the existing senior credit facility and senior subordinated notes, and a portion of the industrial development revenue bonds; (2) costs related to the redemption of the existing senior subordinated notes and the redemption of the senior preferred stock; (3) expenses and fees associated with the Acquisition incurred by the Company; and (4) compensation expenses associated with the payment of transaction bonuses and the settlement of all outstanding stock options in cash.
      New Senior Credit Facility. In conjunction with the closing of the Acquisition on October 24, 2005, the Company entered into a new senior credit facility with a syndicate of banks and other institutional investors, as lenders, and Lehman Commercial Paper Inc., as administrative agent. The new $210.0 million senior credit facility provides for a $55.0 million U.S. dollar equivalent term loan facility denominated in Euros, a $105.0 million term loan facility and a $50.0 million multi-currency revolving credit facility with a $15.0 million sub-limit for Euro-denominated revolving credit loans. As of October 24, 2005, the Company had no borrowings outstanding under the new revolving credit facility and $5.1 million of letters of credit issued and undrawn, resulting in $44.9 million of availability under the new revolving credit facility. The credit agreement provides that all borrowings denominated in U.S. dollars under the new senior credit facility bear interest, at the Company’s option, at a rate per annum equal to an applicable margin, plus (i) the higher of (x) the prime rate and (y) the federal funds effective rate, plus one half percent (0.50%) per annum or (ii) the Eurodollar rate. All borrowings denominated in Euros bear interest at a rate per annum equal to the EURIBOR rate plus an applicable margin. In addition to paying interest on outstanding principal under the new senior credit facility, the Company is required to pay a commitment fee to the lenders related to unutilized loan commitments at a rate of 0.50% per annum. The new revolving credit facility matures on October 24, 2010 and the new term loan facilities mature on October 24, 2012, except that all facilities terminate 91 days prior to the maturity of the Company’s senior notes, unless the senior notes are redeemed or refinanced. Availability of funds under the new senior credit facility is subject to certain customary terms and conditions.
      The obligations under the Company’s new senior credit facility are guaranteed by Parent and by each of the Company’s domestic restricted subsidiaries. In addition, the new senior credit facility is secured by first priority perfected security interests in substantially all of the Company’s existing and future material assets and the existing and future material assets of its subsidiary guarantors, except that only up to 65% of the capital stock of its first-tier foreign subsidiaries is pledged in favor of the lenders under the new senior credit facility. The new senior credit facility contains certain financial and other covenants usual and customary for a secured credit agreement.
      The Company is required to make quarterly principal installments of 0.25% of the aggregate principal amount of each of the term loan facilities during the first six years and nine months after the closing date, with the remaining balance due at maturity. The loans under the new senior credit facility may be prepaid

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and commitments may be reduced. Optional prepayments of the term loan facilities may not be reborrowed. Subject to certain exceptions, the new senior credit facility will require that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, 50% of the net proceeds from equity offerings and 75% of excess cash flow for each fiscal year (reducing to 50% based on performance levels agreed upon) must be used to pay down outstanding borrowings.
      New 10 5/8% Senior Subordinated Notes. On October 24, 2005, the Company closed on a private placement of $152.0 million in aggregate principal amount of new 10 5/8% senior subordinated notes due November 15, 2015. The new senior subordinated notes were issued at a discount of 99.226% of par, resulting in gross proceeds of $150.8 million. The discount is being amortized as non-cash interest expense over the term of the new senior subordinated notes. Interest on the new senior subordinated notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2006, and will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company is required to pay additional interest to holders of the new senior subordinated notes if the Company fails to complete the Exchange Offer, as described in a Registration Rights Agreement entered into in connection with the issuance of these notes, within 210 days from the issuance date of October 24, 2005 or if certain other conditions contained in the Registration Rights Agreement are not satisfied.
      The new senior subordinated notes are general unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all the existing and future senior indebtedness of the Company and senior in right of payment to any future subordinated obligations. The new senior subordinated notes are effectively subordinated to all existing and future secured indebtedness of the Company and its subsidiaries and to all indebtedness and other liabilities, including trade payables, of each non-guarantor subsidiary of the Company. The new senior subordinated notes are unconditionally guaranteed on an unsecured senior subordinated basis by each existing and future domestic restricted subsidiary of the Company. The new senior subordinated notes have certain covenants that, among other things, limit the Company’s and its restricted subsidiaries’ ability to incur or guarantee additional indebtedness and issue preferred stock, pay dividends or make certain other distributions, create liens, sell assets, place restrictions on the ability of its restricted subsidiaries to pay dividends or make certain other distributions, engage in mergers or consolidations with other entities, engage in certain transactions with affiliates and make certain investments.
      Subject to certain conditions, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the new senior subordinated notes with the net cash proceeds of one or more equity offerings at a redemption price of 110.625% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest, if any, thereon to, but not including, the redemption date. The new senior subordinated notes are otherwise not redeemable until November 15, 2010. On and after November 15, 2010, the Company may at any time redeem all or, from time to time, a part of the new senior subordinated notes at the following redemption prices, plus accrued and unpaid interest, if any, and additional interest, if any, to the applicable redemption date:

Twelve-month periods beginning November 15,	Percentage

2010	105.313%
2011	103.542%
2012	101.771%
2013 and thereafter	100.000%

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Long-Term Debt Maturities. As of October 24, 2005, after giving effect to the Financing Transactions and after recording an adjustment to recognize the senior notes at fair value as required by SFAS 141, amounts due under the Company’s long-term debt and the respective final maturity dates were as follows:

		Maturities by fiscal Year

							2010 and
	Final maturity	2005	2006	2007	2008	2009	thereafter	Total

		(in thousands)
Senior credit facility:
Revolving credit facility	October 24, 2010	$—	$—	$—	$—	$—	$—	$—
Euro term loan facility	October 24, 2012	137	550	550	550	550	52,663	55,000
U.S. dollar term loan facility	October 24, 2012	262	1,050	1,050	1,050	1,050	100,538	105,000
10 3/4% senior notes	March 1, 2010	—	—	—	—	—	232,170	232,170
10 5/8% senior subordinated notes	November 15, 2015	—	—	—	—	—	150,824	150,824
Other	Various	387	1,555	1,987	2,123	2,264	17,787	26,103

Total		$786	$3,155	$3,587	$3,723	$3,864	$553,982	$569,097

Stock Incentive Plan
      In connection with the closing of the Acquisition on October 24, 2005, Parent terminated its existing stock option plans and established a new stock option plan, the Doane Pet Care Enterprises, Inc. Stock Incentive Plan, or the 2005 Stock Incentive Plan. The termination of the existing plans was effected by settling all of the outstanding options in cash. Under the 2005 Stock Incentive Plan, a total of 9.5%, or 326,175 shares, of the fully-diluted Class A common stock of Parent is available for option grants. On October 24, 2005, Parent granted 223,171 stock options to the Company’s senior management, which have a 10-year life and vest ratably in five equal installments on each of the first five anniversaries of the effective date of the new plan with the potential for accelerated vesting upon a change of control of Parent.
(13) Financial Information Related to Guarantor Subsidiaries
      The Company’s guarantor subsidiaries are wholly-owned domestic subsidiaries who have jointly and severally guaranteed on a full and unconditional basis the Company’s new and existing senior credit facilities and senior subordinated notes, and its existing senior notes. The guarantor subsidiaries are minor domestic subsidiaries of the Company that have no material operations of their own, and therefore, no separate information for these subsidiaries is presented. The financial information presented below related to the guarantors is substantially that of the Company, excluding its European operations. The financial information presented below related to the non-guarantors is that of the Company’s non-guarantor subsidiaries, which are its wholly-owned European subsidiaries.

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Unaudited condensed consolidated financial information for the guarantor and non-guarantor subsidiaries follows:
Unaudited Condensed Consolidated Balance Sheets
For The Guarantor and Non-Guarantor Subsidiaries

	End of third quarter 2005

		Non-	Intercompany
	Guarantor	guarantor	eliminations	Consolidated

	(in thousands, except share and par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$25,699	$4,704	$—	$30,403
Accounts receivable, net	37,612	54,456	—	92,068
Inventories, net	38,064	26,080	—	64,144
Deferred tax assets	1,867	—	—	1,867
Prepaid expenses and other current assets	7,605	792	—	8,397

Total current assets	110,847	86,032	—	196,879
Property, plant and equipment, net	136,933	91,324	—	228,257
Goodwill and other intangible assets	267,780	108,247	—	376,027
Other assets	280,200	12,264	(263,000)	29,464

Total assets	$795,760	$297,867	$(263,000)	$830,627

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$1,950	$1,583	$—	$3,533
Accounts payable	39,753	32,469	—	72,222
Accrued liabilities	41,856	14,085	—	55,941

Total current liabilities	83,559	48,137	—	131,696

Long-term debt:
Long-term debt, excluding current maturities	566,430	160,045	(149,925)	576,550
Senior Preferred Stock (Redeemable); 3,000,000 shares authorized, 1,200,000 shares issued and outstanding; $121,495 current redemption value	119,314	—	—	119,314

Total long-term debt	685,744	160,045	(149,925)	695,864
Deferred tax liabilities	33,314	2,691	—	36,005
Other long-term liabilities	10,207	—	—	10,207

Total liabilities	812,824	210,873	(149,925)	873,772

Commitments and contingencies
Stockholder’s (deficit) equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	95,861	(95,861)	115,674
Accumulated other comprehensive (loss) income	(24,555)	73,572	(17,214)	31,803
Accumulated deficit	(108,183)	(82,439)	—	(190,622)

Total stockholder’s (deficit) equity	(17,064)	86,994	(113,075)	(43,145)

Total liabilities and stockholder’s (deficit) equity	$795,760	$297,867	$(263,000)	$830,627

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Unaudited Condensed Consolidated Balance Sheets
For The Guarantor and Non-Guarantor Subsidiaries

	End of fiscal 2004

		Non-	Intercompany
	Guarantor	guarantor	eliminations	Consolidated

	(in thousands, except share and par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$24,963	$3,884	$—	$28,847
Accounts receivable, net	48,660	63,785	—	112,445
Inventories, net	39,406	28,915	—	68,321
Deferred tax assets	2,414	—	—	2,414
Prepaid expenses and other current assets	6,128	910	—	7,038

Total current assets	121,571	97,494	—	219,065
Property, plant and equipment, net	147,293	110,777	—	258,070
Goodwill and other intangible assets	267,780	122,691	—	390,471
Other assets	267,224	14,436	(247,360)	34,300

Total assets	$803,868	$345,398	$(247,360)	$901,906

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$1,950	$1,723	$—	$3,673
Accounts payable	52,131	50,018	—	102,149
Accrued liabilities	46,623	12,616	—	59,239

Total current liabilities	100,704	64,357	—	165,061

Long-term debt, excluding current maturities	567,347	165,574	(152,831)	580,090
Senior Preferred
Stock (Redeemable); 3,000,000 shares authorized, 1,200,000 shares issued and outstanding; $110,942 current redemption value	106,421	—	—	106,421

Total long-term debt	673,768	165,574	(152,831)	686,511
Deferred tax liabilities	30,714	2,927	—	33,641
Other long-term liabilities	9,567	—	—	9,567

Total liabilities	814,753	232,858	(152,831)	894,780

Commitments and contingencies
Stockholder’s (deficit) equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—
Additional paid-in-capital	115,674	95,861	(95,861)	115,674
Accumulated other comprehensive (loss) income	(24,555)	85,873	1,332	62,650
Accumulated deficit	(102,004)	(69,194)	—	(171,198)

Total stockholder’s (deficit) equity	(10,885)	112,540	(94,529)	7,126

Total liabilities and stockholder’s (deficit) equity	$803,868	$345,398	$(247,360)	$901,906

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Unaudited Condensed Consolidated Statements of Operations
For The Guarantor and Non-Guarantor Subsidiaries

	Third quarter 2005

		Non-
	Guarantor	guarantor	Consolidated

	(in thousands)
Net sales	$157,822	$73,566	$231,388
Cost of goods sold	135,819	58,463	194,282

Gross profit	22,003	15,103	37,106
Operating expenses:
Promotion and distribution	5,603	8,104	13,707
Selling, general and administrative	8,492	3,947	12,439
Amortization	737	203	940
Other operating expense, net	8,109	389	8,498

(Loss) income from operations	(938)	2,460	1,522
Interest expense, net	12,983	6,375	19,358
Other (income) expense, net	(158)	164	6

Loss before income taxes	(13,763)	(4,079)	(17,842)
Income tax expense	1,049	162	1,211

Net loss	$(14,812)	$(4,241)	$(19,053)

	Third quarter 2004

		Non-
	Guarantor	guarantor	Consolidated

	(in thousands)
Net sales	$180,580	$70,397	$250,977
Cost of goods sold	162,925	55,240	218,165

Gross profit	17,655	15,157	32,812
Operating expenses:
Promotion and distribution	5,970	7,807	13,777
Selling, general and administrative	8,667	3,794	12,461
Amortization	788	205	993
Other operating expense	—	1,168	1,168

Income from operations	2,230	2,183	4,413
Interest expense, net	12,320	6,112	18,432
Other (income) expense, net	(183)	93	(90)

Loss before income taxes	(9,907)	(4,022)	(13,929)
Income tax expense	1,069	227	1,296

Net loss	$(10,976)	$(4,249)	$(15,225)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Unaudited Condensed Consolidated Statements of Operations
For The Guarantor and Non-Guarantor Subsidiaries

	First nine months 2005

		Non-
	Guarantor	guarantor	Consolidated

	(in thousands)
Net sales	$524,949	$217,447	$742,396
Cost of goods sold	438,089	172,377	610,466

Gross profit	86,860	45,070	131,930
Operating expenses:
Promotion and distribution	18,337	24,529	42,866
Selling, general and administrative	26,082	12,287	38,369
Amortization	2,502	628	3,130
Other operating expense, net	6,670	117	6,787

Income from operations	33,269	7,509	40,778
Interest expense, net	37,588	19,447	57,035
Other (income) expense, net	(1,287)	600	(687)

Loss before income taxes	(3,032)	(12,538)	(15,570)
Income tax expense	3,147	707	3,854

Net loss	$(6,179)	$(13,245)	$(19,424)

	First nine months 2004

		Non-
	Guarantor	guarantor	Consolidated

	(in thousands)
Net sales	$572,520	$207,675	$780,195
Cost of goods sold	509,641	163,787	673,428

Gross profit	62,879	43,888	106,767
Operating expenses:
Promotion and distribution	19,325	22,446	41,771
Selling, general and administrative	25,773	12,674	38,447
Amortization	2,744	612	3,356
Other operating (income) expense, net	(415)	6,744	6,329

Income from operations	15,452	1,412	16,864
Interest expense, net	36,276	18,319	54,595
Other (income) expense, net	(1,317)	489	(828)

Loss before income taxes	(19,507)	(17,396)	(36,903)
Income tax expense	3,070	796	3,866

Net loss	$(22,577)	$(18,192)	$(40,769)

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Unaudited Condensed Consolidated Statements of Cash Flows
For The Guarantor and Non-Guarantor Subsidiaries

	First nine months 2005

		Non-
	Guarantor	guarantor	Consolidated

	(in thousands)
Cash flows from operating activities:
Net loss	$(6,179)	$(13,245)	$(19,424)
Items not requiring (providing) cash:
Depreciation and amortization	16,900	12,828	29,728
Deferred income tax expense	3,147	112	3,259
Asset impairments	6,129	—	6,129
Other non-cash expense (income), net	16,831	(236)	16,595
Changes in current assets and liabilities	(21,222)	8,110	(13,112)

Net cash provided by operating activities	15,606	7,569	23,175

Cash flows from investing activities:
Capital expenditures	(10,543)	(5,195)	(15,738)
Other, net	(1,240)	99	(1,141)

Net cash used in investing activities	(11,783)	(5,096)	(16,879)

Cash flows from financing activities:
Principal payments on long-term debt	(1,463)	(1,184)	(2,647)
Payments for debt issuance costs	(1,624)	—	(1,624)

Net cash used in financing activities	(3,087)	(1,184)	(4,271)
Effect of exchange rate changes on cash and cash equivalents	—	(469)	(469)

Increase in cash and cash equivalents	736	820	1,556
Cash and cash equivalents, beginning of period	24,963	3,884	28,847

Cash and cash equivalents, end of period	$25,699	$4,704	$30,403

DOANE PET CARE COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Unaudited Condensed Consolidated Statements of Cash Flows
For The Guarantor and Non-Guarantor Subsidiaries

	First nine months 2004

		Non-
	Guarantor	guarantor	Consolidated

	(in thousands)
Cash flows from operating activities:
Net loss	$(22,577)	$(18,192)	$(40,769)
Items not requiring (providing) cash:
Depreciation and amortization	17,183	12,385	29,568
Deferred income tax expense	3,070	166	3,236
Asset impairments	420	—	420
Other non-cash expense (income), net	14,405	(160)	14,245
Changes in current assets and liabilities	(25,655)	12,292	(13,363)

Net cash (used in) provided by operating activities	(13,154)	6,491	(6,663)

Cash flows from investing activities:
Capital expenditures	(5,186)	(4,748)	(9,934)
Other, net	1,572	(2,210)	(638)

Net cash used in investing activities	(3,614)	(6,958)	(10,572)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	13,078	13,078
Principal payments on long-term debt	(6,087)	(14,121)	(20,208)
Payments for debt issuance costs	(3,006)	—	(3,006)

Net cash used in financing activities	(9,093)	(1,043)	(10,136)
Effect of exchange rate changes on cash and cash equivalents	—	332	332

Decrease in cash and cash equivalents	(25,861)	(1,178)	(27,039)
Cash and cash equivalents, beginning of period	25,939	3,354	29,293

Cash and cash equivalents, end of period	$78	$2,176	$2,254

LETTER OF TRANSMITTAL
TO TENDER
OUTSTANDING 10 5/8% SENIOR SUBORDINATED NOTES DUE 2015
OF
DOANE PET CARE COMPANY, INC.
PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED                             , 2005
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                         , 2006 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.
The Exchange Agent for the Exchange Offer is:
Wilmington Trust Company
Corporate Capital Markets
1100 N. Market Street
Rodney Square North
Wilmington, Delaware 19890
Attention: Kristin Moore
      If you wish to exchange currently outstanding 10 5/8% senior subordinated notes due 2015 (the “outstanding notes”) for an equal aggregate principal amount at maturity of new 10 5/8% senior subordinated notes due 2015 pursuant to the exchange offer, you must validly tender (and not withdraw) outstanding notes to the exchange agent prior to the expiration date.
      The undersigned hereby acknowledges receipt and review of the Prospectus, dated                     , 2005 (the “Prospectus”), of Doane Pet Care Company, Inc. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its 10 5/8% Senior Notes due 2015 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 10 5/8% Senior Notes due 2015 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.
      The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
      This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer the Exchange Agent must receive prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.
      BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

SIGNATURES MUST BE PROVIDED
PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.
Ladies and Gentlemen:
      1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.
      2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Outstanding Notes.
      3. You understand that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuer as to the terms and conditions set forth in the Prospectus.
      4. By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Outstanding Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.
      5. By tendering Outstanding Notes in the Exchange Offer, you hereby represent and warrant that:

a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the undersigned, whether or not you are the holder;

b. you have no arrangement or understanding with any person to participate in the distribution of Outstanding Notes or New Notes within the meaning of the Securities Act;

c. you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

d. if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and

e. if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.
      6. You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of October 24, 2005 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors (as defined therein) and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 210 Westwood Place South, Suite 400, Brentwood, Tennessee 37027, Attention Philip K. Woodlief. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.
      7. If you are a broker-dealer that will receive New Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.
      8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER
      1. Book-Entry Confirmations.
      Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.
      2. Partial Tenders.
      Tenders of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and New Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.
      3. Validity of Tenders.
      All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuers shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.
      4. Waiver of Conditions.
      The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.
      5. No Conditional Tender.
      No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.
      6. Request for Assistance or Additional Copies.
      Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.
      7. Withdrawal.
      Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer — Withdrawal of Tenders.”
      8. No Guarantee of Late Delivery.
      There is no procedure for guarantee of late delivery in the Exchange Offer.
      IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Doane Pet Care Company is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
      Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director:

•	For any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Under Section 174 of the DGCL; or

•	For any transaction from which the director derived an improper personal benefit.
      Article Sixth of our Second Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the registrant shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.
      Article VI of our Bylaws provides that we shall indemnify, to the fullest extent permitted by the DGCL, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Doane pursuant to the foregoing provisions, Doane has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules
      (a) The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of Doane Pet Care Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parentheses:

Exhibit
Number		Description

3	.1**	Second Amended and Restated Certificate of Incorporation of Doane Pet Care Company

3.2		Bylaws of Doane Pet Care Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

4.1		Indenture for the 10 5/8% Senior Subordinated Notes Due 2015, dated as of October 24, 2005, among Doane Pet Care Company, Doane Management Corp., DPC Investment Corp. and Doane/ Windy Hill Joint Venture L.L.C., as guarantors, and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

4.2		Registration Rights Agreement for the 10 5/8% Senior Subordinated Notes Due 2015, dated as of October 24, 2005, among Doane Pet Care Company, Doane Management Corp., DPC Investment Corp., Doane/ Windy Hill Joint Venture L.L.C. and the initial purchasers named therein (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued.

10.1		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Douglas J. Cahill, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.2		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Philip K. Woodlief, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.3		Amended and Restated Employment Agreement, dated as of October 24, 2005, among David L. Horton, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.4		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Joseph J. Meyers, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.5		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Kenneth H. Koch, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.6		Doane Pet Care Enterprises, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.7		Doane Pet Care Enterprises, Inc. Transaction Bonus Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.8		Deferred Shares Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

Exhibit
Number		Description

10.9		Stockholders Agreement, dated as of October 24, 2005, among Doane Pet Care Enterprises, Inc., Ontario Teachers’ Pension Plan Board, Wilchester Investments Limited, Douglas J. Cahill and the other signatories thereto (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.10		Registration Rights Agreement, dated as of October 24, 2005, among Doane Pet Care Enterprises, Inc., Ontario Teachers’ Pension Plan Board, Douglas J. Cahill and the other signatories thereto (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.11		Voting Agreement, dated as of October 24, 2005, among Doane Pet Care Enterprises, Inc., Doane Pet Care Company and Wilchester Investments Limited (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.12		Credit Agreement for the $210,000,000 Senior Secured Credit Facilities, dated as of October 24, 2005, among Doane Pet Care Company, Doane Pet Care Enterprises, Inc., as a guarantor, Lehman Commercial Paper Inc., as administrative agent, and the other signatories thereto (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

12	.1**	Statement Regarding Computation of Ratios.

15	.1*	Letter Regarding Unaudited Interim Financial Statements.

21	.1**	List of Subsidiaries of Doane Pet Care Company.

23	.1*	Consent of KPMG LLP.

23	.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24	.1**	Powers of Attorney (included on the signature page hereof).

25	.1**	Statement of Eligibility and Qualification of the trustee under the indenture under the Trust Indenture Act of 1939.

*	Filed herewith.

**	Previously filed.
      (b) Financial Statement Schedules.
      Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements or related notes or elsewhere herein and therefore have been omitted.

Item 22.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 2nd day of February 2006.

DOANE PET CARE COMPANY

By:	/s/ Philip K. Woodlief

Philip K. Woodlief
Vice President, Finance and
Chief Financial Officer

By:	/s/ Stephen P. Havala

Stephen P. Havala
Corporate Controller and
Principal Accounting Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature		Title	Date

/s/ Douglas J. Cahill Douglas J. Cahill		Chief Executive Officer, President and Director (Principal Executive Officer)	February 2, 2006

/s/ Philip K. Woodlief Philip K. Woodlief		Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	February 2, 2006

/s/ Stephen P. Havala Stephen P. Havala		Corporate Controller (Principal Accounting Officer)	February 2, 2006

* Dean G. Metcalf		Director	February 2, 2006

* Glen Silvestri		Director	February 2, 2006

*By:	/s/ Philip K. Woodlief Philip K. Woodlief, as attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 2nd day of February 2006.

DOANE/ WINDY HILL JOINT VENTURE, L.L.C.

By:	Doane Pet Care Company, its Sole Member

By:	/s/ Philip K. Woodlief

Philip K. Woodlief
Vice President, Finance and
Chief Financial Officer

By:	/s/ Stephen P. Havala

Stephen P. Havala
Corporate Controller and
Principal Accounting Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature		Title	Date

/s/ Douglas J. Cahill Douglas J. Cahill		Chief Executive Officer, President and Director (Principal Executive Officer)	February 2, 2006

/s/ Philip K. Woodlief Philip K. Woodlief		Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	February 2, 2006

/s/ Stephen P. Havala Stephen P. Havala		Corporate Controller (Principal Accounting Officer)	February 2, 2006

* Dean G. Metcalf		Director	February 2, 2006

* Glen Silvestri		Director	February 2, 2006

*By:	/s/ Philip K. Woodlief Philip K. Woodlief, as attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 2nd day of February 2006.

DPC INVESTMENT CORP.

By:	/s/ Philip K. Woodlief

Philip K. Woodlief
Vice President and
Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Douglas J. Cahill Douglas J. Cahill	Chief Executive Officer, President and Director (Principal Executive Officer)	February 2, 2006

/s/ Philip K. Woodlief Philip K. Woodlief	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 2, 2006

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on the 2nd day of February 2006.

DOANE MANAGEMENT CORP.

By:	/s/ Philip K. Woodlief

Philip K. Woodlief
Vice President and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Douglas J. Cahill Douglas J. Cahill	Chief Executive Officer, President and Director (Principal Executive Officer)	February 2, 2006

/s/ Philip K. Woodlief Philip K. Woodlief	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	February 2, 2006

INDEX TO EXHIBITS

Exhibit
Number		Description

3	.1**	Second Amended and Restated Certificate of Incorporation of Doane Pet Care Company

3.2		Bylaws of Doane Pet Care Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

4.1		Indenture for the 10 5/8% Senior Subordinated Notes Due 2015, dated as of October 24, 2005, among Doane Pet Care Company, Doane Management Corp., DPC Investment Corp. and Doane/ Windy Hill Joint Venture L.L.C., as guarantors, and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

4.2		Registration Rights Agreement for the 10 5/8% Senior Subordinated Notes Due 2015, dated as of October 24, 2005, among Doane Pet Care Company, Doane Management Corp., DPC Investment Corp., Doane/ Windy Hill Joint Venture L.L.C. and the initial purchasers named therein (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

5	.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities issued.

10.1		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Douglas J. Cahill, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.2		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Philip K. Woodlief, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.3		Amended and Restated Employment Agreement, dated as of October 24, 2005, among David L. Horton, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.4		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Joseph J. Meyers, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.5		Amended and Restated Employment Agreement, dated as of October 24, 2005, among Kenneth H. Koch, Doane Pet Care Enterprises, Inc. and Doane Pet Care Company (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.6		Doane Pet Care Enterprises, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.7		Doane Pet Care Enterprises, Inc. Transaction Bonus Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.8		Deferred Shares Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.9		Stockholders Agreement, dated as of October 24, 2005, among Doane Pet Care Enterprises, Inc., Ontario Teachers’ Pension Plan Board, Wilchester Investments Limited, Douglas J. Cahill and the other signatories thereto (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.10		Registration Rights Agreement, dated as of October 24, 2005, among Doane Pet Care Enterprises, Inc., Ontario Teachers’ Pension Plan Board, Douglas J. Cahill and the other signatories thereto (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.11		Voting Agreement, dated as of October 24, 2005, among Doane Pet Care Enterprises, Inc., Doane Pet Care Company and Wilchester Investments Limited (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

10.12		Credit Agreement for the $210,000,000 Senior Secured Credit Facilities, dated as of October 24, 2005, among Doane Pet Care Company, Doane Pet Care Enterprises, Inc., as a guarantor, Lehman Commercial Paper Inc., as administrative agent, and the other signatories thereto (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on October 27, 2005).

12	.1**	Statement Regarding Computation of Ratios.

Exhibit
Number		Description

15	.1*	Letter Regarding Unaudited Interim Financial Statements.

21	.1**	List of Subsidiaries of Doane Pet Care Company.

23	.1*	Consent of KPMG LLP.

23	.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24	.1**	Powers of Attorney (included on the signature page hereof).

25	.1**	Statement of Eligibility and Qualification of the trustee under the Indenture under the Trust Indenture Act of 1939.

*	Filed herewith.

**	Previously filed.